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INDEX TO CONSOLIDATED

As filed with the Securities and Exchange Commission on January 25, 2012

Registration No. 333-178292

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MOUNTAIN VALLEY SPRING COMPANY
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	2086 (Primary Standard Industrial Code Number)	45-3741943 (I.R.S. Employer Identification No.)

150 Central Avenue
Hot Springs National Park, Arkansas 71901
(501) 624-1635
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James B. Speed III
Chief Executive Officer
150 Central Avenue
Hot Springs National Park, Arkansas 71901
(501) 624-1635
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:
Daniel L. Heard Kutak Rock LLP 124 West Capitol Avenue Suite 2000 Little Rock, Arkansas 72201 (501) 975-3000	Robert H. Cohen Greenberg Traurig LLP MetLife Building 200 Park Avenue New York, New York 10166 (212) 801-9200

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount To Be Registered(1)	Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.01 per share	[•]	$[•]	$23,000,000	$2,635.80

(1)
Includes additional shares that the underwriters have the option to purchase from the Selling Stockholder.

(2)
Estimated pursuant to Rule 457(o) solely for purposes of calculating the registration fee.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JANUARY 25, 2012

Mountain Valley Spring Company

[    •    ] Shares of Common Stock

        We are offering [    •    ] shares of our common stock. MV Holdings, LLC (the "Selling Stockholder") is offering up to [    •    ] shares of our common stock pursuant to an overallotment option. We will not receive any proceeds from the sale of shares by the Selling Stockholder. This is our initial public offering and no public market currently exists for our common stock. We expect that the initial public offering price of our common stock will be between $[    •    ] and $[    •    ] per share.

        We have applied for listing of our common stock on the Nasdaq Capital Market under the symbol "WATR." There is no assurance that this application will be approved.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$

Underwriting Discounts and Commissions(1)	$	$

Proceeds, before expenses, to the Company	$	$

Proceeds, before expenses, to the Selling Stockholder	$	$

(1)
Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering, the reimbursement of certain expenses of the lead underwriters incurred in connection with this offering, or the issuance of a warrant to the lead underwriters to purchase a number of shares of our common stock equal to an aggregate of 5% of the shares sold by the Company in this offering. See "Underwriting" for a description of compensation payable to the underwriters.

        Delivery of the shares of common stock is expected to be made on or about [    •    ][    •    ], 2012. The Selling Stockholder has granted the underwriters an option for a period of 45 days to purchase, on the same terms and conditions set forth above, up to [    •    ] shares of our common stock to cover overallotments. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us and the Selling Stockholder will be $[    •    ], the total proceeds to us, before expenses, will be $[    •    ], and the total proceeds to the Selling Stockholder, before expenses, will be $[    •    ]. If the underwriters do not exercise the option, then the Selling Stockholder will not sell any shares of our common stock in the offering.

Rodman & Renshaw, LLC

Prospectus dated [    •    ] [    •    ], 2012.

The best tasting water in the world doesn't have to come from halfway around the world.

Mountain Valley® Spring Water

America's Premium Water™
Since 1871

Mountain Valley Spring Water
Mountain Valley Spring Water
Mountain Valley Sparkling Water
Mountain Valley Sparkling Water
Mountain Valley Sparkling Water
Mountain Valley Spring Water
Mountain Valley Spring Water
Mountain Valley Spring Water

i

 ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We, the Selling Stockholder and the underwriters have not authorized anyone to provide you with additional or different information. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any jurisdiction where an offer or sale of shares would be unlawful. You should assume that the information appearing in this prospectus and in any free writing prospectus is accurate only as of their respective dates. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

        Unless otherwise stated in this prospectus or the context otherwise requires, references to "Mountain Valley," the "Holding Company," or the "Corporation" refer to Mountain Valley Spring Company, the registrant of the shares to be sold in this offering, and where applicable, its predecessor(s). References to the "Operating Company" refer to Mountain Valley Spring Company, LLC. In addition, as the context dictates, references to the "Company," "we," "us," and "our" may refer to either the Holding Company or the Operating Company. See "Description of Capital Stock—Reorganization." For purposes of this prospectus, the term "stockholders" means the holders of our common stock.

TRADEMARKS

        The Mountain Valley trademarks and logos appearing in this prospectus are the property of the Company. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective owners.

MARKET AND INDUSTRY DATA

        We obtained the industry, market and competitive position data throughout this prospectus from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

ii

PROSPECTUS SUMMARY

        The following is a summary of the most significant information about the Company and the key aspects of the offering, which are more fully described elsewhere in this prospectus. It does not contain all of the information that you should consider before deciding to purchase shares of our common stock. You should read this entire prospectus carefully, especially the "Risk Factors" immediately following this Prospectus Summary, the historical financial statements and the related notes thereto and management's discussion and analysis thereof included elsewhere in this prospectus, before making an investment decision to purchase our common stock.

Our Business

        We are in the business of bottling and selling premium natural spring water and manufacturing preformed bottles, or "preforms," and finished bottles from polyethylene terephthalate resin (commonly referred to as "PET"). Our bottled water division operates under the name "Mountain Valley Spring Water" and our PET division operates under the name "Veriplas." In fiscal 2010, our bottled water division accounted for approximately 60% of our total net sales and our PET division accounted for the remaining 40%. If we are able to successfully implement our growth strategy (as described elsewhere in this prospectus), we anticipate that net sales for our bottled water division will far exceed that of our PET division.

        In the bottled water market, the Company competes both as a brand owner and a private label supplier. Our trademarked brands include Mountain Valley Spring Water™, Mountain Valley Sparkling Water™, Clear Mountain Spring Water™ and Diamond Spring Water™. All of our branded water products compete in the premium segment of the bottled water market, which we estimate to currently comprise 10% of the total U.S. bottled water market. The parameters of the premium segment of the bottled water market are not officially defined by industry trade groups or publications, but for internal benchmarking purposes, we have selected certain criteria that we believe define the premium segment of the bottled water market. The criteria we use in determining premium status include higher price points, quality of water, and various branding and packaging criteria. Our management estimates the size of the premium segment through their knowledge of the brands that satisfy our internally-determined segment criteria as well as through aggregating data from various trade publications and industry sources including Beverage Marketing Corporation and Zenith International, as well as from publicly-available information provided by our competitors. Our primary competitors in the premium segment of the U.S. bottled water market include Nestlé (San Pellegrino, Panna, Perrier), Groupe Danone (Evian), and Roll International (Fiji), among others.

        Our predecessor, Mountain Valley Spring Water of Hot Springs, Arkansas, was established in 1871, making us America's oldest continuously operated bottled water company. We market our products as "America's Premium Water Since 1871" and as a locally produced and American alternative to imported competitors, positioning ourselves as the only nationally-distributed domestic company currently competing in the premium segment. Unlike most domestic U.S. bottled water products, our water is bottled in both glass packaging and proprietary PET bottles in both still and sparkling versions. We offer our bottled water products in 5 gallon, 2.5 gallon, 1 liter, 1/2 liter, and 1/3 liter glass bottles and 5 gallon, 3 gallon, 1.5 liter, 1 liter, 1/2 liter, 24 ounce, 20 ounce, 12 ounce, and 8 ounce plastic bottles. We own the proprietary rights to all of our glass bottles as well as our 1.5 liter, 1/2 liter and 12 ounce plastic bottles. We purchase our glass bottles from third party vendors. Veriplas manufacturers 100% of our single-serve plastic bottle requirements.

        To complement our bottled water business, Veriplas, our PET plastics manufacturing division, manufactures and distributes preforms and finished bottles from PET for our use and for sale to third party beverage bottlers. Veriplas provides us both a low cost, non-interrupted plastic bottle inventory as well as a separate source of revenue.

 Industry Overview and Consumer Demand

Bottled Water

        According to Beverage Marketing Corporation, a beverage industry data and consulting firm, in 2010, the bottled water market, a segment of the total beverage market, had the 2nd largest "share of stomach" from consumers in the United States at 14.8% versus the 23.3% commanded by soft drinks. According to data compiled by Beverage Marketing Corporation, in 2010 the bottled water market as a whole generated over $10.6 billion in sales in the United States. We estimate that the premium segment of the bottled water market, which we internally define, represents approximately 10% of the total U.S. bottled water market, or approximately $1 billion. We believe the premium segment of the bottled water market is growing due to increasing consumer knowledge on the quality and source differences between bottled waters, taste preferences of consumers, and perceived health benefits of bottled natural spring water. These trends, together with increasing demand for more environmentally-friendly products and products packaged in glass, support consumer demand for our products.

PET Bottles

        Although some consumers express a dislike for plastic packaging, this material has become the packaging of choice for over 50% of the beverage industry, due to its beneficial attributes which include low cost, low permeability (liquids within stay carbonated longer), and safety (it does not shatter or easily break). PET is also easily recycled and reused. Recycled PET is a growing part of the container market as many consumers express a preference for products produced with recycled content.

Our Competitive Strengths

        We believe that we have an advantage over certain of our competitors based on the factors and relationships described below. The continued benefit of these competitive strengths is subject to the various risks that we face, including risks pertaining to increased competition and the loss of distributors or retail partners. Such risks are briefly described on page 4 of this prospectus and are more fully described in the section entitled "Risk Factors" beginning on page 10. We believe that our competitive strengths include the following:

  •
  our position in the premium segment of the U.S. bottled water market as the only nationally distributed domestic alternative to the imported products of our international competitors;

  •
  the logistical advantage of being located in the central United States;

  •
  that, unlike most domestic U.S. bottled water products, our water is bottled in both glass packaging and proprietary PET bottles;

  •
  the sweet, crisp taste of Mountain Valley water which is attributable to the slow, natural filtration process of our water;

  •
  strong brand recognition through our 140 years of continuous commercial operation;

  •
  our network of retail and Home and Office Delivery (HOD) distributors; and

  •
  the expertise and experience of our management team.

 Growth Strategy

        We seek to increase our market share and drive growth of our business by pursuing the strategies described below. The successful implementation of these strategies is subject to numerous risks, including risks pertaining to consumer acceptance of our products, our ability to operate our production facilities without unplanned disruptions, and the continued supply of essential materials. Such risks are briefly described on page 4 of this prospectus and are more fully described in the section entitled "Risk Factors" beginning on page 10. We intend to grow our business by implementing the following strategies:

  •
  increasing our retail sales force and support staff to enable us to expand our presence in the markets in which we currently compete and ultimately to other geographic markets across the United States, as well as increasing product placement with and increasing sales from general grocery stores, club stores, mass merchandisers, and various "on premise" retailers;

  •
  increasing the efficiency and capacity of our production lines by purchasing a second palletizer, which will allow our glass and plastic production lines to operate simultaneously;

  •
  expanding our product offerings, such as the addition of flavor enhancements within the sparkling line;

  •
  allocating additional resources to (i) expand our traditional and "guerilla" marketing strategies, (ii) gain access to retail shelf space, including through the payment of "slotting fees," and (iii) promote our branded products onsite at retail locations;

  •
  enhancing our bottling capabilities with respect to quantity, types of packaging, and types of beverages;

  •
  improving store penetration with our existing retail customers, such as through multipacks, additional glass or PET packaging, single serve packages for "grab-and-go" coolers in prepared food sections, or cases for bulk item aisles;

  •
  growing the number of HOD accounts through social media and internet marketing; and

  •
  pursuing strategic acquisitions.

Employees

        As of September 30, 2011, we had 107 full time employees, of which 10 serve as our sales team. Following the effectiveness of this offering, we intend to increase the number of employees on our sales team as we pursue our growth strategy in the retail component of our bottled water division. We believe that our continued success will depend on our ability to continue to attract and retain skilled personnel. We have never had a work stoppage and none of our employees are represented by a labor union. We believe our relationship with our employees is in good standing.

Intellectual Property and Trademarks

        We believe our intellectual property provides a competitive advantage and we have invested substantial time, effort and capital in establishing and protecting our intellectual property rights. We have filed and maintain certain trademark registrations. We consider our Mountain Valley name and related trademarks such as "America's Premium Water since 1871™" and "Consider the Source™" to be valuable to our business and the establishment of a nationally-branded premium bottled water. We rely on a combination of copyright, trademark and trade secret laws and other arrangements to protect our proprietary rights. We own 7 United States registered federal trademarks, including registrations for our Mountain Valley name in conjunction with our Spring and Sparkling brands and their distinctive trade dress. However, we are unable to determine with certainty whether other entities might assert superior or exclusive rights to the marks and seek to obtain damages from the injunctive relief against us.

Risks Associated with Our Business

        Our business is subject to numerous risks, as more fully described in the section entitled "Risk Factors" beginning on page 10. You should carefully consider these risks before deciding to invest in our common stock. These risks include, among others:

  •
  Our industry is highly competitive, and we encounter significant competition from existing companies and might encounter significant competition from new companies entering into the bottled water market, some of which have greater resources than us.

  •
  We depend on retailer and consumer acceptance of our bottled water products.

  •
  The loss of a major retail partner would adversely affect us.

  •
  If any of our water became contaminated, our business could be seriously harmed. Similarly, we could be adversely affected by a claim of contamination, even if untrue.

  •
  Shortages of essential materials used in the production of our products, increases in the cost of such materials or disruptions in our supply chain could adversely impact our financial condition and operating results.

  •
  Significant interruptions of our operations, by natural disaster or otherwise, could adversely affect our business.

  •
  Introductions of new products may not prove successful, and future acquisitions and investments may not be successfully integrated, which could disrupt our business or adversely affect our financial condition and results of operations.

  •
  We have incurred operating losses in the past and may incur operating losses in the future.

  •
  Additional government regulation of our business could adversely affect us.

Recent Developments

        On December 29, 2011, the Operating Company amended and restated its credit agreement with JPMorgan Chase Bank, N.A (the "Amended and Restated Credit Agreement"). Pursuant to the Amended and Restated Credit Agreement the Operating Company has a $5.55 million term loan (the "Term Loan") and a $2.5 million revolving credit facility (the "Revolver"). As of December 31, 2011, the outstanding balance on the Term Loan was $5.55 million and the amount of outstanding borrowings under the Revolver was $800,500. Subject to acceleration in the event of a default, the Term Loan is scheduled to mature on December 31, 2016 and the Revolver is scheduled to mature on December 31, 2014. J.B. Hunt, LLC, the parent and predecessor-in-interest of our largest stockholder—MV Holdings, LLC—has guaranteed the obligations of the Operating Company under the Amended and Restated Credit Agreement. Additionally, following the Reorganization (described below) and the effectiveness of this offering, the Holding Company will also guarantee the obligations of the Operating Company under the Amended and Restated Credit Agreement.

        On December 30, 2011, we began the process of consolidating our Little Rock, Arkansas and Hot Springs, Arkansas PET manufacturing facilities into a single facility at the Hot Springs location. In connection with the consolidation, we intend to acquire additional equipment for our Hot Springs facility. We anticipate completing the consolidation during the first half of 2012, and we estimate that the consolidation and the purchase of new equipment for our Hot Springs facility will cost approximately $1.5 million. We intend to use a portion of the proceeds raised in this offering to fund the consolidation, including the repayment of indebtedness incurred in connection with the consolidation.

Reorganization

        Historically, we have conducted and, following completion of this offering, will continue to conduct our business affairs through, Mountain Valley Spring Company, LLC, generally referred to in this prospectus as the "Operating Company," an Arkansas limited liability company.

        In anticipation of this offering, the Operating Company incorporated Mountain Valley Spring Company, generally referred to in this prospectus as the "Holding Company," a Delaware corporation, as its direct, wholly-owned subsidiary for the purpose of effecting a transaction whereby the Holding Company would become the parent of the Operating Company (the "Reorganization"). Subsequent to its incorporation, the Holding Company formed Sage Merger Sub, LLC, an Arkansas limited liability company ("Merger Sub"), as its wholly-owned subsidiary solely for the purpose of facilitating the Reorganization. Immediately prior to the closing of this offering, the Operating Company will merge with Merger Sub, with the Operating Company surviving the merger (the "Merger"). The Operating Company will become a wholly-owned subsidiary of the Holding Company as a result of the Merger and our business will continue to be conducted by and through the Operating Company.

        In the Merger, each membership unit in the Operating Company will be converted into shares of common stock of the Holding Company. Following the Merger and the completion of this offering, and assuming that the underwriters do not exercise their option to purchase additional shares from the Selling Stockholder, the former Class A membership unit holders of the Operating Company will collectively hold approximately 3% of the outstanding common stock of the Holding Company, the former Class B membership unit holders will collectively hold approximately 12% of the outstanding common stock of the Holding Company, and the former Class C membership holders will collectively hold approximately 51% of the outstanding common stock of the Holding Company.

        In connection with the Merger, in addition to the shares of common stock of the Holding Company, the holders of Class A membership units will receive, on a pro rata basis, special cash merger consideration in the aggregate amount of $83,250. James B. Speed III, our Chairman of the Board and Chief Executive Officer, and Bradley K. Frieberg, our Chief Financial Officer, both hold Class A membership units in the Operating Company. Upon completion of the Reorganization, Messrs. Speed and Frieberg will each receive approximately $9,000 of the special merger consideration payable to the Class A members. See "Description of Capital Stock—Reorganization."

        We are offering shares of common stock of the Holding Company in this offering. Prior to the Reorganization, the Holding Company has not conducted any activities other than those incident to its formation and the preparation of this prospectus, nor has the Holding Company owned any significant assets. Following completion of this offering, the Holding Company will have no business operations or material assets other than its direct ownership of 100% of the outstanding equity interests of the Operating Company through which it will control all of the business and affairs of the Operating Company.

Our Principal Stockholder

        Our largest stockholder is MV Holdings, LLC. Following the completion of this offering, MV Holdings, LLC, will own approximately 51% of our common stock. If the underwriters exercise their overallotment option in full, MV Holdings, LLC will own approximately 46% of our common stock.

Our Corporate Information

        Our headquarters are located at 150 Central Ave., Hot Springs National Park, Arkansas 71901 and our telephone number is (501) 624-1635. Our website is www.mountainvalleyspring.com. Information on, or accessible through, our website is not a part of and is not incorporated into this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

THE OFFERING

Issuer	Mountain Valley Spring Company
Selling Stockholder	MV Holdings, LLC
Common stock offered by us	[•] shares
Common stock offered by the Selling Stockholder

The Selling Stockholder is offering for sale up to [•] shares of common stock pursuant to an overallotment option granted to the underwriters. These shares, or any of them, will only be sold to the extent that the underwriters exercise the overallotment option.

Common stock to be outstanding after this offering	[•] shares
Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $[•] million, assuming an initial public offering price of $[•] per share, the midpoint of the range set forth on the cover page of this prospectus. We intend to use the net proceeds from this offering to expand our retail business and sales staff, to enhance our production facilities, and for working capital and general corporate purposes. Additionally, we may use a portion of the proceeds to pay down existing indebtedness or to pursue strategic investments or acquisitions. See "Use of Proceeds."

Dividend policy	We currently do not intend to pay any cash dividends on our common stock.
Risk factors

You should carefully read and consider the information set forth under "Risk Factors," together with all of the other information set forth in this prospectus, before deciding to invest in shares of our common stock.

Proposed Nasdaq Capital Market symbol	Concurrently with this offering, we intend to list our common stock on the Nasdaq Capital Market under the symbol "WATR".

Outstanding Shares

The number of shares of our common stock that will be outstanding immediately after completion of this offering is based on [•] shares outstanding as of the date of this prospectus, and excludes additional shares of common stock that we expect to reserve for future issuance under our 2011 Omnibus Incentive Plan, which we intend to adopt prior to consummation of this offering.

Except as otherwise noted, all information in this prospectus:
• assumes that our shares of common stock will be sold at $[•] per share, the midpoint of the range set forth on the cover page of this prospectus;
• assumes that the underwriters do not exercise their option to purchase additional shares from the Selling Stockholder; and
• gives effect to the completion of the Reorganization, which will occur prior to consummation of this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

        Set forth below is summary historical and pro forma financial data, at the dates and for the periods indicated. We have prepared this financial information using the financial statements of the Operating Company as of December 31, 2009 and 2010 and for each of the two years in the period ended December 31, 2010, and as of September 30, 2011 and for the nine months ended September 30, 2010 and 2011, which are included elsewhere in this prospectus. The financial statements for the two years in the period ended December 31, 2010 have been audited by Frost PLLC, our independent registered public accounting firm. The financial statements for the nine month periods ended September 30, 2010 and 2011 have not been audited, and include, in the opinion of management, all adjustments (consisting only of normal nonrecurring adjustments) necessary to present fairly the data for those periods. Operating results for the nine months ended September 30, 2011 are not necessarily indicative of the results that may be expected for any other interim period or the entire year ending December 31, 2011.

        The selected statement of operations data below sets forth certain information for the year ended December 31, 2010 and the nine months ended September 30, 2011, and the selected balance sheet data below sets forth certain information as of September 30, 2011:

  •
  on a historical basis; and

  •
  on a pro forma basis to reflect (i) the Reorganization, which is described below under "Description of Capital Stock—Reorganization", and (ii) this offering, assuming the sale of [    •    ] shares by us in this offering with an initial public offering price of $[    •    ] per share, the midpoint of the price range on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses.

        The selected pro forma financial data do not adjust for the following:

  •
  the operating expenses that we will incur as a result of the Company becoming a public reporting company upon consummation of this offering, which we estimate to be approximately $1 million per year;

  •
  the payment of $83,250 to existing Class A members in conjunction with the Reorganization; or

  •
  the expenses associated with the consolidation of the Little Rock and Hot Springs PET manufacturing facilities, which began on December 30, 2011.

        You should read the data set forth below in conjunction with the Operating Company's financial statements and the related notes thereto, "Management's Discussion and Analysis of Financial

Condition and Results of Operations," "Capitalization" and other financial information included elsewhere in this prospectus.

	Year Ended December 31, 2010			Nine Months Ended September 30, 2011
	Historical	Pro Forma		Historical	Pro Forma
Statement of Operations Data:
Net sales	$24,217,023		$24,217,023	$19,948,811		$19,948,811
Cost of sales	21,859,859		21,859,859	17,132,974		17,132,974

Gross profits	2,357,164		2,357,164	2,815,837		2,815,837
Selling expense	2,765,479		2,765,479	2,113,468		2,113,468
Administrative expense	2,598,548		2,598,548	1,709,655		1,709,655

Loss from operations	(3,006,863)		(3,006,863)	(1,007,286)		(1,007,286)
Interest income (expense) and other income (expense), net	(2,278,766)		(372,938)	7,445,170		(201,830)

Income (loss) before noncontrolling interest in loss of consolidated entity	(5,285,629)		(3,379,801)	6,437,884		(1,209,116)
Less noncontrolling interest in loss of consolidated entity	206,382		—	—		—

Net income (loss)	(5,079,247)		(3,379,801)	6,437,884		(1,209,116)
Class A unit distributions	(184,795)		—	(127,047)		—

Net income (loss) applicable to Class B and Class C members	$(5,264,042)		$(3,379,801)	$6,310,837		$(1,209,116)

Net income (loss) per members' units/shares of common stock—basic and fully diluted	$(54.38)	$	[•]	$6.86	$	[•]
Weighted-average members' units/common shares outstanding—basic and fully diluted	96,800		[•]	920,529		[•]

	Year Ended December 31		Nine Months Ended September 30
	2009	2010	2010	2011
			(unaudited)
Cash Flow Data:
Net cash provided by (used in) operating activities	$1,292,168	$609,653	$986,360	$(113,327)

Net cash used in investing activities	(253,516)	(177,191)	(274,542)	(548,408)
Net cash provided by (used in) financing activities	(2,022,875)	(741,564)	(588,623)	841,248

Net increase (decrease) in cash and cash equivalents	$(984,223)	$(309,102)	$123,195	$179,513

	September 30, 2011
	Actual	Pro Forma(1)
	(unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents	$802,766	$	[•]
Total Assets	24,982,097		[•]
Current Liabilities	6,678,682		6,678,682
Long-term debt, less current maturities	5,548,619		5,548,619

(1)
Unaudited pro forma balance sheet data reflects the receipt by us of $[    •    ] from the sale of [    •    ] shares of common stock in this offering at an assumed initial public offering price of $[    •    ] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the receipt by us of the net proceeds of such sale.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with the financial and other information contained in this prospectus, before you decide to invest in our common stock. Our business, financial condition and results of operations may be adversely affected by any of these risks. As a result, the market price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to Our Business

         We face intense competition within the premium bottled water market as well as from other beverage providers. If we are unable to compete effectively, our business could be harmed.

        The premium bottled water market is highly competitive. Our products currently represent less than 1% of this market. Our primary competitors in this market include Nestlé (San Pellegrino, Panna, Perrier), Groupe Danone (Evian), and Roll International (Fiji). Many of our competitors have greater financial, marketing and other resources than we currently do, and therefore may be able to devote greater resources to the marketing and sale of their products, generate national brand recognition or adopt more aggressive pricing policies than we can, which would put us at a competitive disadvantage. Most of our competitors have products that have already gained wide customer acceptance in the marketplace and preferred shelf space at retail locations. While the industry is dominated by larger and well-known companies, we also face competition within the premium bottled water market from other small- and medium-sized competitors. We could lose market share if our competitors successfully expand their share of the premium bottled water market or if consumers choose products based on the brand recognition or marketing efforts of our competitors. We could also lose market share if other beverage and food companies decide to enter the premium bottled water market. Should any of these companies so decide to enter the premium bottled water marketplace, our sales could be materially and adversely impacted.

        Our products also compete with less expensive, non-premium bottled water products offered by Nestlé (Deer Park, Ice Mountain, Ozarka, Poland Springs, Zephyr Hills, Arrowhead, Pure Life), Coca-Cola (Dasani), PepsiCo (Aquafina) and DS Waters (Crystal Springs, Hinkley Springs, Kentwood Springs, Sparkletts) as well as other non-alcoholic beverages, including carbonated and non-carbonated drinks, juices, flavored or enhanced waters, sport and energy drinks, coffees, teas and tap water. If consumers purchasing premium water switch to these non-premium alternatives, our business would be harmed. In addition, our bottled water business faces competition from various methods of treating unfiltered tap water such as countertop filtration systems, faucet mounted filtration systems, in-line whole-house filtration systems, water filtration dispensing products such as pitchers and jugs, standard and advanced feature water coolers and refrigerator-dispensed filtered water. If we are unable to meet the competition faced by our industry, our competitive position and our business could suffer.

         Our business largely depends on a strong brand image, and if we are not able to maintain and enhance our brand, particularly in new markets where we have limited brand recognition, we may be unable to increase or maintain our level of sales.

        We believe that our brand image and brand awareness are key to the success of our business. Our ability to maintain and enhance our reputation is critical to our brand image. If we are not able to maintain, protect and enhance our brand, particularly with our retail partners and individual consumers in geographic areas where we may have limited brand recognition, we may be unable to place our bottled water at preferred retail locations or attract sufficient numbers of consumers to our bottled water products. Any negative publicity, or any actual or perceived product quality issues, even if false or unfounded, could tarnish the image of our brand and may cause consumers to choose other products, including other non-alcoholic beverages or municipal tap water. In addition, if consumers or retailers have a negative experience with any brand of bottled water, including the water of our competitors, bottled water may lose acceptance generally and our business could be adversely affected.

        We have adopted quality, environmental, health and safety standards that meet or exceed current regulatory requirements. However, our water may not meet these standards or our products could otherwise become contaminated, including through the negligence of our employees or intentional actions of third parties such as domestic and foreign terrorists. A failure to meet these standards or a contamination of our bottled water could result in expensive business interruptions and liability claims. Any of these failures or occurrences, or any allegation of these occurrences, even if unfounded, could negatively affect our business and financial performance. Even if our water does not ever become contaminated, a contamination of any bottled water, including the water of our competitors, would be detrimental to the bottled water business as a whole.

        As we execute our growth strategy, maintaining the strength and distinctiveness of our brand image in new markets will be challenging. Because potential customers may not be familiar with our products and because we undertake limited marketing, consumer acceptance of our product in new markets may not achieve the levels we desire. Enhancing our brand image in these markets may require us to make substantial investments in marketing and employee training, which may not ultimately be successful.

         Adverse publicity regarding the bottled water industry generally could adversely affect our business.

        Local and national media have reported on the growth of the bottled water industry and on the positive and negative aspects of consuming bottled water as it relates to solid waste disposal and energy consumption in manufacturing, as well as conserving the supply of water available to the public. The adverse publicity from these reports could affect consumer behavior by discouraging buyers from buying bottled water generally. In such event, our business and financial results would be adversely affected. While we have made efforts to "green" our business by, among other things, reducing the environmental impact of our water withdrawal methods, working with strategic partners in government, industry and public interest groups to recover and reuse as much bottled water packaging as possible and minimizing the use of energy in our manufacturing processes, we may be unable to respond effectively to adverse publicity regarding the bottled water industry generally.

         If we are unable to expand our retail relationships in the future or if a significant portion of our existing retail accounts discontinue selling our products or significantly change their retail strategy, our business could be adversely affected.

        Our strategic plan focuses on growth in sales, either directly or indirectly through our distributors, to third-party retailers. This plan could be impaired if existing retailers discontinue sales of our products or if we fail to successfully expand to additional retail outlets.

        We intend to use a significant portion of the proceeds from this offering to expand our sales and marketing efforts. Our inability to effectively utilize these proceeds to increase the number of retail outlets that sell our products would adversely affect our results of operations.

        Retailers selling our bottled water are not contractually bound to offer our products. As a result, they could discontinue purchasing our products at any time. We compete to maintain our existing retail accounts and to establish new retail relationships, but we may ultimately be unable to maintain or establish such relationships. If we were to lose a significant portion of our retail accounts or if retailers materially reduced their business with us it could have an adverse affect on our financial condition and our expansion efforts. Continued positive relations with our retail partners depend on various factors, including customer service by us and our distributors, consumer demand, pricing and competition. Additionally, most major retailers continually evaluate and often modify their in-store retail strategies, including product placement, store set-up and design and demographic targets. Retailers may decide to use some or all of our products' shelf space for other products and these decisions may adversely affect our business.

         We are subject to pricing pressure from our larger customers and competitors. If we are unable to offset reductions in our prices our profitability could suffer.

        We face significant pricing pressures from our larger customers in both our bottled water and PET packaging divisions. Because of their purchasing size, our larger customers can influence market participants to compete on price terms. Such customers also use their buying power to negotiate lower prices. We have reduced the prices of some of our products in the past, and we expect to continue to experience pricing pressure for our products in the future. When seeking to maintain or increase their market share, our competitors may also reduce the prices of their products or introduce alternative products. If we are unable to offset reductions in our average selling prices by increasing our sales volume, by reducing our costs and expenses or by introducing new products, our profitability could suffer.

         The failure of our major retail partners to continue to operate would adversely affect us.

        Our retail partners, such as natural food, convenience, mass and other retailers, have faced challenging business conditions as a result of recent economic conditions, and these conditions may continue. We rely on our retail partners in order to access our consumers. If our retail partners close sites or experience disruptions such as strikes or lock-outs, we could lose access to certain consumers, and our results of operations could be adversely affected.

         The loss of a major distributor or an increase in costs related to the distribution of our products would adversely affect us.

        We distribute approximately 95% of our bottled water products to consumers through third-party distributors. Most of our arrangements with our distributors are evidenced by written contracts which have terms that generally range from one (1) to three (3) years with automatic renewal clauses. These contracts generally contain termination clauses permitting the distributor to terminate the relationship upon 90 days notice and contain no provisions obligating the distributor to purchase any minimum amount of our products. We attempt to maintain good working relationships with our distributors, but we may ultimately be unable to renew existing contracts or enter into new contracts for distribution. In addition, our distributors face increasing costs to provide their services, such as higher prices for fuel, and if they were to pass those costs on to their customers through price increases, it could have an adverse impact on our business and results of operations. If we were to lose a contract with any one of our major distributors or if any of our distributors was unable to maintain a viable business, our business and our results of operations would suffer. In such case, we may be unable to find new distributors as a substitute, and even if we were able to do so, we may not be able to do so quickly and efficiently enough or on terms that are as favorable to avoid significant financial losses.

         Competition with retailers and distributors who bottle and sell their own private label water could adversely affect our business.

        We are dependent on key retailers and distributors to sell our products, some of which bottle and sell their own water under private labels. Retailers could make changes to their in-store policies in an effort to promote their products over ours, such as inventory de-stocking, limitations on access to shelf space, delisting of our products, or other changes, and distributors may be motivated to market their products rather than ours when taking customer orders. If sales of our bottled water to a significant retailer or distributor materially decrease, our business, financial condition and results of operations may be materially adversely affected.

         Our Veriplas Division depends on a limited number of large customers to account for a substantial percentage of that division's net sales, the loss of any of these large customers would adversely affect us.

        The top ten customers of our Veriplas Division accounted for approximately 68% of the net sales of that division during fiscal 2010. One of the largest customers of the Veriplas Division has substantially decreased its purchases from us during fiscal 2011 and has recently informed us that it intends to internally produce over 75% of its plastic bottle requirements beginning in 2012. This customer accounted for net sales of approximately $1.9 million during fiscal 2010, or 22.3% of Veriplas net sales, and approximately $1.8 million in 2009, or 22.2% of Veriplas net sales. The loss of additional major customers from our Veriplas Division would adversely affect us.

         Increases in transportation costs would reduce profit margins, negatively impacting profitability.

        We deliver our bottled water products to our distributors through a third party transportation provider on a delivered price basis. If the price of fuel increases, freight costs will increase. As a result, our freight cost is directly impacted by changes in fuel prices. Increases in fuel prices and surcharges and other factors have increased freight costs and may continue to increase freight costs in the future. The inflationary pressure of higher fuel costs and continued increases in transportation-related costs could have a material adverse effect on our profit margins and profitability.

         Shortages of essential materials used in the production of our products, increases in the cost of such materials or disruptions in our supply chain could adversely impact our financial condition and operating results.

        Essential materials in the production of our bottled water include our signature glass bottles and the resin pellets (including recycled resin) we use in the manufacture of our PET bottles. We purchase our small glass bottles from a single supplier in Mexico and our larger glass bottles from a single supplier in Italy. We purchase our resin pellets from a small number of domestic suppliers. Therefore, we are dependent on the ability of these suppliers to provide such materials on a timely and consistent basis. Our third-party suppliers may not dedicate sufficient resources to meet our scheduled delivery requirements or our suppliers may not have sufficient resources to satisfy our requirements during any period of sustained demand. Failure of a supplier to supply, delays in supplying, or disruptions in the supply chain for these essential components could materially adversely affect our operations, our profitability and our ability to meet our delivery schedules on a timely and competitive basis.

        Disruptions in our supply chain may occur from many different unforeseen events, including war, terrorism and other international conflicts, public health issues, natural disasters, strikes and other labor disputes, whether in the United States or abroad. In particular, since our suppliers of glass bottles are located in Mexico and Italy, our supply is subject to risks associated with international shipping and trade, such as increased import fees, quotas, trade restrictions, currency fluctuations and damages and delays due to transporting products over long distances. We are also subject to risks related to any economic or political instability in Mexico. Moreover, if either supplier of glass bottles were to end its operations or materially reduce production for any reason, we would experience a disruption in our supply chain adversely affecting our operations and financial results.

        Fluctuations in the prices of these key supplies, as well as in the prices of the raw materials used by our suppliers, could have a material adverse effect on results of operations. Our ability to pass on increases in supply prices to our customers is limited due to competitive pricing pressure and the time lag between increased costs and implementation of related price increases.

        Although we purchase these essential materials from a limited number of manufacturers, management believes that other suppliers are available that could adapt to provide similar products. However, a new supplier of these materials could increase the costs of such products which would have an adverse impact on our operating margins and net income. In addition, the time required to locate and qualify other suppliers could cause a delay in operations that may be financially disruptive to the company.

         The sources of water for our business are three natural springs and any disruption in the flow of these springs, including exhaustion of the aquifers from which they flow, would have an adverse impact on our ability to operate.

        We produce all of our bottled water products from three company-owned natural springs. In the event there are geological shifts or other changes, natural or otherwise, that affect the flow of our springs, our ability to satisfy future customer demand and to meet our prior obligations for bottled water would be adversely affected, which would in turn adversely impact our business and results of operations. The deep aquifers from which our water springs are limited resources, and while we believe our water supply from these aquifers are more than sufficient to support our operations and any anticipated expansion thereof, we could at some point in the future experience water flow levels too low to make it economically feasible to collect, bottle and distribute our bottled water products.

         Our operations are conducted in only two locations. Significant interruptions of our operations, by natural disaster or otherwise, could adversely affect our business.

        We operate one bottling facility and one PET facility at the same location in Hot Springs, Arkansas and one PET facility in Little Rock, Arkansas. If these facilities were incapacitated for an extended period of time, we would likely have to relocate production to an alternative facility. In particular, our springs and all of our facilities are located in central Arkansas, which experiences frequent tornadoes capable of producing strong winds, hail, lightning and flash flooding that could destroy or damage our facilities or otherwise interrupt operations. In recent years central Arkansas has also experienced an increasing number of small to medium-size earthquakes. An earthquake could alter the geologic formation of our springs, contaminating or constricting water flow, perhaps even entirely. If any such natural disaster were to occur, we would be unable to continue operations without significant costs and delays and may not be able to continue operations at all, depending on the level of destruction or damage to our operations and the flow of our springs. Any relocation and additional transportation resulting from such interruptions could increase the cost of our products or result in product shortages that would reduce sales. Higher costs and lower sales would reduce profitability.

         We have limited resources available for research and development efforts. As such, we may be unable to successfully identify and/or implement changes in consumer preferences or production innovations. Any failure to keep pace with these changes could adversely affect our business.

        Historically, we have not dedicated meaningful resources to research and development. Given our financial resources, we do not expect to devote material resources to these efforts in the foreseeable future. The bottled water and PET packaging industries have been and will likely continue to be impacted by production innovations resulting from improvements in technology. These changes can reduce production costs and create new or modified products. Such changes are likely to shift consumer demand. Many of our competitors have greater resources and may react to such innovations more efficiently than us. Our inability to identify and react to these innovations could adversely affect our business.

         Changes in weather conditions could negatively affect our business.

        Our business is subject to seasonal fluctuations, with decreased revenues during rainy or cold weather months and increased revenues during dry or hot weather months. In addition, unseasonable or unusual weather may reduce demand and revenues for our products. Variations in demand and revenues could negatively impact the timing of our cash flows and therefore limit our ability to timely service our obligations.

         We depend on the expertise of key personnel. If these individuals leave without replacement, our ability to implement our business strategies could be delayed or hindered. In addition, we may not be able to recruit and retain qualified personnel that we need to support our planned growth.

        We are dependent on the services of our senior management. Our chief executive officer James B. Speed, III and our chief financial officer Bradley K. Frieberg have been with the Operating Company since we acquired our water bottling assets in 2004. Their individual experience, expertise and knowledge of our business operations and their relationships in the industry would be very difficult, if not impossible, to replace. The loss of either of them could seriously harm our business. Competition for these types of personnel is high, and we may not be able to attract and retain qualified replacements on acceptable terms. Failure to recruit and retain replacements for either of Messrs. Speed or Frieberg, if they were to leave the Company, could adversely affect our business, financial condition, results of operations and planned growth.

         If our management information systems fail to operate or are unable to support our growth, our operations could be disrupted.

        We rely upon our management information systems in almost every aspect of our daily business operations. For example, our management information systems serve an integral part in enabling us to perform and track sales transactions, manage personnel, pay vendors and employees, and report financial and accounting information to management. In addition, we rely on our management information systems to enable us to leverage our costs as we grow. If our management information systems fail to operate or are unable to support our growth, our operations could be severely disrupted, and we could be required to make significant additional expenditures to remediate any such failure.

         We have incurred operating losses in the past and may incur operating losses in the future.

        We have incurred operating losses in the past and expect to incur operating losses in the future. Our losses from continuing operations were $4.1 million for the year ended December 31, 2009 and $3.0 million for the year ended December 31, 2010. We have not been profitable in recent years, and we may not become profitable in the future. Our losses may continue as we incur additional costs and expenses related to becoming and operating as a public company, branding and marketing, expansion of operations, product development and development of relationships with strategic business partners. If our operating expenses exceed our expectations, our financial performance will be adversely affected. If our sales do not grow to offset these increased expenses, we may not become profitable.

Risks Relating to Regulatory and Legal Issues

         The bottled water industry is regulated at both the state and federal level. If we are unable to continue to comply with applicable regulations and standards in any jurisdiction, we might not be able to sell our products in that jurisdiction, and our business could be seriously harmed.

        The United States Food and Drug Administration ("FDA") regulates bottled water as a food. Our bottled water must meet FDA requirements of safety for human consumption, labeling, processing and distribution under sanitary conditions and production in accordance with FDA "good manufacturing practices." In addition, all drinking water must meet Environmental Protection Agency standards established under the Safe Drinking Water Act for mineral and chemical concentration and drinking water quality and treatment, which are enforced by the FDA. Further, any claims we make in marketing our products, such as claims related to the beneficial health effects of drinking water, are subject to the FDA's advertising and promotion requirements and restrictions. We also must meet state regulations in a variety of areas, and such state regulations are not necessarily consistent or uniform, which results in monitoring and compliance costs to our company. These federal and state regulations set standards for approved water sources and the information that must be provided and the basis on which any therapeutic claims for water may be made. We maintain all permits or approvals required in the states in which our water is sold. However, we are unable to ensure that we will receive, or be able to maintain, such approvals in the future or to gain approval in other states for our water.

        Our operations are subject to routine and random regulatory quality inspections. Although we believe we are operating in substantial compliance with these laws and regulations, these laws and regulations and their interpretations and enforcement are subject to change. The enactment of additional or more stringent laws or regulations may cause a disruption in our operations in the future. Failure to comply with such current or future laws and regulations could result in fines against us, a temporary shutdown of our operations or the loss of certification to sell our products.

         Any significant change in perception by our customers or government regulation of polycarbonate plastic in food and beverage products could adversely affect our operations and financial results.

        In January 2010, the FDA issued an updated report regarding its current perspective on the safety of Bisphenol A ("BPA") in food packaging materials, asserting the need for additional studies on BPA and issuing its interim public health recommendations. BPA is an industrial chemical found in certain plastics, including plastics known as polycarbonate. BPA is currently present in all of our three gallon plastic bottles and certain of our five gallon plastic bottles that are used exclusively for our Diamond-branded products. Bottles containing BPA represent less than 1% of our total bottles and are being systematically phased out of our inventory. BPA is regulated by the FDA as an indirect food additive. While the FDA notes that studies employing standardized toxicity tests support the safety of human exposure to BPA at the low levels currently experienced by consumers, the FDA's report additionally acknowledges the results of certain recent studies which suggest some concern regarding potential developmental and behavioral effects of BPA exposure, particularly on infants and young children.

        The FDA is continuing to evaluate these low dose toxicity studies, as well as other recent peer-reviewed studies related to BPA, and has solicited public comment and inter-agency scientific input in connection with updating its formal assessment of the safety of BPA for use in food contact applications. In the interim, the FDA's public health recommendations include taking reasonable steps to reduce exposure of infants to BPA in the food supply and working with industry to support and evaluate manufacturing practices and alternative substances that could reduce exposure in other populations. Further, the FDA indicates that it plans to review its existing authority to shift to a more robust regulatory framework for oversight of BPA.

        Consistent with the findings of numerous international regulatory bodies, we believe that the scientific evidence suggests that polycarbonate plastic made with BPA is a safe packing material for all consumers. Nonetheless, media reports and the FDA report have prompted concern in our industry among existing and potential customers. It is possible that developments surrounding this issue could lead to adverse effects on our business. Such developments could include:

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  increased publicity that changes public or regulatory perception regarding packaging that uses BPA, so that significant numbers of consumers stop purchasing products that are packaged in polycarbonate plastic;

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  the emergence of new scientific evidence that suggests that the low doses of BPA to which consumers may be exposed when using polycarbonate plastic is unsafe;

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  interpretations of existing evidence by the FDA or other regulatory agencies that lead to prohibitions on the use of polycarbonate plastic as packaging for consumable products;

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  the listing of BPA by California's Office of Environmental Health Hazard Assessment on the state's Proposition 65 list, which would require us to label our products with information about BPA content and could obligate us to evaluate the levels of exposure to BPA associated with the use of our products; and

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  the inability of sellers of consumable products to find an adequate supply of alternative packaging if polycarbonate plastic containing BPA becomes an undesirable or prohibited packaging material.

        In addition, federal, state and local governmental authorities have and continue to introduce, and in certain states enact, proposals intended to restrict or ban the use of BPA in food and beverage packaging materials. Additionally, a food safety bill is currently pending in the U.S. Senate which may be amended to include a provision that would override the FDA's ongoing assessment of BPA, ban the use of BPA in certain food and beverage containers and change the way in which BPA is regulated. At this juncture, we cannot predict with certainty whether or when any such proposals may be enacted or what impact they may have on our business.

        If any of these events were to occur, our sales and operating results could be materially adversely affected.

         Legislative and executive action in state and local governments banning the use of municipal funds for purchasing bottled water and enacting local taxes on bottled water could adversely affect our business and financial results.

        Recent initiatives have taken place in several major cities regarding bottled water, principally the smaller size bottles sold in stores to retail consumers, which is a significant portion of our business and a critical component of our growth strategy. For a description of our growth strategy, see "Business—Growth Strategy." Regulations have been proposed in some localities that would ban the use of public funds to purchase bottled water and enact local taxes on bottled water. These actions are purportedly designed to discourage the use of bottled water due in large part to concerns about the environmental effects of producing and discarding large numbers of plastic bottles. We recognize the need to protect our water sources and the overall environment, and we have made efforts to do so in our business. However, these governmental actions and the resulting effects on consumer behavior could have an adverse impact on our financial results and the successful implementation of our growth strategy.

         Our inability to protect our intellectual property could adversely affect our business and results of operations.

        The trade name and trademarks "Mountain Valley Spring" and "Mountain Valley Sparkling" used by us contain the words "Mountain" and "Valley," which are commonly used and have been registered in connection with other marks and designs by a number of other entities for water and related services. We believe that no party can claim exclusive rights to "Mountain Valley," and we may claim rights only to stylized forms of the mark or the mark with design elements. We are unable to determine with certainty whether other entities might assert superior or exclusive rights to the marks and seek to obtain damages from the injunctive relief against us. Therefore, there can be no assurance that our use of the trade name and trademarks "Mountain Valley Spring" and "Mountain Valley Sparkling" will not violate the claimed proprietary rights of others, which could adversely affect our business and results of operations.

         Litigation or legal proceedings could expose us to significant liabilities, including product liability claims, and damage our reputation.

        Because our water is consumed by individual customers, our operations are subject to potentially significant hazards and liability risks. Such risks include, among others, potential contamination of our products by bacteria or other external agents wrongfully or accidentally introduced into our products or packaging. We are also subject to the risk of litigation arising from disputes with our business partners, vendors or distributors. Any such claim may result in negative publicity, loss of revenues or higher costs associated with the legal proceedings. The costs associated with defending any product liability or other claims and the payment of damages could be substantial and, given our limited cash resources, could have an adverse impact on our operations.

        We may establish reserves for any such litigation as appropriate based upon assessments and estimates in accordance with our accounting policies. We base our assessments, estimates and disclosures on the information available to us at the time and rely on legal and management judgment. Actual outcomes or losses may differ materially from assessments and estimates. Actual settlements, judgments or resolutions of these claims or proceedings may negatively affect our business and financial performance. A successful claim against us that is not covered by insurance or is in excess of our available insurance limits could require us to make significant payments of damages and, given our limited cash resources, could adversely affect our results of operations and financial condition.

Risks Relating to Our Common Stock and this Offering

         There has not been an active public market for our shares, and an active market may not develop or be sustained, which could limit the liquidity of our common stock.

        Prior to this offering, there has not been an active public market for our common stock. Although we anticipate our stock will be listed on the Nasdaq Capital Market, an active public market for our shares may not develop after this offering or, if developed, may not be sustained. The initial public offering price for our common stock was determined through our negotiations with the underwriters and may not be indicative of the market price of our common stock after this offering. After this offering, we will have approximately [    •    ] shares outstanding held by non-affiliates. This small public float could create a relatively illiquid market for our common stock. As a result, our daily trading volume could be very low. Our small public float and a low daily trading volume would result in significant volatility in our stock price. As such, if you purchase shares of our common stock, you may not be able to resell those shares at or above the initial public offering price, or at all. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the Nasdaq Capital Market or otherwise or how liquid that market might become. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you, or at all.

         The overall market and the price of our common stock may be significantly affected by various factors.

        Following this offering, we will be a small cap company with a relatively small public float. As a result, our common stock may be subject to significant volatility. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect the prevailing market price of our common stock. In addition, the following factors may affect the price of our common stock:

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  fluctuations in our quarterly operating results;

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  changes in investors' perception of our prospects, business risks and the conditions in our industry;

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  regulatory developments negatively affecting our industry;

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  changes in, or failure to meet, the earnings estimates and other performance expectations of financial analysts or investors;

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  stock transactions by our existing and/or principal stockholders;

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  fluctuations in the stock prices of our competitors or in stock markets in general; and

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  general economic or political conditions.

        Further, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management's attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation. The threat or filing of class action lawsuits could cause the price of our common stock to decline.

         If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

        The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have research coverage by securities and industry analysts and, because we are a small company, we will likely be relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community following this offering making it less likely an analyst will initiate coverage of our business. If no securities or industry analysts commence coverage of our company, the trading price for our stock could be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

         Future sales of our common stock could adversely affect our stock price.

        Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and could impair our ability to raise capital through future offerings of equity or equity-linked securities. After the closing of this offering, we will have [    •    ] shares of outstanding common stock. The shares of common stock offered in this offering will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares of our common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, the sale of which will be restricted under the Securities Act.

        Our executive officers and directors and certain stockholders have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus. These shares will represent approximately [    •    ]% of our common stock outstanding, excluding shares issued in this offering. As restrictions on resale end, the market price of our common stock could decline if the holders of the restricted shares sell them or are perceived by the market as intending to sell them. Rodman & Renshaw, LLC may, in its sole discretion, release any of these shares from these restrictions at any time without notice. See "Shares Eligible for Future Sale" and "Underwriting."

        All of our shares of common stock outstanding as of the date of this prospectus may be sold in the public market by existing stockholders 180 days after the date of this prospectus, subject to applicable volume and other limitations imposed under federal securities laws.

        In the future, we may also issue our securities in connection with investments or acquisitions or in order to raise capital for other purposes. The amount of shares of our common stock issued in connection with these matters could constitute a material portion of our then-outstanding shares of our common stock.

         A single stockholder currently owns a majority of our voting stock and controls the company. Such control affects our corporate governance, and could also have the effect of delaying or preventing a change of control of the company.

        MV Holdings, LLC owns approximately 85% of our voting equity. Following the Reorganization and assuming a sale of [    •    ] shares in this offering and assuming that the underwriters do not exercise their overallotment option, MV Holdings, LLC will continue to own 51.4% of our common stock. Accordingly, MV Holdings, LLC would be able to exert a controlling influence over the outcome of matters requiring stockholder approval, such as the election of directors, amendments to our certificate of incorporation, mergers and various other matters. The concentration of ownership could also have the effect of delaying or preventing a change of control of the Company. In addition, the interests of MV Holdings, LLC may differ from those of our other stockholders, and it may take actions that advance its individual interests to the detriment of our other stockholders. If the underwriters were to exercise their overallotment option in full, MV Holdings, LLC would own 46.4% of our common stock.

        MV Holdings, LLC is beneficially owned by Johnelle Hunt. Ms. Hunt also beneficially owns approximately 17.4% of the outstanding common stock of J.B. Hunt Transport Services, Inc., a trucking and transportation company. The Company outsources its logistics and delivery operations to J.B. Hunt Transport Services, Inc. Pursuant to this arrangement, which was negotiated on an arm's length basis, the Company pays standard rates, with aggregate annual payments of approximately $1.5 million.

         The payment of dividends is at the sole discretion of the board of directors, and we do not currently intend to pay dividends on our common stock.

        Since we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it. We do not anticipate paying any dividends to our stockholders for the foreseeable future. The agreements governing our indebtedness also restrict our ability to pay dividends. Any determination to pay dividends in the future will be made at the discretion of our Board of Directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell our common stock and may lose some or all of the amount of your investment. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

        Our existing revolving credit agreement contains restrictions on our ability to pay dividends, and any deferral in interest payments on our indebtedness would restrict our ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

         We will incur increased costs and a greater burden on our management resources as a result of being a publicly-traded company.

        As a public company with listed equity securities, we will incur significant legal, accounting and other expenses not presently incurred. We will be required to comply with certain laws, regulations and requirements, including provisions of the Sarbanes-Oxley Act of 2002, related Securities and Exchange Commission regulations and requirements of the Nasdaq Stock Market, LLC. Compliance with these rules, regulations and requirements may occupy a significant amount of the time of our board of directors, management and officers. In addition, because of our limited management resources and our relative inexperience with public company reporting obligations, we will rely significantly on outside advisors to assist us with compliance issues greatly increasing our legal and financial compliance costs.

We estimate the annual incremental costs to operate as a public company to be approximately $1.0 million, which represents a 38% increase in the amount we spent on General and Administrative Expenses in fiscal 2010 and, without giving effect to this offering, exceeds our cash balance as of September 30, 2011.

         Our failure to maintain adequate internal controls over our financial and management systems may cause errors in our financial reporting. These errors may cause a loss of investor confidence and result in a decline in the price of our common stock.

        Our public company reporting obligations and our anticipated growth will likely strain our financial and management systems, internal controls and our employees. In addition, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to finish documenting and testing our internal controls so our management can certify the effectiveness of our internal controls over financial reporting by the time our annual report for fiscal year 2012 is due and annually thereafter.

        We are currently taking the necessary steps to comply with Section 404. However, this process is time consuming and costly. If during this process we identify one or more material weaknesses in our internal controls, it is possible that our management may not be able to certify that our internal controls are effective by the certification deadline. We cannot be certain we will be able to successfully complete the implementation, certification and attestation requirements of Section 404 within the time period allowed.

        Moreover, if we identify any material weaknesses or significant deficiencies in our internal controls, we will have to implement appropriate changes to these controls, which may require specific compliance training for our directors, officers and employees, require the hiring of additional finance, accounting, legal and other personnel, entail substantial costs to modify our existing accounting systems and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. Effective internal controls are necessary for us to produce reliable financial reports and are important to prevent fraud. As a result, our failure to satisfy the requirements of Section 404 on a timely basis could result in us being subject to regulatory action and a loss of investor confidence in the reliability of our financial statements, both of which in turn could cause the market value of our common stock to decline.

         Certain provisions in our corporate organizational documents may inhibit or prohibit a takeover of us and the replacement or removal of our management.

        In addition to the effect that the concentration of ownership and voting power in MV Holdings, LLC may have, certain provisions contained in our corporate organizational documents and the Delaware General Corporation Law may make an acquisition of us more difficult. For example, our certificate of incorporation includes a provision authorizing our Board of Directors to issue blank check preferred stock without stockholder approval, which, if issued, would increase the number of outstanding shares of our capital stock and make it more difficult for a stockholder to acquire us. Our certificate of incorporation also provides that director vacancies can only be filled by an affirmative vote of a majority of directors then in office, that stockholders may not act by written consent, and that special meetings of our stockholders may only be called by our Board of Directors pursuant to a resolution adopted by an affirmative vote of a majority of directors then in office. Furthermore, our bylaws require advance notice of stockholder proposals and director nominations. As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an interested stockholder, defined generally as a person owning 15% or more of our outstanding voting stock, from engaging in a business combination with us for three years following the date that such person became an interested stockholder unless certain specified conditions are satisfied.

These provisions may prevent a merger or acquisition of us which could limit the price investors would pay for our common stock in the future.

         You will experience immediate and substantial dilution.

        Purchasers of our common stock in this offering will pay a price per share that is substantially higher than the pro forma net tangible book value per share of our outstanding common stock immediately after this offering. As a result, purchasers of our common stock in this offering will suffer immediate and substantial dilution. Based on an assumed initial public offering price of $[    •    ] per share, the mid-point of the price range set forth on the cover page of this prospectus, and our pro forma net tangible book value as of September 30, 2011, the dilution will be $[    •    ] per share of common stock to new investors in this offering. See "Dilution."

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "believes," "can," "could," "may," "predicts," "potential," "should," "will," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "intends" and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption "Risk Factors" and elsewhere in this prospectus, including the exhibits hereto.

        Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. The inclusion of this forward-looking information should not be regarded as a representation by us, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward looking statements including, but not limited to:

  •
  growth in the market for bottled water relative to municipal tap water or other beverages;

  •
  changes in the competitive environment in our industry and the markets we serve, including increased competition from other bottled water producers;

  •
  consumer perception of the safety of our water;

  •
  the impact of laws and governmental regulations;

  •
  unusually adverse weather conditions and natural disasters including tornados and earthquakes;

  •
  changes in general economic and financial market conditions;

  •
  our ability to leverage our existing infrastructure to achieve growth while limiting the need for additional capital expenditures;

  •
  effectively adapting to new challenges associated with our expansion into new geographic markets;

  •
  disruptions in our bottling systems or distribution network;

  •
  our inability to introduce new products successfully;

  •
  our inability to successfully integrate or realize the benefits of future acquisitions and investments;

  •
  increases in the cost of borrowings and limitations on availability of debt or additional equity capital; and

  •
  our inability to hire or retain the talent required for our business.

All forward-looking statements are necessarily only estimates of future results and actual results may differ materially from expectations. The foregoing examples should not be construed as exhaustive and you are, therefore, cautioned not to place undue reliance on such statements which should be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus. In particular, you should consider the numerous risks described in the "Risk Factors" section of this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. You should, however, review the risk factors we describe in the reports we will file from time to time with the Securities and Exchange Commission ("SEC") after the date of this prospectus. See "Where You Can Find More Information."

 USE OF PROCEEDS

        We estimate that our net proceeds from this offering will be approximately $[    •    ] million, assuming an initial public offering price of $[    •    ] per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses. Each $1.00 increase (decrease) in the assumed initial public offering price of $[    •    ] per share of common stock, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us of the offering by $[    •    ] million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

        Pursuant to an overallotment option, the Selling Stockholder has offered up to [    •    ] shares of our common stock for sale in the offering. We will not receive any proceeds from the sale of shares by the Selling Stockholder.

        Assuming we receive $[    •    ] million in net proceeds from this offering, we intend to use the net proceeds we receive from this offering (i) to expand our marketing and sales efforts, including the hiring of additional personnel ($9 million), (ii) to acquire additional equipment and to enhance optimization of our bottling facility ($2.5 million), (iii) to finalize the consolidation of our Hot Springs and Little Rock PET manufacturing facilities into a single facility in Hot Springs and to acquire additional PET manufacturing equipment ($1.5 million), and (iv) for working capital and general corporate purposes ($4 million). If the opportunity arises, we may also use a portion of the net proceeds to acquire, invest in, or obtain rights to, complementary products, services, or businesses. We are not currently a party to any agreements or commitments for any such transactions, and we have no current understandings with respect to any such transactions. Additionally, we may use a portion of the net proceeds to pay down existing indebtedness.

DIVIDEND POLICY

        Following the Reorganization and the effectiveness of this offering and in the foreseeable future, we do not expect to pay any dividends on our common stock. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on various factors, including our results of operations, financial condition, capital requirements, contractual restrictions, outstanding indebtedness, investment opportunities and other factors that our Board of Directors deems relevant. Our existing credit agreement generally prohibits the payment of cash dividends to common equity holders. As a result, you will likely need to sell your shares of common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

        Historically, and pursuant to the amended and restated operating agreement of the Operating Company, the Series A Preferred Unit holders (the predecessors to the Operating Company's Class A members) have been entitled to an annual distribution equal to a percentage of their capital contributions to the Operating Company, paid on a monthly basis. In 2009 we paid $185,000 in aggregate distributions to the Series A Preferred Unit holders and no distributions to the common membership unit holders (the predecessors to the Class B members). In 2010 we paid $185,000 in aggregate distributions to the Series A Preferred Unit holders and no distributions to the common membership unit holders. Effective January 1, 2011, we underwent a recapitalization pursuant to which the former Series A Preferred Unit holders exchanged their interests for Class A membership units in the Operating Company, the former common membership unit holders exchanged their interests for Class B membership units in the Operating Company, and certain of the former debt holders of the Operating Company converted their debt into Class C membership units. During the nine months ended September 30, 2011, we paid $127,000 in aggregate distributions to the Class A members and no distributions to the Class B members or Class C members. See "Certain Relationships and Related Party Transactions—Related Party Transactions."

CAPITALIZATION

        The following tables set forth our total cash and capitalization as of September 30, 2011:

  •
  on a historical basis for the Operating Company;

  •
  on a consolidated pro forma basis to reflect the Reorganization, which is described below under "Description of Capital Stock-Reorganization"; and

  •
  on a consolidated pro forma as adjusted basis, giving effect to the sale of [    •    ] shares by us in this offering assuming an initial public offering price of $[    •    ] per share, the midpoint of the price range on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses.

        The selected pro forma financial data do not adjust for the following:

  •
  the operating expenses that we will incur as a result of the Company becoming a public reporting company upon consummation of this offering, which we estimate to be approximately $1 million per year;

  •
  the payment of $83,250 to existing Class A members in conjunction with the Reorganization; or

  •
  the expenses associated with the consolidation of the Little Rock and Hot Springs PET manufacturing facilities, which began on December 30, 2011.

        You should read these tables in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock," and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

Operating Company

As of September 30, 2011 (in thousands, except share and per share data)	Historical
Cash and cash equivalents	$802,766

Current maturities of long term debts	$100,000
Long term debt, less current maturities	$5,548,619

Total long term debt	$5,648,619
Members' equity
Class A Membership Units	$1,850,000
Class B Membership Units	$0
Class C Membership Units	$22,641,000
Members' deficit	$(11,736,204)

Total members' equity (deficit)	$12,754,796

Total capitalization	$18,403,415

Mountain Valley Spring Company (Consolidated) (Post-Reorganization)

As of September 30, 2011 (in thousands, except share and per share data)	Pro Forma, as Adjusted for the Reorganization			Pro Forma, as Adjusted for This Offering
Cash and cash equivalents		$802,766		$	[•	](1)

Current maturities of long term debts		$100,000			$100,000
Long term debt, less current maturities		$5,548,619			$5,548,619

Total long term debt		$5,648,619			$5,648,619
Stockholders' equity

Common stock, par value $0.01 per share, [•] shares authorized, [•] shares issued and outstanding on a pro forma basis, and [•] shares issued and outstanding on a pro forma basis adjusted for this offering

	$	[•	](2)	$	[•	]
Additional paid-in capital	$	[•	]	$	[•	]
Retained earnings (deficit)		$(11,736,204)			$(11,736,204)

Total stockholders' equity		$12,754,796		$	[•	](1)

Total capitalization(3)		$18,403,415		$	[•	](1)

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $[    •    ] per share would increase (decrease) cash by $[    •    ], and would increase (decrease) each of total stockholders' equity and total capitalization by $[    •    ] assuming the number of shares sold by us in the offering, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. An increase (decrease) of one million shares in the number of shares offered by us would increase (decrease) additional paid-in capital by $[    •    ] and would increase (decrease) each of total stockholders' equity and total capitalization by $[    •    ], assuming an initial public offering price per share equal to the mid-point of the estimated price range set forth in the cover of this prospectus. The as-adjusted information discussed above is illustrative only and will change based on the actual initial offering price and other terms of this offering.

(2)
Reflects the issuance of common stock of the Holding Company to the members of the Operating Company upon effectiveness of the Reorganization. Pursuant to the Reorganization, each Class A membership unit, Class B membership unit and Class C membership unit (each a "Unit") will convert into common stock of the Holding Company at a ratio of [    •    ] shares of common stock per Unit.

(3)
Prior to the Reorganization, the total capitalization of the Holding Company consisted of 1,000 shares of common stock outstanding, par value $0.01 per share (or $10.00), all of which shares were held by the Operating Company and were cancelled and retired in connection with the Reorganization.

 MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        There has never been a public trading market for our common stock and our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to list our common stock on the Nasdaq Capital Market under the symbol "WATR" on or promptly after the date of this prospectus. No assurance can be given that such listing will be approved. As of the date of this prospectus, we had 14 stockholders of record.

DILUTION

        If you invest in our common stock, your interest will be immediately diluted by the amount by which the initial offering price per share paid by the purchasers of common stock in this offering exceeds the net tangible book value per share of our common stock following this offering. Pro forma net tangible book value per share represents the amount of our total consolidated tangible assets minus total consolidated liabilities divided by the number of outstanding shares of our common stock, on a pro forma basis after giving effect to Reorganization as described under "Description of Capital Stock—Reorganization." As of September 30, 2011, our pro forma net tangible book value was $[    •    ] million, or $[    •    ] per share of common stock.

        After giving effect to (i) the sale of the [    •    ] shares of common stock offered by us assuming an initial public offering price of $[    •    ] per share, which is the mid-point of the price range set forth on the cover page of this prospectus, less the underwriting discount and estimated offering expenses payable by us and (ii) the application of the estimated proceeds from this offering as described in "Use of Proceeds", our pro forma as adjusted net tangible book value as of September 30, 2011 would have been approximately $[    •    ] million, or $[    •    ] per share. This amount represents an immediate increase in pro forma net tangible book value of $[    •    ] per share to existing stockholders and an immediate dilution of $[    •    ] per share to new investors. The following table illustrates this dilution.

Assumed initial public offering price per share				$	[•	]
Pro forma net tangible book value per share as of September 30, 2011	$	[•	]
Pro forma increase in net tangible book value per share attributable to this offering	$	[•	]

Pro forma net tangible book value per share after this offering				$	[•	]

Pro forma dilution per share to new investors				$	[•	]

        Each $1.00 increase (decrease) in the assumed initial offering price of $[    •    ] per share of common stock would increase (decrease) our pro forma net tangible book value as of September 30, 2011 by approximately $[    •    ] , or approximately $[    •    ] per share, and the pro forma dilution per share to new investors by approximately $[    •    ], assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of one million shares in the number of shares offered by us, together with a $1.00 increase in the assumed offering price of $[    •    ] per share of common stock, would result in our pro forma net tangible book value as of September 30, 2011 of approximately $[    •    ] million, or $[    •    ] per share, and the pro forma dilution per share to investors in this offering would be $[    •    ] per share. Similarly, a decrease of one million shares in the number of shares of common stock offered by us, together with a $1.00 decrease in the assumed public offering price of $[    •    ] per share, would result in our pro forma net tangible book value as of September 30, 2011 of approximately $[    •    ] million, or $[    •    ] per share, and the pro forma dilution per share to investors in this offering would be $[    •    ] per share. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

        The following table summarizes, as of September 30, 2011 (giving pro forma effect to the Reorganization and the sale by us of shares of common stock in this offering), the difference between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us for these shares and the average price per share paid by our existing stockholders and to be paid by the new investors in this offering. The calculation below reflecting the effect of shares purchased by new investors is based on the assumed initial public offering price of $[    •    ] per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Total Consideration
	Shares Purchased									Average Price per Share
	Number		Percent		Amount			Percent
Existing stockholders	[•	]	[•	]%	$	[•	]	[•	]%	$	[•	]
New investors	[•	]	[•	]%	$	[•	]	[•	]%	$	[•	]

Total	[•	]	100%		$	[•	]	100%		$	[•	]

        If the underwriters exercise their option to purchase additional shares in full from the Selling Stockholder:

  •
  the percentage of shares of common stock held by existing stockholders will decrease to approximately [    •    ]% of the total number of shares of our common stock outstanding after this offering; and

  •
  the number of shares held by new investors will increase to [    •    ], or approximately [    •    ]% of the total number of shares of our common stock outstanding after this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of the Company's financial condition and results of operations should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. In addition to historical data, this discussion contains forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those discussed in the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" included elsewhere in this prospectus.

  Overview

        We are in the business of bottling and selling natural spring water and manufacturing preformed bottles, or "preforms," and finished bottles from polyethylene terephthalate resin, commonly referred to as "PET." We manage our business through two operating divisions—a bottled water division (the "Water Division") and a PET manufacturing division (the "Veriplas Division"). Through the Water Division, we sell bottled water under our own label and under private label arrangements to customers who desire to distribute our water using their own brand. Our branded bottled water competes in the premium segment of the bottled water market, which our management internally determines based on the application of criteria described elsewhere in this prospectus, and is made available to consumers through various channels, including retail, home and office delivery ("HOD") and e-commerce. Through our Veriplas Division, we manufacture and sell preforms and finished bottles manufactured from PET. Our Veriplas Division supplies the PET containers it manufactures to our Water Division as well as to over 30 independent beverage bottlers. Our Veriplas Division manufactures 100% of the single-serve plastic bottle requirements for our Water Division, which provides us with a low cost, non-interrupted plastic bottle inventory.

        During 2010 and 2009, we generated net sales of $24.2 million and $22.2 million, respectively, and incurred net losses of $5.1 million and $6.3 million, respectively. In both 2010 and 2009, the Water Division accounted for approximately 60% of our total net sales, while the Veriplas Division accounted for the remaining 40% of our total net sales. For the nine months ended September 30, 2011 and 2010, we generated net sales of $19.9 million and $18.8 million, respectively, and recognized net income of $6.7 million and incurred a net loss of $3.6 million, respectively. For the nine months ended September 30, 2011 and 2010, the Water Division accounted for approximately 56% and 58%, respectively, of our total net sales, while the Veriplas Division accounted for approximately 44% and 42%, respectively, of our total net sales.

  Recent Developments

  Recapitalization

        Effective January 1, 2011, Mountain Valley Spring Company, LLC (the "Operating Company") underwent a recapitalization. Pursuant to the recapitalization, (1) creditors holding approximately $30 million in notes payable and accrued interest payable, as well as related warrants to purchase units of the Operating Company, agreed to convert 100% of their indebtedness into new Class C membership units and surrender the warrants; (2) the former holders of Series A Preferred Units and related warrants to purchase additional units of the Operating Company agreed to convert their units to new Class A membership units and surrender their warrants, and (3) the former common membership unit holders agreed to convert their units to new Class B membership units.

  Financial Information and the Reorganization

        Mountain Valley Spring Company (the "Holding Company") was incorporated in Delaware on October 13, 2011. The historical financial information presented in this prospectus is that of the Operating Company. The Operating Company will become a wholly-owned subsidiary of the Holding Company immediately prior to consummation of this offering. See "Description of Capital Stock—Reorganization." After the Reorganization, the Holding Company will directly control the Operating Company. The Holding Company will have no business operations or material assets other than the ownership of 100% of the outstanding equity interests of the Operating Company.

  Consolidation of PET Manufacturing Facilities

        On December 30, 2011, we began the process of consolidating our Little Rock, Arkansas and Hot Springs, Arkansas PET manufacturing facilities into a single facility at our Hot Springs location. In connection with the consolidation, we intend to acquire additional equipment for our Hot Springs facility. We anticipate completing the consolidation during the first half of 2012, and we estimate that the consolidation and the purchase of new equipment for our Hot Springs facility will cost approximately $1.5 million. We intend to use a portion of the proceeds raised in this offering to fund the consolidation, including the repayment of indebtedness incurred in connection with the consolidation.

  Results of Operations

        The following table sets forth our results of operations for the periods indicated:

	Year Ended December 31		Nine Months Ended September 30
	2009	2010	2010	2011
			(unaudited)
Net sales	$22,240,374	$24,217,023	$18,817,354	$19,948,811
Cost of sales	19,449,017	21,859,859	16,854,320	17,132,974
Gross profit	2,791,357	2,357,164	1,963,034	2,815,837
Selling expense	2,723,072	2,765,479	1,933,776	2,113,468
General and administrative expense	4,189,212	2,598,548	2,136,688	1,709,655
Loss from operations	(4,120,927)	(3,006,863)	(2,107,430)	(1,007,286)
Interest (expense) and other income (expense), net	(2,377,171)	(2,278,766)	(1,636,687)	7,445,170
Income (loss) before noncontrolling interest in loss of consolidated entity	(6,498,098)	(5,285,629)	(3,744,117)	6,437,884
Less noncontrolling interest in loss of consolidated entity	228,974	206,382	154,256	—
Net income (loss)	(6,269,124)	(5,079,247)	(3,589,861)	6,437,884
Preferred Class A unit distributions	(184,795)	(184,795)	(138,623)	(127,047)
Net income (loss) attributed to Class B and Class C members	$(6,453,919)	$(5,264,042)	$(3,728,484)	$6,310,837

        The following table sets forth our results of operations expressed as a percentage of net sales for the periods indicated:

	Year Ended December 31		Nine Months Ended September 30
	2009	2010	2010	2011
			(unaudited)
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	87.4	90.3	89.6	85.9
Gross profit	12.5	9.7	10.4	14.1
Selling expense	12.2	11.4	10.3	10.6
General and administrative expense	18.8	10.7	11.4	8.6
Loss from operations	(18.5)	(12.4)	(11.2)	(5.1)
Interest income (expense) and other income (expense), net	(10.7)	(9.4)	(8.7)	37.3
Income (loss) before noncontrolling interest in loss of consolidated entity	(29.2)	(21.8)	(19.9)	32.2
Less noncontrolling interest in loss of consolidated entity	1.0	0.9	0.8	—
Net income (loss)	(28.2)	(21.0)	(19.1)	32.2
Preferred Class A unit distributions	(0.8)	(0.8)	(0.7)	(0.6)
Net income (loss) attributed to Class B and Class C members	(29.0)	(21.7)	(19.8)	31.6

  Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

        Net Sales.    Net sales for 2010 increased $1,977,000 or 8.9% to $24,217,000 from $22,240,000 in 2009. The increase in sales for 2010 resulted from a 7.9% increase in net sales of the Water Division and a 10.4% increase in net sales of the Veriplas Division.

        Water.    Water Division sales increased $1,053,000 or 7.9% to $14,372,000 in 2010. The increase for 2010 compared to 2009 was primarily a result of a 5.1% increase in sales to HOD distributors and a 22.1% increase in sales to our retail distributors and customers. Net sales increases to our HOD distributors resulted primarily from a 5.3% increase in units sold. Net sales to our retail distributors and customers resulted from both price increases and a 10.5% increase in units sold. There was no change in our net sales to private label customers.

        For 2010 and 2009, sales to retail distributors and customers accounted for 16.3% and 14.4%, respectively, of the net sales of the Water Division. For 2010 and 2009, sales to HOD distributors accounted for 74.8% and 76.0%, respectively, of the net sales of the Water Division. For 2010 and 2009, sales to private label customers accounted for 8.9% and 9.6%, respectively, of the net sales of the Water Division.

        Plastics.    Veriplas Division sales increased $924,000 or 10.4% to $9,845,000 in 2010. The increase in net sales was attributable to a 6.4% increase in sales volume, due in part to increased demand caused by the 2010 oil spill in the Gulf of Mexico, and the rising costs of raw materials which we were able to substantially pass through to our customers.

        Gross Margin.    Our total gross margin, defined as net sales less cost of sales, as a percentage of net sales, decreased to 9.7% for 2010 from 12.6% for 2009.

        Water.    For 2010, gross margin as a percentage of net sales for the Water Division was 11.3%, down from 20.0% for 2009. Gross margin decreased in 2010 despite an increase in sales, due primarily to an increase in write-offs and charges to depreciation for older bottles and crates pursuant to a program instituted in 2010. See "Depreciation and Amortization" below.

        Plastics.    For 2010, gross margin as a percentage of net sales for the Veriplas Division was 7.4%, up from 1.4% for 2009, primarily as a result of increased sales and production efficiencies.

        Selling Expenses.    Selling expenses increased $42,000 or 1.6% to $2,765,000 for 2010. The increase in selling expenses resulted from a 33.1% increase in selling expenses from the Veriplas Division, partially offset by a 3.5% decrease in selling expenses from the Water Division. As a percentage of total net sales, selling expenses decreased to 11.4% for 2010 from 12.2% in 2009. Selling expenses for the Water Division include compensation of the sales force, travel and entertainment, promotional support, contests and the HOD growth attainment program. Selling expenses for the Veriplas Division include compensation of the sales force, travel and entertainment and product development costs.

        Water.    Selling expenses decreased $82,000 or 3.5% to $2,267,000 for 2010. As a percentage of net sales of the Water Division, selling expenses decreased to 15.8% for 2010 from 17.6% in 2009. Substantially all of the decrease resulted from a reduction in travel expenses.

        Plastics.    Selling expenses increased $124,000 or 33.1% to $499,000 for 2010. As a percentage of net sales of the Veriplas Division, selling expenses increased to 5.1% for 2010 from 4.2% in 2009. Substantially all of the increase related to product development costs and a new marketing program.

        General and Administrative Expenses.    General and administrative expenses decreased $1,590,000 or 38.0% to $2,599,000 for 2010. The decrease in general and administrative expenses resulted from a 42.1% decrease in general and administrative expenses from the Water Division, partially offset by a 47.5% increase in general administrative expenses from the Veriplas Division. As a percentage of net sales, general and administrative expenses decreased to 10.7% for 2010 from 18.8% in 2009.

        Water.    General and administrative expenses decreased $1,682,000 or 42.1% to $2,314,000 for 2010. As a percentage of net sales, general and administrative expenses decreased to 16.1% for 2010 from 30.0% in 2009. In 2010 and 2009, general and administrative expenses included $204,000 and $1,855,000, respectively, related to outstanding litigation with a distributor. This litigation was resolved in 2011.

        Plastics.    General and administrative expenses increased $92,000 or 47.5% to $285,000 for 2010. Substantially all of the increase resulted from additional expenses for doubtful accounts. As a percentage of net sales, general and administrative expenses increased to 2.9% for 2010 from 2.2% in 2009.

        Depreciation and Amortization.    In 2010, depreciation and amortization expense increased 13.2% to $4,189,000 from $3,702,000 in 2009. The increase was primarily a result of an increase in write-offs and charges to depreciation for older bottles and crates pursuant to a program instituted in 2010.

        Interest (Expense) and Other Income, Net.    In 2010, net interest expense decreased 2.4% to $2,234,000 from $2,290,000 in 2009. The decrease was a result of lower borrowings during the period. We expect interest expense to significantly decrease in the future as a result of the conversion of the Company's subordinated debt to members' equity effective January 1, 2011, as described above under "Managements' Discussion and Analysis of Financial Condition and Results of Operations—Recapitalization."

        Net Income (Loss).    Net loss for 2010 decreased $1,190,000 or 19.0% to $5,079,000 from $6,269,000. The decrease in net loss resulted from a 14.1% decrease in net loss from the Water Division and a 85.2% decrease in net loss from the Veriplas Division.

        Water.    For 2010, net loss for the Water Division was $5,016,000, down $822,000 from a 2009 net loss of $5,838,000. The decrease in net loss for the Water Division was primarily attributed to a decrease in general and administrative expenses, partially offset by a decrease in gross profit.

        Plastics.    For 2010, net loss for the Veriplas Division was $64,000, down $367,000 from a 2009 net loss of $431,000. The decrease in net loss for the Veriplas Division was primarily attributed to an increase in gross profit, partially offset by increased selling and general and administrative expenses.

        Preferred Dividends.    For each of 2010 and 2009, the Operating Company paid preferred dividends of $184,795 to the Class A membership unit holders. Following this offering, preferred dividends will no longer be paid as all Class A membership unit holders of the Operating Company will become common stockholders of the Holding Company.

  Nine Months Ended September 30, 2011 Compared to Nine Months Ended September 30, 2010

        Net Sales.    Net sales for the nine months ended September 30, 2011 increased $1,132,000 or 6.0% to $19,949,000 from $18,817,000 for the prior year period. The increase in sales for the nine months ended September 30, 2011 resulted from a 2.1% increase in net sales of the Water Division and an 11.4% increase in net sales of the Veriplas Division.

        Water.    Water Division sales increased $226,000 or 2.1% to $11,126,000 for the nine months ended September 30, 2011. The increase in 2011 was primarily a result of a 1.6% increase in sales to our HOD distributors and a 4.8% increase in sales to our retail distributors and customers, partially offset by a 36.0% decrease in sales to our private label customers. Net sales increases to our HOD distributors resulted primarily from price increases, partially offset by a 3.7% decrease in units sold. Net sales to our retail distributors and customers resulted from both price increases and a 2.5% increase in units sold. Net sales to private label customers resulted from a decrease in unit sales.

        For the nine months ended September 30, 2011 and 2010, sales to retail distributors and customers accounted for 16.8% and 16.4%, respectively, of the net sales of the Water Division. For the nine months ended September 30, 2011 and 2010, sales to HOD distributors accounted for 77.1% and 74.0%, respectively, of the net sales of the Water Division. For the nine months ended September 30, 2011 and 2010, sales to private label customers accounted for 6.1% and 9.6%, respectively, of the net sales of the Water Division.

        Plastics.    Veriplas Division sales increased $905,000 or 11.4% to $8,823,000 for the nine months ended September 30, 2011. The increase in net sales during this time period was primarily a result of increasing costs for raw materials, which we were able to partially pass through to our customers, and the addition of new customers, partially offset by an 8.7% decrease in sales volume. The 8.7% decrease in sales volume was attributed to the non-recurring nature of the increased sales caused by the 2010 oil spill in the Gulf of Mexico as well as a decrease in sales from one of the largest customers of the Veriplas Division.

        A significant customer of the Veriplas Division has substantially decreased its purchases from us in fiscal 2011 and has recently informed us that it intends to internally produce over 75% of its plastic bottle requirements beginning in 2012. This customer accounted for net sales of approximately $1.9 million in 2010, or 22.3% of the Veriplas Division's net sales, and approximately $2.1 million in 2009, or 22.2% of the Veriplas Division's net sales.

        Gross Margin.    Our total gross margin, defined as net sales less cost of sales, as a percentage of net sales, increased to 14.1% for the nine months ended September 30, 2011 from 10.4% in the prior year period.

        Water.    Gross margin as a percentage of net sales for the Water Division increased to 25.7% for the nine months ended September 30, 2011 from 10.6% in the prior year period. While a minor portion of the increase is attributable to increased sales and product mix, substantially all of the increase in gross margin results from extensive write-offs and charges to depreciation for older bottles and crates pursuant to a program instituted in 2010. See "Depreciation and Amortization" below.

        Plastics.    Gross margin as a percentage of net sales for the Veriplas Division decreased to less than 0.01% for the nine months ended September 30, 2011 from 10.1% in the prior year period. Despite the increase in net sales due to our ability to partially pass through increased resin costs to our customers, we were not able to pass along a substantial portion of these increased costs and gross margin suffered.

        Selling Expenses.    Selling expenses increased $179,000 or 9.3% to $2,113,000 for the nine months ended September 30, 2011. The increase in selling expenses resulted from a 5.7% increase in selling expenses from the Water Division and a 33.5% increase in selling expenses from the Veriplas Division. As a percentage of total net sales, selling expenses increased to 10.6% for 2011 from 10.3% in the prior year period. Selling expenses for the Water Division include compensation of the sales force, travel and entertainment, promotional support, contests and the HOD growth attainment program. Selling expenses for the Veriplas Division include compensation of the sales force, travel and entertainment and product development costs.

        Water.    Selling expenses increased $96,000 or 5.7% to $1,781,000 for the nine months ended September 30, 2011. As a percentage of the Water Division's net sales, selling expenses increased to 16.0% for 2011 from 15.5% in the prior year period. Substantially all of the increase was a result of additional sales employees and increased participation in trade shows.

        Plastics.    Selling expenses increased $83,000 or 33.5% to $332,000 for the nine months ended September 30, 2011. As a percentage of the Veriplas Division's net sales, selling expenses increased to 3.8% for 2011 from 3.1% in the prior year period. Substantially all of the increase was related to product development costs.

        General and Administrative Expenses.    General and administrative expenses decreased $427,000 or 20.0% to $1,710,000 for the nine months ended September 30, 2011. The decrease in general and administrative expenses resulted from a 9.4% decrease in general and administrative expenses from the Water Division and a 74.3% decrease in general administrative expenses from the Veriplas Division. As a percentage of total net sales, general and administrative expenses decreased to 8.6% for the nine months ended September 30, 2011 from 11.4% in the prior year period.

        Water.    General and administrative expenses decreased $168,000 or 9.4% to $1,620,000 for the nine months ended September 30, 2011. As a percentage of the Water Division's net sales, general and administrative expenses decreased to 14.6% for 2011 from 16.4% in the prior year period. Substantially all of the decrease was attributable to a reduction in costs related to our distributor litigation, which was resolved in 2011, and a reduction of expenses for doubtful accounts.

        Plastics.    General and administrative expenses decreased $259,000 or 74.3% to $89,000 for the nine months ended September 30, 2011. As a percentage of the Veriplas Division's net sales, general and administrative expenses decreased to 1.0% for 2011 from 4.4% in the prior year period. Substantially all of the decrease was attributable to a decrease in the expenses for doubtful accounts during the nine months ended September 30, 2011.

        Depreciation and Amortization.    Depreciation and amortization expense decreased 44% to $2,096,000 for the nine months ended September 30, 2011 from $3,723,000 for the prior period. The decrease was primarily a result of an increase in write-offs and charges to depreciation for older bottles and crates pursuant to a program instituted and completed in 2010.

        Interest (Expense) and Other Income, Net.    Net interest expense decreased to $240,000 for the nine months ended September 30, 2011 from $1,655,000 for the prior year period. The decrease in net interest expense was a result of the conversion of the Company's subordinated debt to members' equity effective January 1, 2011, as described above under "Managements' Discussion and Analysis of Financial Condition and Results of Operations—Recapitalization."

        Net Income (Loss).    Net income for the nine months ended September 30, 2011 was $6,438,000, up $10,028,000 from a net loss of $3,590,000 for the nine months ended September 30, 2010. Net income for this period was attributed to a $7,647,000 gain on the conversion of debt to Class C equity interests. Due to the extraordinary nature of the debt conversion, net income for the nine months ended September 30, 2011 may not be indicative of future results of operations.

        Net loss for the nine months ended September 30, 2011 as adjusted to remove the non-recurring gain on conversion of debt to equity was $1,209,000. This represents a $2,381,000, or 66.3%, decrease in net loss from the nine months ended September 30, 2010. The decrease in net loss, as adjusted to remove the non-recurring gain, was attributed to an increase in gross profit and decreases in general and administrative expenses, depreciation and amortization expenses and interest expenses, partially offset by an increase in selling expenses.

Non-GAAP Reconciliation
For the Nine Months Ended September 30, 2011
GAAP Net Income (Loss)	6,437,884
Less:
Gain on conversion of debt to equity	(7,647,000)

Non-GAAP Net Income (Loss)	(1,209,116)

        Due to the extraordinary and non-recurring nature of the gain on the conversion of debt to equity, management believes the above non-GAAP financial measure is appropriate for period to period comparisons to show the reader how our performance compares to other periods.

        Gain on Debt Conversion.    As previously described, effective January 1, 2011, the holders of $30,288,000 of subordinated notes payable and accrued interest payable converted 100% of their indebtedness into an equity interest in the Operating Company. For GAAP purposes, the conversion resulted in a gain of $7,647,000.

        Preferred Dividends.    For the nine months ending September 30, 2011 and 2010, the Operating Company paid preferred dividends of $127,000 and $139,000, respectively. Following this offering, preferred dividends will no longer be paid as all Class A membership unit holders of the Operating Company will become common stockholders of the Holding Company.

  Liquidity and Capital Resources.

        Our primary uses of cash are to fund working capital, operating expenses, debt service and capital expenditures. Historically, our primary sources of liquidity have been cash flows from operations and the use of our credit facilities. Traditionally, the cash generated by operations and cash and cash equivalents on hand, together with the borrowing availability under our credit facilities, have been sufficient to meet our working capital needs, including investments made and expenses incurred in connection with our growth strategy. Together with the net proceeds we will receive in connection with this offering and our borrowing availability under our credit facilities, cash generated by operations and cash and cash equivalents currently on hand are sufficient to meet our working capital needs for the foreseeable future, including investments made and expenses incurred in connection with our growth strategy.

        Assuming we receive $[    •    ] in net proceeds from this offering, we intend to use approximately $2.5 million of such proceeds to purchase additional equipment to enhance our bottling facility. Additionally, we intend to use approximately $1.5 million of such proceeds to consolidate our two PET manufacturing facilities and to purchase additional equipment for our Hot Springs PET manufacturing facility. As of December 31, 2011, we have no commitments for capital expenditures.

  Source and Uses of Cash

        The following table shows the components of our cash flows for the periods presented:

	Year Ended December 31		Nine Months Ended September 30
	2009	2010	2010	2011
			(unaudited)
Net cash provided by (used in) operating activities	$1,292,168	$609,653	$986,360	$(113,327)
Net cash used in investing activities	(253,516)	(177,191)	(274,542)	(548,408)
Net cash provided by (used in) financing activities	(2,022,875)	(741,564)	(588,623)	841,248

Net increase (decrease) in cash and cash equivalents	$(984,223)	$(309,102)	$123,195	$179,513

  Net Cash Flows from Operating Activities.

        Net cash used in operating activities for the nine months ended September 30, 2011 was $113,000. Our operating cash flow was the result of net income of $6.4 million during this period consisting primarily of a non-cash $7.6 million gain on conversion of subordinated debt, offset by non-cash depreciation of $2.1 million and an increase in working capital. A large portion of our bottled water sales occur during the summer months. Due to the seasonal nature of our business, we generally experience increased accounts receivable during late summer and early autumn.

        Net cash provided by operating activities in fiscal 2010 was $610,000. Our operating cash flow was the result of a $5.1 million net loss, offset by non-cash depreciation of $4.2 million and $1.7 million of non-cash accrued interest payable.

        Net cash provided by operating activities in fiscal 2009 was $1.3 million. Our operating cash flow was the result of a $6.3 million net loss, offset by non-cash depreciation of $3.7 million and $1.7 million of non-cash accrued interest payable.

  Net Cash Flow from Investing Activities.

        During the nine months ended September 30, 2011 and the years ended December 31, 2010 and 2009, cash flows used in investing activities primarily consisted of capital expenditures for property and equipment and bottles.

  Net Cash Flow from Financing Activities.

        Net cash provided by financing activities for the nine months ended September 30, 2011 was $841,000 and consisted of an $861,000 capital contribution by the Company's largest shareholder in the form of assuming the Company's obligation to pay a legal judgment as well as $557,000 in borrowings on our revolving loan, partially offset by repayments of $450,000 of long-term debt and distributions of $127,000 to preferred member interest holders. Following this offering, preferred distributions will no longer be paid as all Class A membership unit holders of the Operating Company will become common stockholders of the Holding Company.

        Net cash used by financing activities for fiscal 2010 was $742,000, and consisted of $43,000 in borrowings on our revolving loan, offset by repayments of $600,000 of long-term debt and distributions of $184,795 to preferred member interest holders.

        Net cash used by financing activities for fiscal 2009 was $2,023,000, and consisted of repayments of $1.8 million of long-term debt and distributions of $185,000 to preferred member interest holders.

  Term Loan Agreement.

        We are party to a $9.0 million term loan agreement (the "Term Loan") with JPMorgan Chase Bank, N.A., as Agent and Lender. The Term Loan was originally entered into in 2006. On December 29, 2011, we extended the term of the Term Loan for an additional 5 years, with a maturity date of December 31, 2016. As of December 31, 2011, the outstanding balance on the Term Loan was $5.55 million.

  Revolving Credit Facility.

        We are also party to a $2.5 million revolving credit facility (the "Revolver") with JPMorgan Chase Bank, N.A., as Agent and Lender. The Revolver was entered into in 2006 with an initial one year term, and has been extended multiple times. On December 29, 2011 we extended the term of the Revolver for an additional 3 years, with a maturity date of December 31, 2014. All amounts outstanding under the Revolver will be due and payable upon the earlier of its expiration or the acceleration of the loan upon an event of default. The Revolver is a primary source of capital for the day to day operations of our business, and as of December 31, 2011, we had $800,500 of outstanding borrowings on the facility.

        The Amended and Restated Credit Agreement pursuant to which the Term Loan and Revolver were established contains financial and non-financial covenants that may restrict our ability to seek additional financing. J.B. Hunt, LLC, the parent and predecessor-in-interest of our largest stockholder—MV Holdings, LLC—is a guarantor under the Amended and Restated Credit Agreement. J.B. Hunt, LLC may be released from its guaranty at its request following the attainment by the Company of certain financial milestones. Following the release of J.B. Hunt, LLC as a guarantor under the Amended and Restated Credit Agreement, we will be required to maintain a fixed charge coverage ratio greater than or equal to 1.2:1 and a total leverage ratio greater than or equal to 4:1. Additionally, the Amended and Restated Credit Agreement includes standard negative covenants, including a limitation on the types and amounts of indebtedness that we may incur. The foregoing summary description of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement, which is attached as an exhibit to the registration statement of which this prospectus is a part.

  Factors Affecting Future Cash Flow.

        Positive cash flow from our operating activities and access to credit is crucial to our ability to operate our business. We continue to generate cash from operating activities to service scheduled debt repayments and fund capital expenditures.

        Over the last 3 years, adverse economic conditions have negatively impacted many businesses and the limited availability of credit. We believe that the economy has not yet fully recovered. We have taken steps to preserve cash flow but, we can provide no assurances that our future cash flow, results of operations, ability to implement our growth strategy, or ability to obtain credit on acceptable terms will not be adversely affected by future economic conditions.

  Adequacy of Capital Resources.

        We believe our available cash, borrowing capacity available under the Revolver and future cash flows from our operations will be sufficient to meet our currently anticipated working capital and capital expenditure requirements for at least the next twelve months.

  Dependence on Major Distributors and Customers

        Within the Water Division we rely on retail and HOD distributors to sell our products. Our top ten distributors accounted for approximately 35% of the net sales of the Water Division during fiscal

2010. Within the Veriplas Division, we sell our PET packaging products directly to our customers. Our top ten customers within this division accounted for approximately 68% of the net sales of the Veriplas Division in fiscal 2010. The largest customer of the Veriplas Division, Allied Purchasing, accounted for approximately 28% of the net sales of the Veriplas Division in fiscal 2010. As described above, during fiscal 2011, one of the largest customers of the Veriplas Division, Music Mountain Water Company, informed us that it intends to internally produce over 75% of its plastic bottle requirements. This customer accounted for net sales of approximately $1.9 million in 2010, or 19% of the Veriplas Division's net sales. The loss of this customer will have an adverse effect on the net sales of the Veriplas Division. The loss of additional major distributors or customers could adversely affect our business.

  Off-Balance Sheet Arrangements.

        We do not have any off-balance sheet arrangements, investments in special purpose entities or undisclosed borrowings or debt. Additionally, we are not a party to any derivative contracts or synthetic leases.

  Seasonality.

        Our business, both in the Water Division and the Veriplas Division, is subject to seasonal fluctuations, with decreased revenues during rainy or cold weather months and increased revenues during dry or hot weather months. Our business can also fluctuate due to demands from governmental authorities and private businesses related to natural and manmade disasters.

  Inflation.

        For the two most recently completed fiscal years, inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future.

  Critical Accounting Policies.

        Our financial statements are prepared in accordance with generally accepted accounting principles. Preparation of the statements in accordance with these principles requires that we make estimates, using available data and our judgment for such things as valuing assets, accruing liabilities, and estimating expenses. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements, so we consider these to be our critical accounting policies and estimates. Because of the uncertainty inherent in these matters, actual results could differ from the estimates we use in applying the critical accounting policies. We base our ongoing estimates on historical experience and other various assumptions that we believe to be reasonable under the circumstances.

  Accounts Receivable—Allowance for Doubtful Accounts

        We routinely review our customer accounts on a periodic basis by customer account aging, to determine if the amounts due are collectible based on information we receive from the customer, past history, and economic conditions. In doing so, we adjust our allowance accordingly to reflect the cumulative amount that we feel is uncollectible. This estimate may vary from the proceeds that we actually collect. If the estimate is too low, we may incur higher bad debt expenses in the future resulting in lower net income. If the estimate is too high, we may experience lower bad debt expense in the future resulting in higher net income.

  Property, Plant and Equipment—Depreciation

        We maintain buildings, machinery, equipment, bottles, crates and racks, and furniture and fixtures to operate our business. We estimate the life of individual assets to allocate the cost over the expected life. The basis for such estimates is use, technology, required maintenance, and obsolescence. We periodically review these estimates and adjust them if necessary. Nonetheless, if we overestimate the life of an asset or assets, at a point in the future, we would have to incur higher depreciation costs and consequently, lower net income. If we underestimate the life of an asset or assets, we would absorb too much depreciation in the early years resulting in higher net income in the later years when the asset is still in service.

  Income Taxes

        Historically, we have not recognized any income tax liability and have not made a provision for income tax expense because the Operating Company is a limited liability company and income taxes have been passed through to its unit holders. For pro forma purposes only, we will recognize deferred tax assets and liabilities based on temporary differences between the financial statement carrying amount of assets and liabilities and their corresponding tax basis. The valuation of these deferred tax assets and liabilities is based on estimates that are dependent on rate and time assumptions. If these estimates do not prove to be correct in the future, we may have over or understated the pro forma income tax expense and, as a result, pro forma earnings. Following the Reorganization, the Holding Company will be subject to taxation as a corporation.

        Financial Accounting Standards Board ("FASB") guidance clarifies the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company's financial statements. The guidance prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return in order for those tax positions to be recognized in the financial statements. The Company adopted these provisions beginning in 2011.

BUSINESS

Our Company

        We are in the business of bottling and selling natural spring water and manufacturing preformed bottles, or "preforms," and finished bottles from polyethylene terephthalate resin (commonly referred to as "PET"). Our bottled water division operates under the name "Mountain Valley Spring Water" and our PET division operates under the name "Veriplas." In fiscal 2010, our bottled water division accounted for approximately 60% of our total net sales and our PET division accounted for the remaining 40%. If we are able to successfully implement our growth strategy (as described elsewhere in this prospectus), we anticipate that net sales for our bottled water division will far exceed that of our PET division.

Bottled Water Division

        The predecessor for our bottled water division, Mountain Valley Spring Water of Hot Springs, Arkansas, was established in 1871, making us America's oldest continuously operated bottled water company. The source of water for our products is natural spring water collected from three natural springs located approximately 10 miles from Hot Springs, Arkansas. In order to protect the watershed of the springs, we own forest land surrounding each of the springs, which in the aggregate totals over 2,000 acres, and no activities are conducted on this property other than bottling operations and selective timber harvesting in order to preserve the health of the forest. Geologists engaged by us have estimated that rain falling on the Ouachita Mountain Plateau near the springs percolates over approximately 3,500 years to a deep underground aquifer and from there flows to the surface through the natural springs. According to studies prepared by these geologists, this "recharge cycle" allows for a slow, natural filtration of the water and the accumulation of various essential minerals, including calcium, magnesium and potassium. Water sold under the Mountain Valley brand is taken from a single, protected, natural spring source flowing to the surface of the earth from a deep aquifer. The water sold under our other trademarked brands and our private label bottled water products is sourced from two other Company-owned natural spring sources. The water flowing from the springs rises to the surface naturally and is collected in stainless steel, anaerobic basins before being piped underground to the nearby Company-owned and operated bottling plant. We estimate that the volume of water naturally produced by these springs is sufficient for all foreseeable needs of the Company.

        In the bottled water market, the Company competes both as a brand owner and a private label supplier. Our trademarked brands include Mountain Valley Spring Water™, Mountain Valley Sparkling Water™, Clear Mountain Spring Water™ and Diamond Spring Water™. Sales of our Mountain Valley-branded water accounts for approximately 65% of the net sales of our bottled water division, sales of our Clear Mountain Spring Water™ and Diamond Spring Water™ account for approximately 18% of the net sales of our bottled water division, and sales of water under private label arrangements account for approximately 13% of the net sales of our bottled water division.

        All of our branded water products compete in the premium segment of the bottled water market, which we estimate to currently comprise 10% of the total U.S. bottled water market. The parameters of the premium segment of the bottled water market are not officially defined by industry trade groups or publications, but for internal benchmarking purposes, we have selected certain criteria that we believe define the premium segment of the bottled water market. The criteria we use in determining premium status include higher price points, quality of water, and various branding and packaging criteria. Our management estimates the size of the premium segment through their knowledge of the brands that satisfy our internally-determined segment criteria as well as through aggregating data from various trade publications and industry sources including Beverage Marketing Corporation and Zenith International, as well as from publicly-available information provided by our competitors. Our primary competitors that operate within the premium segment include Nestlé (San Pellegrino, Panna, Perrier),

Groupe Danone (Evian), and Roll International (Fiji), among others. Mountain Valley positions itself as the only nationally distributed domestic company currently competing in the premium segment.

        Unlike most domestic U.S. bottled water products, our water is bottled in both glass packaging and PET bottles in both still and sparkling versions. We offer our bottled water products in 5 gallon, 2.5 gallon, 1 liter, 1/2 liter, and 1/3 liter glass bottles and 5 gallon, 3 gallon, 1.5 liter, 1 liter, 1/2 liter, 24 ounce, 20 ounce, 12 ounce, and 8 ounce plastic bottles. We own the proprietary rights to all of our glass bottles as well as our 1.5 liter, 1/2 liter and 12 ounce plastic bottles. We purchase our glass bottles from third party vendors. Veriplas, our PET plastics manufacturing division discussed below, manufactures 100% of our single-serve plastic bottle requirements.

        The target consumers of our bottled water are the quality conscious consumer and the premium product consumer. We market our products as "America's Premium Water Since 1871," and as being naturally high in pH, kosher and a locally produced and American alternative to imported competitors.

        Our Mountain Valley branded bottled water products arrive at consumers through the following channels:

  (1)
  Retail Channels:

  (a)
  Natural grocery wholesalers who deliver Mountain Valley water to grocery retail stores carrying natural and organic products.

  (b)
  Direct Store Delivery Wholesalers ("DSD") who deliver to retailers of all types including grocery, convenience, club, hotels, special events, and restaurants.

  (c)
  Direct shipping to large grocery retailers who own their own distribution assets (e.g. Whole Foods Market).

  (2)
  Home and Office Delivery wholesalers ("HOD") who deliver directly to consumers at their home or office.

  (3)
  By package delivery companies for consumers ordering through our e-commerce system.

We provide our Clear Mountain Spring Water™ and Diamond Spring Water™ branded bottled water primarily through HOD distribution.

        Additionally, we provide water under private label arrangements to retail and other customers who desire to distribute natural spring water under their own brand.

        We operate an approximately 110,000 square foot bottling plant located on the spring site. Our headquarters building is located in downtown Hot Springs, Arkansas.

PET Division

        To complement our bottled water business, Veriplas, our PET plastics manufacturing division, manufactures and distributes preforms and finished bottles from PET for our use and for sale to third party beverage bottlers. Veriplas provides us both a low cost, non-interrupted plastic bottle inventory as well as a separate source of revenue. Historically, Veriplas operated two PET plastics manufacturing plants, one located at the spring site near Hot Springs, Arkansas and the other located in Little Rock, Arkansas. On December 30, 2011, however, in an effort to maximize efficiency and limit unutilized capacity, we began the process of consolidating the PET manufacturing facilities into a single facility at the Hot Springs location. In connection with the consolidation, we intend to acquire additional equipment for the Hot Springs plant. We anticipate completing the consolidation (including the acquisition of the new equipment) during the first half of 2012 at a cost of approximately $1.5 million.

        Veriplas Containers, Inc., the predecessor of our Veriplas division, was formed in 1998 to manufacture PET bottles and preforms for sale to independent water bottlers. The Operating

Company, as it exists today, was established through a series of transactions in 2004 when Veriplas Containers, Inc. contributed all of its assets to Clear Mountain Spring Company, LLC. Contemporaneous with that contribution, Clear Mountain Spring Company, LLC acquired all of the assets of Mountain Valley Spring Company, an Arkansas corporation and the immediate predecessor of our bottled water division, which assets included both bottled water and PET assets. Thereafter, Clear Mountain Spring Company, LLC changed its name to Mountain Valley Spring Company, LLC. The assets contributed by Veriplas Containers, Inc. were combined with the PET assets of the former Mountain Valley Spring Company to form our current PET manufacturing division, Veriplas. The remaining assets acquired in the transaction comprise our bottled water division.

Product Overview

Water

        The source of water for our products is natural spring water collected from three Company-owned natural springs located approximately 10 miles from Hot Springs, Arkansas. The water flowing from the springs rises to the surface naturally and is collected in stainless steel, anaerobic basins before being piped underground to the nearby bottling plant. We estimate that the volume of water naturally produced by these springs is sufficient for all foreseeable needs of the Company.

        The water flowing from the natural springs is tested daily by our quality control staff, weekly by National Testing Laboratories, at least monthly by the Arkansas Department of Health, annually by the International Sanitation Foundation, and periodically by other governmental bodies and private companies using our products. We carefully test daily everything that comes into contact with our water, including the stainless steel holding tanks, piping, bottles and caps.

        While Mountain Valley water is being bottled, the water is filtered, ultraviolet light is applied and ozone is added to ensure there is no biological contamination. We use ozone (O3) because studies have shown that it is effective against various potential contaminants, but also because it breaks down into oxygen (O2) after it is in the bottle. We monitor the bottling process every 10 seconds for residual ozone and total dissolved solids. Bacterial tests are taken daily and incubated. Samples of product from each production run are put aside and reserved for six months. The records of all in-house and third party testing (governmental agencies or independent companies) are maintained for 10 years.

  Glass Bottles

        For both retail and HOD distribution, we provide Mountain Valley-branded bottled water products in 2.5 gallon, 1 liter, 1/2 liter and 1/3 liter glass bottles. For HOD distribution, we additionally provide Mountain Valley-branded bottled water products in 5 gallon glass bottles. The glass bottles are made with an average content of 25% recycled glass. For the fiscal year ended December 31, 2010, glass bottle sales represented approximately 50% of total revenues for our bottled water division.

  PET Bottles

        For both retail and HOD distribution, we provide Mountain Valley-branded bottled water products in 3 gallon, 1.5 liter, 1 liter, 1/2 liter, 24 ounce, 20 ounce, 12 ounce and 8 ounce PET bottles. Our PET bottles are made from 50% recycled PET. The Clear Mountain and Diamond brands of the Company are also bottled in returnable 5 gallon PET bottles. For the fiscal year ended December 31, 2010, PET bottle sales represented approximately 50% of total revenues for our bottled water division.

PET Containers

        We manufacture preforms as well as conventional and custom PET containers for use in the Company's bottled water operations, as well as for sale to third party bottled water and other beverage producers. Sales of conventional and custom PET containers account for approximately 90% and 6%, respectively, of our Veriplas revenues. Sales of preformed bottles account for approximately 4% of our Veriplas revenues. We have historically manufactured the preforms and finished bottles at our two manufacturing facilities in Little Rock and Hot Springs, Arkansas, but, as discussed above, on December 30, 2011, we began the process of consolidating the PET manufacturing facilities into a single facility at the Hot Springs location. In addition to all of the single-serve PET bottles used by our bottled water division, we manufacture other standard PET bottles ranging in size from 10 ounce to 4 gallon and also provide custom design and manufacturing services for customers with unique requirements.

Industry Overview and Consumer Demand

Bottled Water

        According to Beverage Marketing Corporation, a beverage industry data and consulting firm, in 2010 the bottled water market, a segment of the total beverage market, had the 2nd largest "share of stomach" of consumers in the United States at 14.8% versus the 23.3% commanded by soft drinks. According to data compiled by Beverage Marketing Corporation, in 2010 the bottled water market as a whole generated over $10.6 billion in sales in the United States. We estimate that the premium segment of the bottled water market, which we internally define, represents approximately 10% of the total U.S. bottled water market, or approximately $1 billion. We believe the premium segment is growing due to increasing consumer knowledge on the quality and source differences between bottled waters, taste preferences of consumers, perceived health benefits of bottled natural spring water, and concerns regarding the quality of municipal tap water. All of the Company's branded water products compete in the premium bottled water market.

        We believe there are several trends that support consumer demand for bottled water products, including the following:

  Emphasis on Health and Wellness

        As part of a desire to live a healthier lifestyle, we believe consumers are ever more focused on increasing their water consumption and drinking water as a substitute for high-calorie beverages, carbonated soft drinks and beverages containing artificial sweeteners. According to data compiled by Beverage Marketing Corporation, the average annual per capita consumption of bottled water reached 28.3 gallons in 2010. Based upon their knowledge of consumer trends, our management believes certain attributes of natural spring water, such as the presence of essential minerals and a high pH level, adds to the perceived health benefits of premium bottled natural spring water.

  Concerns Regarding Quality of Municipal Tap Water

        Many consumers purchase bottled water because of localized concerns regarding some of the 55,000 different municipal tap water sources in the United States. There have been many recent media stories and reports by independent consumer groups highlighting pollution and quality issues with municipal water in various locations throughout the United States. According to a New York Times study, between 2004-2009, more than 20% of the water treatment systems in the United States have violated key provisions of the Safe Drinking Water Act, with many such systems providing tap water with illegal concentrations of dangerous chemicals or bacteria. We believe that consumer concerns regarding the quality of municipal tap water throughout the United States has been a major factor driving growth in the bottled water market in recent years.

  Increasing Demand for Products Packaged in Glass

        Some consumers express a strong preference for beverage products packaged in glass for the perceived taste difference over products packaged in plastic. In addition, some consumers have health and/or environmental concerns about plastic in general and seek out products not packaged in plastic of any type.

  Increasing Demand for Products Perceived as "Environmentally Friendly"

        We believe consumers are increasingly favoring products with a lower environmental impact with a "reduce, reuse, recycle" mindset becoming a common driver of consumer behavior. Areas of concern include products' packaging materials, carbon footprint and crude oil usage in production and distribution and the impact on landfills when disposed.

PET Bottles

        The PET container market is generally divided into two product categories: conventional and custom. Veriplas produces both conventional and custom PET beverage container products. The conventional category is larger by volume and is characterized by high volume production of containers for use in packaging beverages. Conventional products are supplied by independent merchant bottle producers and by fully integrated bottling companies making containers for themselves. The custom category consists of containers for food and beverage products that have special attributes such as colors, special shapes, or additives to resin having different performance attributes such as UV screening or biodegradibility.

        Although some consumers express a dislike for plastic packaging, this material has become the packaging of choice for over 50% of the beverage industry. Aluminum is second in volume followed in much smaller quantities by glass and other materials such as film and laminated cardboard. The beneficial attributes of PET plastic as a packaging material include low cost, low permeability (liquids within stay carbonated longer), safety (it doesn't shatter or easily break), and it is easily recycled and reused.

        Recycled PET is a growing part of the container market as many consumers express a preference for products produced with recycled content. There are a number of suppliers of food grade recycled PET in the U.S.

        We anticipate additional changes in the PET market as the suppliers of the chemical components of PET continue to increase their use of renewable sources, as opposed to non-renewable, petroleum-based sources, in their production process. Certain large soft drink and bottled water producers have recently announced they will be sourcing their PET containers wholly from a combination of renewable and recycled sources in the coming years.

Competitive Strengths

        We believe the competitive strengths of Mountain Valley that drive consumer demand for our bottled water products include the following:

Defensive Market Niches

        Due in large part to our brand equity and consumer recognition, developed over a 140-year period, we believe our position in the premium segment of the U.S. bottled water market, which is internally defined by our management, as the only nationally distributed domestic alternative to the imported products of our international competitors, would require significant resources to duplicate. Further, the location of our springs and bottling assets in the central United States is a significant logistical advantage in the our overall cost structure versus our international competitors.

Taste of Mountain Valley Spring Water

        The sweet, crisp taste of Mountain Valley water is attributed to the slow, natural filtration process that occurs as water slowly makes its way to the underground aquifer and then returns to the surface through our three natural springs. Mountain Valley water was named the "Best Tasting Bottled Water in the World" at the esteemed Berkley Springs International Water Tasting Competition in 1997 and in 2003. We believe the high taste quality of Mountain Valley water is supported by consistent consumer demand, which is evident in our 140 years of continuous commercial operation.

Health and Wellness Trends

        As stated above, consumers are increasingly focused on drinking more water relative to the consumption of other beverages as part of a desire to live a healthier lifestyle. The slow, natural filtration process of our water allows for the accumulation of various essential minerals, such as calcium, magnesium and potassium. Based upon their knowledge of consumer trends, our management believes that the presence of these minerals adds to the perceived health benefits of our bottled water. Our management also believes that the naturally high pH of our spring water appeals to certain discerning consumers. While we are unaware of any definitive studies as to the health benefits of consuming water with a high pH level, some consumers believe that water with a high pH level helps the body to neutralize acidity and seek out water products with a high pH level. Accordingly, our management believes the naturally high pH of Mountain Valley water is prized by natural and organic consumers that desire alkaline water to help offset modern high acid diets.

Strong Brand Recognition

        We believe the Mountain Valley brand has long been recognized in the premium bottled water industry and identified with high quality products. We believe that this brand recognition represents a competitive advantage in the markets in which we operate.

Environmental Awareness by Consumers

        We strive to minimize the impact that our operations and our products have on the environment. To that end, we use recycled content in all of our glass and PET bottles; we withdraw water from the springs in a manner that does not jeopardize the long term viability of the local watershed; we work with government, industry and public interest groups to recover and reuse as much bottled water packaging as possible.

        Mountain Valley was one of the first bottled water producers to use recycled PET in its plastic bottled water containers and currently uses 50% recycled PET in all of the Mountain Valley-branded plastic bottled water containers. The Company's glass packaging containers use an average of 25% recycled material. In order to communicate our commitment to environmental sustainability to consumers, we have developed and placed a slogan on select packaging that states: "If you recycle it again, we'll use it again."

        As a domestic alternative to imported competitors, Mountain Valley water is inherently the more environmentally friendly product as transportation is such a large component of bottled water's environmental impact. This positioning is easily understood by American consumers who are concerned with such issues and who want to "Eat Local" or "Buy American."

Use of Glass Bottles

        Mountain Valley packages its natural spring water in returnable glass bottles as well as single serve non-returnable glass bottles, while many of our competitors offer their products only in plastic bottles. We believe that the use of glass bottles helps to differentiate our products from our competitors and assists in creating the consumer perception of Mountain Valley branded water as a high end, premium bottled water. In addition, we have established long-term relationships with glass bottle brokers and manufacturers, and we own custom molds for several of the glass bottles in which we offer our product.

Key Retail Relationships

        We participate in multiple retail channels both directly and indirectly through our network of retail distributors. Although a significant portion of our retail business is attributed to food retailers, such as major grocery stores and natural products retailers, we also have relationships with "off-premise" retailers such as wine and liquor retailers, delicatessens, and drug stores as well as "on-premise" retailers such as restaurants, in-store restaurants, resorts, country clubs, catering companies, bars and coffee houses. Among the retailers with whom we have existing relationships are Publix, H-E-B, Whole Foods Market, Sprouts Farmers Market, and The Fresh Market.

Home and Office Delivery

        Historically our Home and Office Delivery (HOD) system has provided us with consistent cash flow and revenue. The over 125 independent HOD distributors selling our products directly to consumers in their home or office provides us with a different, additional route to the consumer. HOD is only offered by a very limited number of companies operating in the premium bottled water market. Additionally, the HOD system enhances brand awareness, and the HOD infrastructure provides leverage to our retail operations in terms of transportation, production, and general and administrative functions.

Management's Proven Track Record

        Our management team is well experienced in the beverage industry in general with particular emphasis in the bottled water industry, with our top 6 managers having over 130 years of combined beverage industry experience. Our CEO, James "Breck" Speed III, has over 23 years experience in the bottled water industry and serves on the board of directors and various committees of the International Bottled Water Association. Our CFO, Brad Frieberg is a co-founder of the predecessor to our Veriplas division and has over 13 years experience in the PET containers industry and over 7 years experience in the bottled water industry. The experience level within the Company is deep overall as 38 of our employees have over 10 years' tenure with the Company, including 16 employees with over 20 years' tenure.

Seasonality and Disaster Relief

        Our business, both in our bottled water division and our Veriplas division, is subject to seasonal fluctuations, with decreased revenues during rainy or cold weather months and increased revenues during dry or hot weather months. Our business can also fluctuate due to demands from governmental authorities and private businesses related to natural and manmade disasters.

Marketing

        Our bottled water products are marketed to consumers through both traditional marketing, with selected magazine and television advertisements, and special or "guerilla marketing" events like wine tastings, high end charitable events, product samplings in organic and natural food stores, documentary film festivals and other promotional opportunities. We develop consumer recognition through placement of our product in high end restaurants, spas, hotels and other premium locations. We regularly seek to place stories about our products in free media through public relations efforts, and we gain consumer awareness of our product by supplying Mountain Valley water to movie and television production companies and for various celebrity events.

        We work with different groups, and the leaders within those groups, involved in the promotion of food and beverage education. These groups include The Southern Food & Beverage Museum and The Southern Foodways Alliance as well numerous local food and wine festivals.

        Mountain Valley also has a new media "business to consumer" sales strategy using vehicles such as Facebook, Twitter, YouTube, and coordinated search engine optimization programs that drive consumers to our new e-commerce site where they can "Buy Mountain Valley Now!" or "Find a Distributor!" At the site, people wanting to order Mountain Valley can easily complete their purchase, and delivery will be achieved through our network of HOD distributors or third parties such as UPS and FedEx.

        We market our PET container products primarily at trade shows and conferences and through direct sales efforts to beverage bottlers.

        As part of our growth strategy, we intend to increase marketing efforts for our bottled water products by expanding our business development staff and increasing our sales promotions and advertising campaigns. Assuming we receive $[    •    ] in net proceeds from this offering, we intend to use approximately $5 million of the proceeds to hire additional business development staff, we intend to use approximately $2 million of the proceeds to support our sales promotions and we intend to use approximately $2 million of the proceeds towards our advertising campaigns.

Bottling

        We control the bottling process at our bottling facility, which is located adjacent to the springs. We operate one fully automated glass production line with annual production capacity of 2,300,000 to 4,600,000 cases of glass bottles and one fully automated PET production line with annual production capacity of 3,500,000 to 7,000,000 cases of PET bottles. Production capacity will vary depending on the hours scheduled for production each week and scheduled and unscheduled downtime. Currently, both of these production lines utilize a single palletizer, and an additional palletizer will have to be installed for us to optimize the production capacity of these lines. Additionally, we operate three production lines for our multi-gallon products. Our current production capacity is more than sufficient to meet our reasonably foreseeable needs.

Distribution

        We market and distribute our water products through three primary channels: retail (both on-premise and off-premise), home and office delivery (HOD) and private label.

Retail

        We participate in multiple retail channels with hundreds of chain and independent retail partners. Although a significant portion of our retail business is attributed to food retailers, such as major grocery stores and natural products retailers, we also have relationships with other off-premise retailers such as wine and liquor retailers, delicatessens, and drug stores as well as on-premise retailers such as restaurants, in-store restaurants and delicatessens, resorts, country clubs, catering companies, bars and coffee houses. Among the retailers with whom we have existing relationships are Publix, H-E-B, Whole Foods Market, Sprouts Farmers Market, and The Fresh Market.

        To service our retail outlets, we ship directly to certain retailers, we maintain a direct to store delivery ("DSD") network of distributors comprised of both alcoholic and non-alcoholic distributors, and we utilize the warehousing and delivery capabilities of regional and national wholesale food distributors. For the fiscal year ended December 31, 2010, direct shipment to retailers accounted for approximately 1% of revenues of our bottled water division, sales to our DSD distributors accounted for approximately 6% of revenues of our bottled water division, and sales through our network of regional and national wholesale food distributors accounted for approximately 10% of revenues of our bottled water division. The graphic below highlights the geographic coverage area of our DSD distribution network.

        The coverage of our wholesale food distributor network is nationwide with some limited presence in the Pacific and Caribbean, but it is limited to retail stores buying natural and organic products. We have some limited international distribution with our DSD distributors in Japan, Korea, Bahrain, and Canada. International sales represent less than 1% of the revenue of our bottled water division.

Home and Office Distribution

        Our HOD distribution network allows residential and commercial customers to enjoy Mountain Valley water with direct delivery to their home or office. Deliveries are made by our network of independently owned and operated HOD distributors. For the fiscal year ended December 31, 2010, sales to our HOD distributors accounted for approximately 75% of revenues of our bottled water division The graphic below highlights the geographic coverage area of our HOD distribution network.

Distribution Agreements

        Most of our arrangements with our retail and HOD distributors are evidenced by written contracts that have terms generally ranging from 1 to 3 years with automatic renewal clauses. These contracts generally contain termination clauses permitting the distributor or us to terminate the relationship upon 90 days notice and contain no provisions obligating the distributor to purchase any minimum amount of our products.

e-Commerce

        In May 2011, we launched our e-commerce initiative, which allows customers to order our bottled water products directly from us through our internet website—www.mountainvalleyspring.com. Orders received through our website are shipped through a package delivery company directly to the customer.

Private Label

        Revenues from private label bottling account for approximately 13% of revenues of our bottled water division. We produce product for those customers who buy a bottled water product for something other than simply low price. We appeal to those retailers and marketers who want a proprietary shaped bottle, special labeling, and natural spring water instead of filtered water.

Growth Strategy

        Our growth strategy predominantly focuses on growing the bottled water portion of our business through increased sales, expanded product offerings and increased production capacity. As we expand our bottled water business, we intend to utilize an increasing percentage of the manufacturing capacity of our Veriplas division to service the internal bottling needs of our bottled water division. Specifically, we seek to increase our market share and drive growth in our bottled water business by pursuing the following strategies:

Expand Retail Business and Sales Staff

        Mountain Valley water is currently marketed and sold in 31 states in the United States pursuant to our relationships with various retail and HOD distributors. Additionally, Mountain Valley water is currently marketed and sold at retail in 49 states through our natural and organic distribution channel and can be found in such organic retail outlets as Whole Foods Market, The Fresh Market, Sprouts Farmers Market and many independently-owned and operated organic food stores. The natural and organic segment of the grocery industry accounts for a small percentage of the premium bottled water market. While we intend to continue our distribution, marketing and sales efforts with various organic foods retail outlets, management believes that the key to growing our retail bottled water business is to increase product placement with and increase sales from general grocery stores, club stores, mass merchandisers, and various "on premise" retailers including hotels, restaurants, catering companies, banquet halls, delicatessens, spas, airports, sports venues, amusement parks and other locations where consumers purchase products for immediate consumption.

        To further implement our retail growth strategy, we intend to use a portion of the proceeds from this offering to recruit and hire initially up to 20 additional highly-qualified sales professionals and support staff. Some of these sales professionals will be "national account managers" and will make key retail account calls directly with brokers and in cooperation with the national sales staff of independent Mountain Valley distributors to gain authorizations and develop and execute promotional schedules. Some of the sales professionals hired will be "regional sales managers" and will work with distributors and brokers to educate and motivate their sales forces and will make key account calls in the local markets of our distributors.

Regional Focus

        According to Beverage Marketing Corporation and management estimates, sales of premium bottled water in Texas, California, Florida and New York account for nearly 50% of the total domestic sales of the premium bottled water market. These are the areas where the Company has had a great deal of initial success with its retail strategy and where it will focus its efforts over the next several years. In addition, the Mid South and South East regions of the United States are close in proximity to the Company's manufacturing and production facilities, and these regions are substantially within the coverage area of the Company's established network of DSD distributors, which serve our existing retail customers, including Publix Food Stores. We intend to focus on developing our presence in these regions more fully both at retail and on-premise locations before increasing our focus on other regions and other retail opportunities. We believe it is highly important to build volume regionally to both ensure sustainable consumer demand within the region but also to become viewed as a reliable and profitable supplier to our distribution and retail partners.

        Future expansion plans will be implemented as management believes we have achieved a certain density and sustainable distribution within the regions described above. Geographic expansion plans will include establishing or increasing our presence and sales in additional regions of the United States as well as pursuing international sales opportunities. The Company currently has limited distribution in Canada, the Caribbean, Japan, Korea and Bahrain.

Product Line Expansion

        Management is highly conscious of the 140 years of brand equity in Mountain Valley Spring and Sparkling Waters and is dedicated to maintaining and enhancing the natural, premium, and "American based" strengths of the brand. Management believes there are certain opportunities within the

Mountain Valley brand equity to expand stock-keeping unit (or SKU) offerings, which may include the addition of flavor enhancements within the sparkling line and other formulations. Offering additional SKUs will help us establish a larger and more prominent relationship with retailers and distributors. Expansion of the brand will also help maximize manufacturing efficiencies and improve distribution logistics as customers increase the average size of their purchases from us.

Expand Marketing

        To drive consumer interest of both retail and HOD product offerings, the Company currently markets its products in a low cost, event-oriented method generally known as "guerilla" marketing. These marketing efforts have been supplemented with limited magazine, web-based, and affiliate programs, including sponsorship of television host and gardening expert P. Allen Smith's various media endeavors (which include two television shows broadcast on PBS, a nationally-syndicated cable program, books, magazines, web marketing and numerous celebrity appearances), the Southern Food & Beverage Museum, and the newsletter of the Southern Foodways Alliance. We intend to continue our "guerilla marketing" efforts in the future and will use a portion of the proceeds from this offering to increase our expenditures in this area. In addition, although we have not paid "slotting fees" or other fees to gain access to retail shelf space in the past, we may use a portion of the proceeds from the offering to take advantage of significant opportunities, including the payment of slotting fees, as they present themselves.

        We intend to use a portion of the proceeds from this offering to promote Mountain Valley branded products onsite at retail locations. Periodic promotions for bulk purchases, new items, or seasonal specials have proven successful at generating significant consumer demand in the past and we expect to continue these activities to further increase consumer demand and retailer acceptance of our products in the future.

Bottling Capabilities

        Bottling capacity is sufficient for our short term growth plans for our bottled water business, but we plan to enhance our production capabilities over time with respect to quantity, types of packaging, and types of beverages. The increased flexibility of manufacturing will not only allow us to sell more types of Mountain Valley product but also supply a broader variety of "enhanced water" private label product than we currently produce. As a step toward implementing this strategy, we plan to purchase new equipment for our bottling facility in Hot Springs, Arkansas that will enable us to substantially increase our output of both bottled water and "enhanced water" products. We plan to fund the purchase of this equipment with a portion of the proceeds received in this offering.

Expand Existing Retail Relationships

        We believe we have opportunities, directly and indirectly through our distributors, to increase store penetration with our existing retail relationships. Most of the retailers currently carrying Mountain Valley branded products could expand the number of SKUs that they carry by adding multipacks, additional glass or PET packaging, single serve packages for "grab-and-go" coolers in their prepared food sections, or cases for their bulk item aisles. One of the goals of our growth strategy is to generally increase the number of SKUs carried by our retail partners.

Increase HOD Accounts

        We work with our independently-owned HOD distributors to grow the number of HOD accounts. We do this by funding local efforts through our Growth Attainment Program that financially rewards distributors who grow their customer base. We also work with our HOD distributors to utilize our combined web presences to drive consumers looking for Mountain Valley to our web-based fulfillment center. Our web site allows an end-user to locate and contact a Mountain Valley HOD distributor within their zip code. We expect to expend more resources and increase efforts through social media and internet marketing to increase our HOD account volume in the future.

Strategic Acquisitions

        In addition, management will consider making strategic acquisitions in both the HOD and retail markets if opportunities become available. However, we have no current agreements or plans for proposed acquisitions and may ultimately determine not to make any acquisitions in the future.

Employees

        As of September 30, 2011, we had 107 full time employees, of which 10 serve as our sales team. Following the effectiveness of this offering, we intend to increase the number of employees on our sales team as we pursue our growth strategy in the retail component of our bottled water division. We believe that our continued success will depend on our ability to continue to attract and retain skilled personnel. We have never had a work stoppage and none of our employees are represented by a labor union. We believe our relationship with our employees is in good standing.

Intellectual Property and Trademarks

        We believe our intellectual property provides a competitive advantage and we have invested substantial time, effort and capital in establishing and protecting our intellectual property rights. We have filed and maintain certain trademark registrations. We consider our Mountain Valley name and related trademarks such as "America's Premium Water since 1871™" and "Consider the Source™" to be valuable to our business and the establishment of a nationally-branded premium bottled water. We rely on a combination of copyright, trademark and trade secret laws and other arrangements to protect our proprietary rights. We own 7 United States registered federal trademarks, including registrations for our Mountain Valley name in conjunction with our Spring and Sparkling brands and their distinctive trade dress. However, we are unable to determine with certainty whether other entities might assert superior or exclusive rights to the marks and seek to obtain damages from the injunctive relief against us.

Competition

        We compete as a brand owner in the premium segment of the U.S. bottled water market, which is internally defined by our management and which we estimate to be approximately 10% of the $10.6 billion total U.S. bottled water market. The competitors in the premium segment include large international companies Nestle (Perrier, San Pelligrino, Panna), Groupe Danone (Evian), Roll International (Fiji), and others. For 2010, the sales of our bottled water division represented less than 1% of the U.S. premium segment market and the Company faces serious competition in achieving its growth targets. Our competitive advantages include the fact that we are a centrally-located, domestic supplier with marketing and logistic advantages over our international competitors.

        The PET container market is composed of large international companies including Amcor, Graham Packaging, Plastipak, and Constar. We compete in the PET container market by focusing our sales efforts on small and mid-sized beverage companies not fully served by the larger companies, who need special packaging, mixed loads of products, pre-labeling of the containers, and guaranteed delivery in peak season.

Properties

        The table below lists and describes all of the real property owned or leased by the Company.

Description	Location	Owned/ Leased	Square Feet	Division
Headquarters Building	150 Central Avenue, Hot Springs National Park, Arkansas	Owned	10,100	N/A
Over 2,000 acres of forest land, including 3 natural springs(1)	Near Hot Springs, Arkansas	Owned	N/A	Bottled Water/Veriplas
Bottling Facility	Near Hot Springs, Arkansas	Owned	110,000	Bottled Water
PET Manufacturing Facility	Near Hot Springs, Arkansas	Owned	40,000	Veriplas
PET Manufacturing Facility(2)	Little Rock, Arkansas	Leased	72,000	Veriplas
Warehouse	Hot Springs, Arkansas	Leased	40,000	Veriplas
Warehouse	Hot Springs, Arkansas	Owned	76,000	Bottled Water

         (1)    The water sourced from the natural springs located on the Company's forest land is subject to the laws of the State of Arkansas, which has adopted a "regulated riparian" system. The riparian rights doctrine considers water to be a common use resource rather than private property. The riparian rights doctrine attaches a water right to land adjacent to a water course. All landowners have the right to make reasonable use of water on or bordering their property. However, the water use cannot unreasonably diminish the quality or quantity of water to neighboring landowners. The concept of reasonable use depends on balancing the interests of all the "common owners." The rights created by the balancing process may change with circumstances over time. The riparian rights doctrine applies to all natural bodies of water including streams, lakes, ponds and marshes. Under the riparian rights doctrine, rights remain with the property when it changes hands. The Arkansas Natural Resources Commission (ANRC) was established to serve as the State of Arkansas' water resources planning and management agency. As such, ANRC has initial legislative authority to resolve disputes among competing parties for water rights. We own over 2,000 acres in the aggregate surrounding the springs. Pursuant to the riparian rights doctrine, we have a legal right to capture and bottle the water flowing from our springs. We believe that our use of the spring water is reasonable and in compliance with the riparian rights doctrine.

         (2)    As discussed in greater detail elsewhere in this prospectus, on December 30, 2011, we began the process of consolidating our Little Rock and Hot Springs PET manufacturing facilities into a single facility at the Hot Springs location.

Legal Proceedings

        From time to time, we are a party to various lawsuits, claims and other legal proceedings arising from our normal business activities. We do not believe that we are a party to any proceedings that, individually or in the aggregate, would be expected to have a material adverse effect on our business, results of operations or financial condition.

Government Regulation

        The conduct of our business and the production, distribution, advertising, promotion, labeling, safety, transportation, sale and use of our products are subject to various laws and regulations administered by federal, state and local governmental agencies in the United States. It is our policy to abide by the laws and regulations that apply to us, and we require our distributing partners to comply with all laws and regulations applicable to them.

        We are required to comply with:

  •
  Federal laws, such as the Federal Food, Drug and Cosmetic Act, the Safe Drinking Water Act, the Occupational Safety and Health Act and the Americans with Disabilities Act;

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  Customs and foreign trade laws and regulations;

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  State consumer protection laws;

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  Federal, state and local environmental, health and safety laws;

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  Laws governing equal employment opportunity and workplace activities; and

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  Various other federal, state and local statutes and regulations.

        We maintain environmental, health and safety policies and a quality, environmental, health and safety program designed to ensure compliance with applicable laws and regulations. We incur annual expenses of approximately $90,000 in complying with environmental, health and safety laws.

        The United States Food and Drug Administration (the "FDA") regulates bottled water as a food under the federal Food, Drug and Cosmetic Act. Our bottled water must meet FDA requirements of safety for human consumption, identity, quality and labeling. Further, the sale and marketing of our products is subject to the FDA's advertising and promotion requirements and restrictions. In addition, the FDA has established current "good manufacturing practice" regulations, which govern the facilities, methods, practices and controls used for the processing, bottling and distribution of bottled drinking water. We and our third-party distribution partners are subject to these requirements. We also must comply with overlapping and sometimes inconsistent state regulations in various jurisdictions. As a result, we must expend resources to continuously monitor state legislative and regulatory activities for purposes of identifying and ensuring compliance with the laws and regulations that apply to our bottled water business in each state in which we operate. While we must meet the government-mandated standards, we believe that our self-imposed standards meet or exceed those set by federal, state and local regulations.

        Additionally, the manufacture, sale and use of plastic resins used to make water bottles is subject to regulation by the FDA. We believe our beverage containers and our manufacturing procedures are in compliance with FDA regulations.

        Measures have been enacted in various localities and states that require a deposit or tax to be charged for certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other deposit, recycling or product stewardship proposals have been introduced in various jurisdictions. We anticipate that similar legislation or regulations may be proposed in the future at the local, state and federal levels. Cost of compliance with the various stewardship, deposit and tax laws imposed by various regulatory authorities is passed through to our customers in the cost of the product either by the Company directly or by upcharges added by our distributors when the duty of collection of those deposits and taxes is imposed upon them.

MANAGEMENT

        Set forth below are our executive officers and directors, together with their positions and ages as of the date of this prospectus.

Name	Age	Position
James B. Speed III	54	Chief Executive Officer and Chairman of the Board
Bradley K. Frieberg	54	Chief Financial Officer
Robert M. Eubanks III	59	General Counsel and Secretary
James K. Thompson	58	Director
Ross M. Whipple	60	Director
Porter R. Rogers, Jr.	77	Director
Bill Hardin	66	Director

        Set forth below is a brief description of the business experience of our directors and executive officers.

        James B. "Breck" Speed III was appointed to the Board in 2011. Mr. Speed currently serves as Chairman of the Board and the Company's Chief Executive Officer and President. Mr. Speed is also the President and CEO of the Operating Company, positions he has held since 2004. He currently serves on the board of directors and various committees of the International Bottled Water Association. Mr. Speed has over 23 years of experience in the bottled water business, having owned one of the largest distributors of Mountain Valley water prior to joining the Operating Company. As the executive who provides overall direction for the Company, Mr. Speed offers a valuable, first-hand perspective of the Company's day-to-day operations to the remainder of the Board. The Board believes that it is important that the Company's CEO serve on the Board because the CEO is in the best position to understand the challenges and issues facing the Company. The Board believes that the same experience, attributes and skills that qualify Mr. Speed to serve as the Company's CEO equally qualify him to serve as Chairman of the Board. For these reasons, the Board believes that Mr. Speed is qualified to serve on the Board and as its Chairman.

        James K. "Kirk" Thompson was appointed to the Board in 2011. Mr. Thompson currently serves as the Chairman of the Board of Directors of J.B. Hunt Transport Services, Inc. ("J.B. Hunt"), one of the largest surface transportation, delivery and logistics companies in North America. Prior to assuming the role of Chairman of the Board of J.B. Hunt in January 2011, Mr. Thompson served as Chief Executive Officer of J.B. Hunt from 1987 until December 2010. Mr. Thompson joined J.B. Hunt in 1973 and is a Certified Public Accountant. Mr. Thompson's expansive corporate management experience at a publicly-traded company provides him the ability to understand and address the challenges and issues facing the Company, especially following its initial public offering. His proven track record as the CEO and Chairman of J.B. Hunt, in addition to his financial acumen and strong ties to the business community, makes Mr. Thompson an invaluable addition to the Company's Board. The Board believes that Mr. Thompson's extensive management experience, proven leadership capabilities, and understanding of the operations of a publicly-traded company qualify him to serve on the Board.

        Ross M. Whipple was appointed to the Board in 2011. Since 2000, Mr. Whipple has been Chairman and Chief Executive Officer of Summit Bancorp, Inc., the holding company of Summit Bank, a community bank headquartered in Arkadelphia, Arkansas. Mr. Whipple is also the President of Horizon Timber Services, Inc., a timber management company, a post he has held since 2004. Mr. Whipple presently serves as Chairman of the Ross Foundation, a charitable trust that manages over 60,000 acres of timberland for conservation and charitable purposes. Mr. Whipple is the general partner of both the Whipple Family Limited Partnership, a limited partnership which is primarily engaged in the management of 60,000 acres of timberland located in South Arkansas, and the Whipple

Family Banking Partnership, a limited partnership which along with individual family members is the controlling shareholder in Summit Bancorp, Inc. Mr. Whipple has over 25 years of banking experience, much of which was acquired as an executive officer and director of various banking institutions. His financial expertise is an invaluable asset for the Board. In addition, his substantial corporate experience in banking, timber management and charitable organizations provides a broad base of relevant financial and operations experience. The Board believes that Mr. Whipple's corporate leadership experience and expansive business background qualify him to serve on the Board.

        Porter R. Rodgers, Jr., M.D. was appointed to the Board in 2011. Dr. Rodgers, who practiced as a general surgeon in Arkansas for over 40 years, has served since 1990 and continues to serve as the President of Porter Rodgers Farms, Inc., a family-owned enterprise engaged in farming, real estate and hunting lease operations. He has also served since 1968 and continues to serve as vice president and a director of BRM Foods, Inc., a privately-held company that owns and operates 26 quick service restaurants in Arkansas and Missouri. Dr. Rodgers presently serves as a director of First Security Bank, the flagship bank of First Security Bancorp, a privately-owned financial services holding company based in Searcy, Arkansas. Dr. Rodgers' diverse career and management experience spans disciplines from medicine to banking, which allows him to bring an extensive, multi-discipline perspective to the Board. Through his service on the board of directors of two other companies, Dr. Rodgers brings a wealth of knowledge and corporate leadership experience that helps him understand the challenges the Company will face going forward. The Board believes that Dr. Rodgers' diverse background and experience qualify him to serve on the Board.

        Bill P. Hardin was appointed to the Board in 2011. Mr. Hardin retired from public service in 2005 after a diverse, 35-year career in the public sector. Capping a distinguished career in law enforcement, which included 28 years as an agent with the Federal Bureau of Investigation, Mr. Hardin concluded his career serving in the administration of Arkansas Governor Mike Huckabee. In 1998, Mr. Hardin was appointed by Governor Huckabee to serve as the State Drug Director, a position he held for four years. As the State Drug Director, Mr. Hardin was tasked with overseeing the implementation of the state's alcohol-and-drug programs and policies, as well as ensuring that grant funds were being properly spent by drug task forces throughout the State of Arkansas. At the time of his retirement, Mr. Hardin was serving as policy advisor to Governor Huckabee on law enforcement and homeland security. Mr. Hardin is the son-in-law of Johnelle Hunt. Ms. Hunt controls our largest stockholder, MV Holdings, LLC. Mr. Hardin's leadership and policy-making experience in the public sector enables him to provide the Board with critical and unique insight on a variety matters, ranging from policy creation to operational matters. The Board believes that this ability, gained through a distinguished career in public service, qualifies Mr. Hardin to serve on the Board.

        Bradley K. Frieberg was appointed Executive Vice President and Chief Financial Officer of the Company in 2011. Mr. Frieberg is also Executive Vice President and Chief Financial Officer of the Operating Company, a position he has held since 2004. Mr. Frieberg serves as our Principal Financial Officer and Principal Accounting Officer.

        Robert M. "Bob" Eubanks III was appointed General Counsel and Secretary of the Company in 2011. Mr. Eubanks has been a licensed attorney in Arkansas since 1978. Mr. Eubanks previously served as Commissioner of the Arkansas Insurance Department from 1985 until 1988. From 1988 until 1996, he served as Of Counsel with the law firm Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. in Little Rock, Arkansas. From 1996 to 2011, Mr. Eubanks was engaged in the private practice of law as a solo practitioner.

Board of Directors

        The responsibility and authority for managing our business rests with our Board of Directors, which is elected by our stockholders. Our directors bring experience and expertise from both inside and outside the Company and its industry. Immediately following the closing of this offering, our Board of Directors will consist of 5 members. Our bylaws permit our Board of Directors to establish the authorized number of directors, and 5 directors are currently authorized. The bylaws also provide that any vacancies or newly-created directorships may be filled only by the remaining members of our Board of Directors.

        Mr. Speed serves as the Chairman of the Board and the Company's Chief Executive Officer. Mr. Thompson serves as the Lead Independent Director. The Board believes that combining the positions of Chairman of the Board and Chief Executive Officer and having a Lead Independent Director provides an efficient and effective leadership model for the Company, combining clarity on strategy and decision-making with effective independent oversight. The Board believes that the combined role of Chairman of the Board and Chief Executive Officer promotes unified leadership and direction and provides a single leader to guide the Company in executing its business strategy. The Board does not believe that the Board's independence is compromised by having a single person serve as Chairman of the Board and Chief Executive Officer. The Board believes that having a Lead Independent Director ensures that a strong, independent director leads the Board's independent directors and is a single point of contact for the Chairman on most routine board items, especially between meetings. The Board believes this structure avoids the management issues that often arise when the Chairman of the Board and Chief Executive Officer duties are separated. Further, a Lead Independent Director helps facilitate dialogue between the Board and stockholders by specifically identifying an independent director available for consultation and communication.

Risk Oversight

        The Board has delegated to the audit committee, consisting solely of independent directors, the responsibility to oversee the assessment and management of the Company's risks, including reviewing with management significant risk exposures potentially facing the Company and the policies and steps implemented by management to identify, assess, manage and monitor such exposures.

Director Independence

        Upon the closing of this offering, we anticipate that our common stock will be listed on the Nasdaq Capital Market. Under the applicable Nasdaq listing standards, independent directors must generally comprise a majority of a listed company's Board of Directors within a specified period following the closing of its initial public offering. In addition, Nasdaq's listing rules require that, subject to specific exceptions, each member of a listed company's audit committee and those members of the board of directors determining executive compensation and director nominations be independent. Audit committee members also must satisfy the independence criteria set forth in rule 10A-3 under the Securities Exchange Act of 1934. Under the Nasdaq listing rules, a director will only qualify as an "independent director" if, in the opinion of the company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        In order to be considered independent for purposes of rule 10A-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

        After reviewing all relevant relationships and considering Nasdaq's requirements for independence, the Board of Directors has concluded that Messrs. Thompson, Whipple, Rodgers and Hardin are independent under applicable listing rules. No director or executive officer of the Company is related to any other director or executive officer of the Company by blood, marriage or adoption. In making these determinations, our Board of Directors considered the relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Additionally, the Board considered Mr. Hardin's familial relationship with Ms. Hunt.

        Pursuant to NASDAQ Rule 5615(b)(1) and Exchange Act Rule 10A-3(b)(1)(iv)(A), we are permitted to phase in our compliance with the independent audit committee requirements set forth in NASDAQ Rule 5605(c)(2)(A) and Exchange Act Rule 10A-3(b)(1)(iv)(A). Under these rules, we can phase in our audit committee independence as follows: (1) one independent member at the time of listing; (2) a majority of independent members within 90 days of listing; and (3) all independent members within one year of listing.

        Our Board has determined that Messrs. Whipple and Rodgers, two of the three members of our audit committee, satisfy audit committee independence requirements under NASDAQ Rule 5605(c)(2)(A) and Exchange Act Rule 10A-3. Within one year of our listing on the NASDAQ, it is our intention to have an audit committee comprised of all independent directors as defined in Rule 10A-3.

Board Committees

        In accordance with our bylaws, our Board of Directors has established three standing committees: an audit committee, a compensation committee and a nominating and governance committee. Our Board of Directors may establish other committees from time to time to facilitate our corporate governance.

        Audit Committee.    Our audit committee is comprised of Messrs. Thompson, Whipple, and Rodgers, with Mr. Whipple acting as chair. The primary responsibility of our audit committee is to oversee the Company's financial reporting process on behalf of the Board, which includes: (i) managing both the external and internal audit processes; (ii) establishing procedures for the receipt of complaints regarding accounting, internal controls or auditing matters; (iii) overseeing and interacting with our independent auditors regarding the auditors' engagement and/or dismissal, duties, compensation, qualifications and performance; (iv) reviewing and discussing with our independent auditors the scope of audits and our accounting principles, policies and practices; (v) reviewing and discussing our audited annual financial statements with our independent auditors and management; (vi) monitoring the ongoing review of the Company's internal control systems; (vii) overseeing the Company's risk management practices and policies and (viii) reviewing and approving or ratifying (if appropriate) related party transactions.

        Our Board of Directors has determined that Mr. Thompson is an audit committee financial expert, as defined under the applicable rules of the SEC, and that Messrs. Whipple and Rodgers are "independent" within the meaning of the applicable Nasdaq listing standards and the independence standards of rule 10A-3 of the Securities Exchange Act of 1934. Each of the members of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and The Nasdaq Stock Market.

        Compensation Committee.    Our compensation committee is comprised of Messrs. Whipple, Rodgers, and Hardin, with Mr. Hardin acting as the chair. The principal responsibilities of our compensation committee include (i) making recommendations to the Board with respect to the Company's overall compensation philosophy; (ii) overseeing the administration of the Company's compensation and benefit plans and programs; (iii) reviewing and recommending to the Board for approval the compensation for our senior executives and (iv) assisting in the Company's compliance with the regulations of the SEC regarding executive compensation disclosure.

        Nominating and Governance Committee.    Our nominating and governance committee is comprised of Messrs. Thompson, Whipple, Rodgers and Hardin, with Dr. Rodgers acting as the chair. The principal responsibilities of our nominating and corporate governance committee are, among other things, to (i) establish membership criteria for our Board of Directors, (ii) review director nominees recommended by stockholders, (iii) identify individuals qualified to become directors consistent with the committee's membership criteria, (iv) recommend director nominees for approval by the Board and election by the Company's stockholders; (v) review the Company's Corporate Governance Guidelines and Code of Business Conduct and Ethics; (vi) monitor and recommend the functions of the various committees of the Board; (vii) facilitate the annual evaluation of the performance of our Board of Directors and its committees, (viii) periodically review management succession plans, and (ix) maintain an informed status on issues related to corporate social responsibility, public policy and philanthropy.

        Though neither the Board of Directors nor the nominating and corporate governance committee has a formal policy concerning diversity, the Board of Directors values diversity on the Board, believes diversity should be considered in the director identification and nominating process, and seeks director nominees that have a diverse range of views, backgrounds and leadership and business experience.

Code of Business Conduct and Ethics

        Our Board of Directors has adopted a Code of Business Conduct and Ethics. This code applies to all of our employees, officers, and directors, including our principal executive, financial and accounting officers and all persons performing similar functions.

Compensation Committee Interlocks and Insider Participation

        Our compensation committee consists of Messrs. Whipple, Rodgers, and Hardin. None of the members of our compensation committee is or has at any time during the past year been an employee of ours nor have such members served as an officer of the Company. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or compensation committee during 2011.

Director Compensation

        We have not historically had any policy regarding compensation payable to our directors. Since inception, our directors have served without compensation, except for reimbursement of out of pocket expenses for each meeting attended.

Stockholder Communications with the Board of Directors

        Interested parties may communicate with the Board or specific members of the Board, including the independent directors and the members of the various board committees, by submitting a letter addressed to the Board of Directors of Mountain Valley Spring Company c/o any specified individual director or directors at the address listed herein. Any such letters are then forwarded to the indicated directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth a summary of certain information concerning the compensation paid by the Company for services rendered in all capacities during fiscal year 2011 to our named executive officers, who are: (i) James B. Speed III, our Chief Executive Officer and Chairman of the Board, (ii) Bradley K. Frieberg, our Chief Financial Officer, (iii) Michael T. Jackson, our former General Counsel and Secretary, and (iv) Robert M. Eubanks III, our current General Counsel and Secretary.

Name and principal position	Year	Salary ($)(1)	Bonus ($)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)		Total ($)
James B. Speed, III, Chief Executive Officer and Chairman of the Board	2011	$199,234	—	—	—	—	—	$17,712	(2)	$216,946
Bradley K. Frieberg, Chief Financial Officer	2011	$159,235	—	—	—	—	—	$24,929	(3)	$184,164
Michael T. Jackson, Former General Counsel and Secretary	2011	$98,654	—	—	—	—	—	$17,424	(4)	$116,078
Robert M. Eubanks III, Current General Counsel and Secretary	2011	$24,527	—	—	—	—	—	$1,124	(5)	$25,651

(1)
We periodically review, and may increase, base salaries in accordance with the Company's normal annual compensation review for each of our named executive officers.

(2)
Includes matching contributions of $1,775 under the Company's 401(k) Plan, an automobile allowance of $4,800, a gasoline reimbursement of $1,567, and health, life and disability insurance premiums of $9,570.

(3)
Includes matching contributions of $3,281 under the Company's 401(k) Plan, an automobile allowance of $4,800, a gasoline reimbursement of $3,021, and health, life and disability insurance premiums of $13,827.

(4)
Includes matching contributions of $2,053 under the Company's 401(k) Plan, an automobile allowance of $4,000, a gasoline reimbursement of $2,502, and health, life and disability insurance premiums of $8,869.

(5)
Includes an automobile allowance of $800 and health, life and disability insurance premiums of $324.

Employment Agreements and Severance Arrangements

        We do not have any employment agreements or severance/change in control arrangements with any of our directors or executive officers. The employment of all of our executive officers is "at will," meaning that both the Company and the executive officer have the right to terminate the employment relationship at any time and for any or no reason.

Mountain Valley Spring Company, LLC 401(k) Plan

        We maintain the Mountain Valley Spring Company, LLC 401(k) Plan (the "401(k) Plan"). Employees are eligible to participate in the 401(k) Plan upon completing one year of service with the Company. Employees may contribute between 1% and 15% of their eligible wages, subject to the maximum indexed dollar amount set by the Internal Revenue Service, which was $16,500 for 2011. We will match $0.50 on each dollar contributed up to 4% of eligible wages. Matched contributions are 100% vested on the third anniversary of the employee's date of hire. Participants direct the investment of their account in the 401(k) Plan, selecting from investment funds provided under the 401(k) Plan. Participants receive quarterly benefit statements that provide information on their account balances.

Plan benefits are paid as soon as administratively possible following the participant's distribution request. Our named executive officers are eligible to participate in the 401(k) Plan.

Outstanding Equity Awards at Fiscal Year End

        Given our previous privately-held limited liability company structure, in the past, we have not issued any options or other equity awards to our named executive officers. Accordingly, none of our named executive officers had any outstanding equity awards such as unexercised options, stock that has not vested or equity incentive plan awards as of December 31, 2011.

Risk Considerations in our Compensation Program

        The compensation committee has reviewed the Company's compensation program and does not believe that it encourages excessive or unnecessary risk taking. Base salaries are fixed in amount and thus do not encourage risk taking. Upon the effectiveness of this offering, the Board will adopt the 2011 Omnibus Incentive Plan. The compensation committee believes that the long-term equity compensation paid pursuant to the 2011 Omnibus Incentive Plan will align our executive officers' objectives with those of our long-term stockholders.

 PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth certain pro forma information regarding the beneficial ownership of our common stock as of the effective date of the registration statement of which this prospectus is a part, assuming the completion of the Reorganization, and as adjusted to reflect the sale of shares of our common stock by us and the Selling Stockholder in this offering, for:

  •
  each of our directors and named executive officers individually;

  •
  all of our directors and executive officers as a group;

  •
  each person who is known to us to be the beneficial owner of more than 5% of our common stock; and

  •
  the Selling Stockholder.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership of within 60 days of the effective date of the registration statement of which this prospectus is a part through the exercise of any warrant, stock option or other right. Except as noted by footnote, and subject to community property laws where applicable, we believe that the stockholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as provided in the table below, the address for each of the stockholders in the following table is c/o Mountain Valley Spring Company, 150 Central Ave., Hot Springs National Park, Arkansas 71901.

	Shares of Common Stock Beneficially Owned Immediately Prior to the Offering			Shares of Common Stock Beneficially Owned After the Offering (Assuming No Exercise of Over-Allotment Option)			Shares of Common Stock Beneficially Owned After the Offering (Assuming Full Exercise of Over-Allotment Option)
Name of Beneficial Owner	Total		Percent	Total		Percent	Total		Percent
Directors and named executive officers
James B. Speed III	[•]	(1)	*	[•]	(1)	*	[•]	(1)	*
Bradley K. Frieberg	[•]	(1)	*	[•]	(1)	*	[•]	(1)	*
Michael T. Jackson	[•]	(1)	*	[•]	(1)	*	[•]	(1)	*
Robert M. Eubanks III	0		0%	0		0%	0		0%
James K. Thompson	0		0%	0		0%	0		0%
Ross M. Whipple	0		0%	0		0%	0		0%
Porter R. Rogers, Jr.	0		0%	0		0%	0		0%
Bill Hardin	0		0%	0		0%	0		0%
All directors and executive officers as a group (8 individuals)	[•]		*	[•]		*	[•]		*
5% or greater stockholders and Selling Stockholders
MV Holdings, LLC 3333 Pinnacle Hills Parkway Rogers, AR 72758-9100	[•]		77.0%	[•]		51.4%	[•]		46.4
Raleigh Spring Water Company 150 Central Ave. Hot Springs National Park, AR 71901	[•]	(2)	11.8%	[•]	(2)	7.9%	[•]	(2)	7.9%

*
Less than 1%

(1)
[    •    ] shares of common stock are pledged as security to a financial institution.

(2)
This amount includes all shares of common stock owned of record by Alpine Spring Water, LLC, a Delaware limited liability company ("Alpine"). Raleigh Spring Water Company, an Arkansas corporation, beneficially owns 60% of the outstanding equity interests of Alpine, which gives it the ability to direct the voting and disposition of the shares of common stock held by Alpine.

Principal Stockholder

        Our largest stockholder is MV Holdings, LLC. Johnelle Hunt has sole voting and investment power over the shares of our common stock held by MV Holdings, LLC. In connection with this offering, MV Holdings, LLC has granted the underwriters an option to purchase up to [    •    ] shares of common stock to cover over-allotments. Following the completion of this offering MV Holdings, LLC, will own approximately 51% of our common stock. If the underwriters exercise their overallotment option in full, MV Holdings, LLC will own approximately 46% of our common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Our audit committee charter requires our audit committee to review and approve or ratify any transaction that is required to be disclosed under Item 404 of Regulation S-K. In the course of its review or approval of a transaction, our audit committee will consider:

  •
  the nature of the related person's interest in the transaction, including the actual or apparent conflict of interest of the related person;

  •
  the material terms of the transaction and their commercial reasonableness;

  •
  the significance of the transaction to the related person;

  •
  the significance of the transaction to us and the benefit and perceived benefits, or lack thereof, to us;

  •
  opportunity costs of alternative transactions;

  •
  whether the transaction would impair the judgment of a director to act in the best interest of the Company; and

  •
  any other matters the audit committee deems appropriate.

        Our audit committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. No related person transaction will be consummated without the approval or ratification of our audit committee, and directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest.

Related Party Transactions

        Since January 1, 2010 and through the date of this prospectus, except as set forth below, no transactions have occurred in which the Company or any of its subsidiaries was or is to be a participant and in which any of our directors, officers, holders of more than five percent of our voting securities or affiliates of our directors, officers and five percent stockholders had a material interest.

        Effective January 1, 2011, the Operating Company underwent a recapitalization. Pursuant to the recapitalization, (1) creditors holding approximately $30 million in notes payable from the Operating Company and related warrants to purchase units of the Operating Company agreed to convert the indebtedness into new Class C membership units and surrender the warrants; (2) the former holders of Series A Preferred Units and related warrants to purchase additional units of the Operating Company agreed to convert their units to new Class A membership units and surrender their warrants and (3) the former common membership unit holders agreed to convert their units to new Class B membership units. In connection with the recapitalization, the members amended and restated the Operating Company's operating agreement.

        The predecessor-in-interest to J.B. Hunt, LLC, the parent and predecessor-in-interest to MV Holdings, LLC, held over 99% of the notes payable that were converted into Class C membership units in connection with the recapitalization. Following the recapitalization, JB Hunt, LLC beneficially owned approximately 85% of the voting equity of the Operating Company. James B. Speed, III, our Chairman of the Board and Chief Executive Officer, Bradley K. Frieberg, our Chief Financial Officer, Michael T. Jackson, our former General Counsel and Secretary, and John Speed, our Director of HOD Distributors and brother of James B. Speed, III, all previously held Series A Preferred Units that were converted into Class A membership units in connection with the recapitalization. Additionally, Raleigh Spring Water Company, Alpine Spring Water, L.L.C. and Veriplas Holdings, Inc. held all of the former common membership units that were converted into Class B membership units in connection with the recapitalization. James B. Speed, III, John F. Speed, and Collins Speed and Lucy Speed, daughters of James B. Speed, III, collectively own a controlling interest in Raleigh Spring Water Company. Raleigh Spring Water Company and James B. Speed, III own a controlling interest in Alpine Spring Water, L.L.C. Additionally, J.B. Hunt, LLC owns a minority interest in Alpine Spring Water, L.L.C. James B. Speed, III, John F. Speed and Carolyn Speed, stepmother of James B. Speed, III, collectively own approximately 38% of the equity interests of Veriplas Holdings, Inc. Additionally, Bradley K. Frieberg owns a minority interest in Veriplas Holdings, Inc.

        In connection with the January 1, 2011 recapitalization, William Bell, a former member of the Board of Directors of the Operating Company who also owned interests in Veriplas Containers II, LLC assigned such interests to the Company in exchange for his release from a personal guaranty on a note issued by Veriplas Containers II, LLC to an affiliate of one our Class C Members. At the time of the assignment and release, the note had an unpaid balance of $3,976,419. Following this transaction, Veriplas Containers II, LLC became a wholly-owned subsidiary of the Company. Prior to the recapitalization, the Company owned approximately 63% of the membership interests of Veriplas Containers II, LLC.

        The Company outsources its logistics and delivery operations to J.B. Hunt Transport Services, Inc. ("J.B. Hunt"). Pursuant to this arrangement, which was negotiated on an arm's length basis, the Company pays J.B. Hunt's standard rates, with aggregate annual payments of approximately $1.5 million. Johnelle Hunt, who beneficially owns approximately 17% of the voting stock of J.B. Hunt, indirectly owns MV Holdings, LLC, which owns approximately 85% of the Company's voting equity (prior to giving effect to the Reorganization or the offering). Because of the common and substantial beneficial ownership of Ms. Hunt of each of these entities, the Company and J.B. Hunt may be deemed to be affiliates of one another. Additionally, one of our directors, James K. Thompson, serves as the chairman of the board of J.B. Hunt.

        On December 29, 2011, J.B. Hunt, LLC, the parent and predecessor-in-interest of our largest stockholder, MV Holdings, LLC, entered into a Guaranty Agreement with JPMorgan Chase Bank, N.A. pursuant to which J.B. Hunt, LLC agreed to guarantee the Company's obligations under its Amended and Restated Credit Agreement. As of December 31, 2011, the outstanding balance on the Company's Term Loan was approximately $5.55 million and the outstanding balance on the Company's Revolver was approximately $800,500. J.B. Hunt, LLC may be released as a guarantor following the attainment by the Company of certain financial milestones, in accordance with the terms of the Amended and Restated Credit Agreement.

 DESCRIPTION OF CAPITAL STOCK

        The following is a summary of our capital stock and provisions of our certificate of incorporation and bylaws, as each will be in effect upon the closing of this offering, and certain provisions of the Delaware General Corporation Law (the "DGCL"). Because it is a summary, it may not contain all the information that is important to you and does not purport to be complete. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by, the certificate of incorporation and bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and the DGCL.

Reorganization

        Historically, we have conducted and, following completion of this offering, will continue to conduct our business affairs through, Mountain Valley Spring Company, LLC, generally referred to in this prospectus as the "Operating Company," an Arkansas limited liability company.

        In anticipation of this offering, the Operating Company incorporated Mountain Valley Spring Company, generally referred to in this prospectus as the "Holding Company," a Delaware corporation, as its direct, wholly-owned subsidiary for the purpose of effecting a transaction whereby the Holding Company would become the parent of the Operating Company (the "Reorganization"). Subsequent to its incorporation, the Holding Company formed Sage Merger Sub, LLC, an Arkansas limited liability company ("Merger Sub"), as its wholly-owned subsidiary solely for the purpose of facilitating the Reorganization. Immediately prior to the closing of this offering, the Operating Company will merge with Merger Sub, with the Operating Company surviving the merger (the "Merger"). The Operating Company will become a wholly-owned subsidiary of the Holding Company as a result of the Merger and our business will continue to be conducted by and through the Operating Company.

        Prior to the Merger, holders of Class A membership units represented 4.9% of the outstanding voting equity of the Operating Company, holders of Class B membership units represented 10% of the outstanding voting equity of the Operating Company, and Class C membership units represented 85.1% of the outstanding voting equity of the Operating Company. In the Merger, each membership unit in the Operating Company will be converted into shares of common stock of the Holding Company. Following the Merger and the completion of this offering, and assuming that the underwriters do not exercise their option to purchase additional shares from the Selling Stockholder, the former Class A membership unit holders of the Operating Company will collectively hold approximately 3% of the outstanding common stock of the Holding Company, the former Class B membership unit holders will collectively hold approximately 12% of the outstanding common stock of the Holding Company, and the former Class C membership holders will collectively hold approximately 51% of the outstanding common stock of the Holding Company. Following the completion of the Reorganization, the Holding Company will own 100% of the equity interests in the Operating Company. The following chart provides the historical and pro forma ownership of each of the Class A, Class B and Class C members of the Operating Company (assuming the underwriters do not exercise their option to purchase additional shares from the Selling Stockholder):

	Historical (Operating Company)		Pro Forma, as Adjusted for the Reorganization (Holding Company)(1)			Pro Forma, as Adjusted for this Offering (Holding Company)
	Units	Percentage	Shares		Percentage	Shares		Percentage
Former Class A Members	47,471	4.90%	[•	]	4.47%	[•	]	2.98%
Former Class B Members	96,800	10.00%	[•	]	18.00%	[•	]	12.00%
Former Class C Members(2)	823,729	85.10%	[•	]	77.53%	[•	]	51.69%
Shares offered in this offering	—	—	—		—	[•	]	33.33%

Total	968,000	100.0%	[•	]	100.0%	[•	]	100%

(1)
In connection with the Reorganization and pursuant to the terms of the Amended and Restated Operating Agreement of the Operating Company, the percentage ownership of each of the Class A, Class B, and Class C members set forth in this chart reflects an adjustment pursuant to a previously negotiated ratio.

(2)
MV Holdings, LLC holds 99.38% of the Class C membership units of the Operating Company.

        In the Reorganization, in addition to the shares of common stock of the Holding Company that each former member of the Operating Company will receive, the former Class A members will also receive special cash merger consideration of $83,250, to be distributed pro rata among the former Class A members. This cash payment is being provided in consideration for the agreement of the former Class A members to forfeit certain preferential rights to which they were entitled under the Amended and Restated Operating Agreement of the Company.

        We are offering shares of common stock of the Holding Company in this offering. Prior to the Reorganization, the Holding Company has not conducted any activities other than those incident to its formation and the preparation of this prospectus, nor has the Holding Company owned any significant assets. Following completion of this offering, the Holding Company will have no business operations or material assets other than its direct ownership of 100% of the outstanding equity interests of the Operating Company through which it will control all of the business and affairs of the Operating Company. Following the Reorganization, the current Amended and Restated Operating Agreement of the Operating Company will be amended and restated in its entirety.

        The following diagrams depict the organizational and ownership structure of Mountain Valley both before and after the consummation of the Reorganization and this offering:

Organizational Structure Prior to the Reorganization:

Organizational Structure Following the Reorganization and This Offering:

General

        Following the consummation of the Reorganization, our authorized capital stock will consist of (i) [    •    ] shares of common stock, $0.01 par value per share, and (ii) [    •    ] shares of preferred stock, $0.01 par value per share. Immediately following the completion of this offering, there will be [    •    ] shares of our common stock outstanding and no shares of our preferred stock outstanding.

Common Stock

        Each holder of our common stock will be entitled to one vote for each share held by such stockholder on all matters with respect to which the holders of such common stock are entitled to vote. Our common stock has no conversion rights and is not subject to redemption. In the event of the liquidation, dissolution or winding up or after payment of all creditors of the Company, the holders of our common stock (subject to the prior rights of the holders of outstanding preferred stock, if any) will be entitled to receive pro rata any assets distributable to holders of common stock based on the number of shares held by them. Holders of our common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series and, therefore, our stockholders may not be permitted to invest in future issuances of our common stock and as a result will be diluted.

        The holders of our common stock are entitled to receive dividends when and as declared by our Board of Directors from legally available sources. However, the current version of our Amended and Restated Credit Agreement generally prohibits the payment of dividends by the Operating Company to the Holding Company except in very limited circumstances. This indirectly prohibits us from paying any dividends on our common stock. Additionally, the payment of dividends on our common stock would be subject to any prior rights of the holders of any preferred stock that our board of directors may authorize and issue from time to time.

        To the greatest extent permitted by the DGCL, the shares of our common stock will be uncertificated, and transfer will be reflected by book entry.

Preferred Stock

        Pursuant to our certificate of incorporation, we have authority to issue up to [    •    ] shares of preferred stock, $0.01 par value per share. Our certificate of incorporation authorizes our Board of Directors to, at any time and without stockholder approval, issue one or more new series of such preferred stock, with such terms as determined by our Board of Directors in accordance with our certificate of incorporation. We do not have any series of preferred stock issued or outstanding.

Board of Directors

        Our bylaws provide for a board of directors consisting of not less than three nor more than fifteen members, the exact number of which shall be fixed from time to time by the affirmative vote of a majority of the total number of directors then in office.

        Nomination of persons for election to the board of directors may be made at a meeting of stockholders by or at the direction of the board of directors. In addition, our bylaws provide that stockholders may nominate persons for election to the board of directors by giving timely notice of their intent in writing to the Company. To be timely, (i) in the case of an annual meeting, a stockholder's notice must be delivered to the Company at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder must be so received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, whichever occurs first, and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, whichever occurs first. For the first annual meeting of stockholders after the closing of this offering, a stockholder's notice shall be timely if delivered to the Company not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, whichever occurs first. Our bylaws also specify certain requirements as to the form and content of a stockholder's notice.

        In an uncontested election of directors, directors will be elected by a majority of the votes cast, whether in person or represented by proxy. If an incumbent director in an uncontested election fails to receive a majority of the votes cast, he or she is required to tender his or her resignation to the board of directors, which is required to accept or reject such resignation with 90 days of the certification of the results of the failed election. In a contested election of directors, the directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting of stockholders and entitled to vote in the election of directors. Holders of our common stock will not be entitled to cumulate votes in the election of directors.

        Any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the directors then in office as long as a quorum is present. Any other vacancy may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

        Any or all of the directors of the Company may be removed from office at any time, with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the Company's then outstanding capital stock entitled to vote generally in the election of directors.

Stockholders

        Our bylaws provide that an annual meeting of stockholders must be held each year. At the annual meeting, stockholders will elect directors and transact such other business as properly may be brought before the meeting. Our bylaws provide that written notice of any meeting of stockholders must be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting.

        Stockholders may bring business before an annual meeting by giving timely notice in writing to the Company. To be timely, a stockholder's notice must be delivered to the Company at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder must be so received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, whichever occurs first. For the first annual meeting of stockholders after the closing of this offering, a stockholder's notice shall be timely if delivered to the Company not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, whichever occurs first. Our bylaws also specify certain requirements as to the form and content of a stockholder's notice.

        The holders of a majority of the outstanding shares entitled to vote, present in person or by proxy, constitutes a quorum for the transaction of business at all meetings of stockholders. With respect to any matter other than certain elections of directors (as discussed above), the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall decide every question submitted to the stockholders at a meeting at which a quorum is present.

        Special meetings of stockholders may be called only by the Company's Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

        Our certificate of incorporation provides that stockholders are not permitted to take action by written consent. Instead, any action required or permitted to be taken by the Company's stockholders entitled to vote generally in the election of directors may be taken only by vote at a duly called annual or special meeting of stockholders at which such action may be taken.

Stockholder Voting on Certain Fundamental Issues

        Delaware law permits a corporation to include supermajority provisions in its certificate of incorporation and bylaws with respect to the approval of various issues. However, other than the effect of Section 203 of the DGCL and voting on an amendment to certain sections of our certificate of incorporation and bylaws (as discussed below), no supermajority voting requirement provisions related to matters upon which the stockholders may vote are included in our certificate of incorporation or bylaws.

Limitation of Liability of Directors

        The DGCL provides that a corporation can, by a provision in its certificate of incorporation, limit a director's liability for monetary damages for breach of fiduciary duty as a director; provided, however, that a corporation cannot limit a director's liability for: any breach of the director's duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or any transaction from which the director derived an improper personal benefit.

        Our certificate of incorporation provides that to the fullest extent permitted by the DGCL, no director of the Company will be liable to the Company or its stockholders for damages arising from a breach of fiduciary duty owed to the Company or its stockholders.

Indemnification

        Our certificate of incorporation requires the Company to indemnify any person to the fullest extent permitted by the DGCL who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding because he is or was a director or officer of the Company, or, while a director, officer or other employee of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. In addition, the Company, to the fullest extent authorized under Delaware law, will pay in advance of the final disposition of any such proceeding all expenses incurred by any director or officer in connection with such proceeding. The Company may, by action of its board of directors, provide indemnification to its employees and agents with the same or lesser scope and effect as the foregoing indemnification of directors and officers.

        The Company is also authorized to purchase and maintain insurance on its own behalf and on behalf of any person required or permitted to be indemnified.

        The right to indemnification is not exclusive of any other right which that individual may have or hereafter acquire under the our certificate of incorporation or under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        We believe that the limitation of liability and indemnification provisions discussed above are necessary to attract and retain talented and experienced directors and officers. The provisions, however, may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these provisions.

Exclusive Forum Provision

        Our certificate of incorporation provides that unless the Company consents in writing to the selection of an alternative forum or the Court of Chancery of the State of Delaware determines that an indispensible party is not subject to the jurisdiction of the Delaware courts but can be joined in another forum in the United States, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company's stockholders, any action asserting a claim against the Company arising pursuant to any provision of the DGCL or the Company's certificate of incorporation or bylaws, or any action asserting a claim against the Company governed by the internal affairs doctrine.

Amendment of our Certificate of Incorporation

        Under Delaware law, unless a higher vote is required in the certificate of incorporation of a corporation, an amendment to such certificate of incorporation generally may be approved by a majority of the outstanding shares entitled to vote on the proposed amendment. Notwithstanding any provision of a corporation's certificate of incorporation to the contrary, under Delaware law, holders of a class of a corporation's stock are entitled to vote as a class on the approval of any amendment to the corporation's certificate of incorporation which would:

  •
  increase or decrease the aggregate number of authorized shares of such class (subject to certain exceptions);

  •
  increase or decrease the par value of the shares of such class; or

  •
  alter or change the powers, preferences or rights of such class so as to affect them adversely.

        Under our certificate of incorporation, the affirmative vote of the holders of at least two-thirds of the combined voting power of all of the then-outstanding shares of our common stock eligible to be cast on the matter is required in order to amend, alter, change or repeal the sections of our certificate of incorporation related to the limitation of liability of directors and indemnification of directors and officers, the prohibition of stockholder action by written consent, the election to be covered by DGCL Section 203, the exclusive forum provision, the calling of special meetings of stockholders, and the procedures required to amend the certificate of incorporation.

Amendment of our Bylaws

        Under our certificate of incorporation, the board of directors is expressly authorized to make, repeal, alter, amend and rescind our bylaws. The stockholders also have the ability to make, repeal, alter, amend and rescind our bylaws by the affirmative vote of a majority of the outstanding shares, except that a two-thirds vote is required for the stockholders to amend the bylaws sections related to bringing matters before an annual stockholder meeting, nominating and electing directors and filling vacancies on the board of directors, and the procedures required to amend our bylaws.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

        Blank Check Preferred Stock.    Our board of directors can at any time, under our certificate of incorporation and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of us through a merger, tender offer, proxy context or otherwise. Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of us from acquiring enough voting shares to take control.

        Authorized but Unissued Shares.    Our authorized but unissued shares of common stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        No Cumulative Voting.    The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation's certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

        Advance Notice Requirements for Stockholder Proposals and Director Nominations.    As discussed above, our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders, must provide timely notice of their intent in writing. Our bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for the election of directors.

        Section 203 of the Delaware General Corporation Law.    We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an "interested stockholder" (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless: (1) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers of such corporation and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) at or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

        Special Meetings of Stockholders.    Special meetings of stockholders may be called only by the Company's Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office. A stockholder may not call a special meeting, which can delay the ability of our stockholders to force consideration of a proposal or to take any other action, including the removal of directors.

        Prohibition of Stockholder Action by Written Consent.    Stockholders are not permitted to taken action by written consent. Any action required or permitted to be taken by the Company's stockholders entitled to vote generally in the election of directors may be taken only by vote at a duly called annual or special meeting of stockholders at which such action may be taken. The inability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, stockholders will not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.

        Board Size; Board Vacancies Filled Only by Majority of Directors.    The Company's Board of Directors is solely responsible for fixing the number of directors that will comprise our Board of Directors. Furthermore, vacancies and newly created seats on our Board of Directors may be filled only by a majority of the directors then in office. The inability of stockholders to determine the number of directors or to fill vacancies or newly created seats on our Board of Directors makes it more difficult to change the composition of our Board of Directors, which promotes a continuity of existing management.

Listing

        We intend to list our common stock on the Nasdaq Capital Market under the symbol "WATR"

Transfer Agent and Registrar

        Registrar and Transfer Company is the transfer agent and registrar for the common stock.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices of our common stock. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale described below, sales of amounts of our common stock in the public market after the restrictions lapse could also adversely affect the market price of our common stock and our ability to raise equity capital in the future. See "Risk Factors."

Eligibility of Restricted Shares for Resale in the Public Markets

        Upon the closing of this offering, we will have outstanding an aggregate of [    •    ] shares of our common stock. Of these shares, all of the shares sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing "affiliates," as that term is defined in Rule 144 under the Securities Act, who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below. The remaining [    •    ] shares of common stock will be held by our existing stockholders and will be considered "restricted securities" as defined in Rule 144. Of these restricted securities, [    •    ] shares will be subject to transfer restrictions for 180 days from the date of this prospectus pursuant to the lock-up agreements described in the section entitled "Underwriting." Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 of the Securities Act, as described below.

Lock-up Agreements

        For a description of our lockup agreements with the underwriters that restrict sales by us, our directors and executive officers and certain of our existing stockholders, see "Underwriting."

Rule 144

        Pursuant to Rule 144, persons who became the beneficial owner of shares of our common stock prior to the completion of this offering may not sell their shares until the earlier of (i) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act and have filed all required reports for at least 90 days prior to the date of the sale, or (ii) a one-year holding period.

        At the expiration of the six-month holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell within any three-month period only a number of shares of common stock that does not exceed the greater of either of the following:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately [    •    ] shares immediately after this offering; or

  •
  the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction (whether or not current public information about us is available). A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

        Sales under Rule 144 by our affiliates of shares acquired after this offering will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

        Because the shares of common stock of the Holding Company issued to the former members of the Operating Company in the Reorganization were issued pursuant to an exemption from registration under the Securities Act of 1933, those shares are deemed "restricted securities" and may only be resold pursuant to a valid registration statement or an exemption from registration. The Company does not currently intend to file a registration statement to effect the sale of any of these shares. Accordingly, all of the former members of the Operating Company must satisfy the holding period requirements of Rule 144, which holding period commences upon the consummation of the Reorganization, before they may sell their shares of common stock of the Holding Company.

        Upon expiration of the lock-up period described in the section entitled "Underwriting", [    •    ] additional shares of our common stock will be eligible for sale under Rule 144, including shares eligible for resale immediately upon the closing of this offering as described above. We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

Options and Restricted Stock

        Upon the closing of this offering, [    •    ] shares of common stock will be made available for future awards under our 2011 Omnibus Incentive Plan, which we will adopt in connection with this offering.

        Following the closing of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register the sale of shares issued or issuable upon the exercise of stock options granted pursuant to our 2011 Omnibus Incentive Plan. The registration statements will become effective upon filing. Shares of our directors and executive officers which are to be registered under the registration statement on Form S-8 will be available for sale into the public market after the expiration of the 180-day lock-up agreements with the underwriters described under the caption "Underwriting."

Warrant

        In connection with this offering, we have agreed to issue Rodman & Renshaw, LLC a common stock purchase warrant to purchase a number of our common stock equal to an aggregate of five percent (5%) of the shares sold in the offering, which is described below under "Underwriting."

 UNDERWRITING

        We are offering the shares of common stock described in this prospectus through the underwriters in the table below. Rodman & Renshaw, LLC is acting as sole manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement dated [    •    ][    •    ], 2011 with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
Rodman & Renshaw, LLC	[•]

[•]	[•]

[•]	[•]

Total	[•]

        The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters' obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers' certificates and legal opinions.

        We have applied for listing of our common stock on the NASDAQ Capital Market under the symbol "WATR."

        The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority, or FINRA, at that price less a concession not in excess of $[    •    ] per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $[    •    ] per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

        The following table shows the per share and total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

	Per Share	Total without Overallotment Option	Total with Overallotment Option
Public offering price			[•]
Underwriting discounts and commissions to be paid by:
• The Company			[•]
• The Selling Stockholder			[•]
Non-accountable expense allowance(1)			[•]
Accountable expenses(2)			[•]
Proceeds, before expenses, to us			[•]
Proceeds, before expenses, to the Selling Stockholder			[•]

(1)
The expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters' overallotment option.

(2)
The accountable expenses relate to officer and director background checks ($15,000), book building software ($16,000), and road show expenses ($10,000).

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions and expense allowance, will be approximately $[    •    ].

Overallotment Option

        The Selling Stockholder has granted the underwriters an option for a period of 45 days to purchase, on the same terms and conditions as the initial shares offered by us, up to [    •    ] shares of our common stock to cover overallotments. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us and the Selling Stockholder will be $[    •    ], the total proceeds to us, before expenses, will be $[    •    ], and the total proceeds to the Selling Stockholder, before expenses, will be $[    •    ], assuming a public offering price of $[    •    ] per share. If the underwriters do not exercise the option, then the Selling Stockholder will not sell any shares of our common stock in the offering.

        A prospectus in electronic format may be made available on the web sites maintained by the underwriters, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter to selling group members that may make Internet distributions on the same basis as other allocations.

Lock-ups

        We have agreed that we will not, for a period of one hundred eighty (180) days from the effective date of the registration statement of which this prospectus is a part, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock; (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of capital stock, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock or such other securities, in cash or otherwise.

        Our directors and executive officers and each of our stockholders holding an aggregate of [    •    ]% of our outstanding common stock immediately prior to the completion of this offering, have entered into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of one hundred eighty (180) days after the date of this prospectus, may not, without the prior written consent of the underwriters, (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock. Additionally, all other holders of our outstanding common stock or options to purchase common stock are subject to agreements with us imposing similar restrictions on sales or agreements to sell such common stock or options during the one hundred eighty (180) days after the date of this prospectus.

        In determining the public offering price, we and the underwriters expect to consider a number of factors including:

  •
  The information set forth in this prospectus and otherwise available to the representatives;

  •
  Our prospects and the history and prospects for the industry in which we compete;

  •
  An assessment of our management;

  •
  Our prospects for future earnings;

  •
  The general condition of the securities markets at the time of this offering;

  •
  The recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

  •
  Other factors deemed relevant by the underwriters and us.

Neither we, nor the underwriters can assure investors that an active trading market will develop for our common stock, or that the shares will trade in the public market at or above the public offering price.

        Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Stabilization

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be "covered" shorts or may be "naked" shorts. "Covered" short sales are sales made in an amount not greater than the underwriter's option to purchase additional shares of common stock from the Selling Stockholder in the offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase additional shares pursuant to the option granted to it. "Naked" short sales are any sales in excess of such option. The underwriter may close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering.

        The underwriters have advised us that, pursuant to Regulation M promulgated under the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriter that sold those shares as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the NASDAQ Capital Market, in the over-the-counter market or otherwise.

Other Terms

        In connection with this offering, the underwriters and certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

        In addition, the underwriters and their affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they may receive customary fees and commissions.

        From time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction.

        We have also agreed to issue to Rodman & Renshaw, LLC a common stock purchase warrant to purchase a number of our common stock equal to an aggregate of five percent (5%) percent of the shares sold in the offering. The warrant will have an exercise price equal to 125% of the offering price of the shares sold in this offering. The warrant is exercisable commencing one year (1) year after the effective date of this offering, and will be exercisable, in whole or in part, for four (4) years thereafter. The warrant is not redeemable by us, and allows for "cashless" exercise. The warrant also provides for one demand registration right and unlimited "piggyback" registration rights at our expense with respect to the underlying shares of common stock during the four (4) year period commencing one (1) year after the effective date of this offering. Pursuant to the rules of FINRA (formerly the NASD), and in particular Rule 5110, the warrant (and underlying shares) issued to Rodman & Renshaw, LLC may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the effective date of this offering; provided, however, that the warrant (and underlying shares) may be transferred to officers or partners of Rodman & Renshaw, LLC and members of the underwriting syndicate as long as the warrants (and underlying shares) remain subject to the lockup.

        We have also agreed to pay the underwriter expenses relating to the offering, including (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $1,500 per individual and $15,000 in the aggregate; (b) up to $16,000 for costs associated with the underwriters' use of i-Deal; (c) up to $10,000 of accountable "road show" expenses; and (d) an advance of $50,000 against the 1% non-accountable expense allowance payable to the underwriter's in this offering.

Foreign Regulatory Restrictions on Purchase of the Common Stock

        No action may be taken in any jurisdiction other than the United States that would permit a public offering of the common stock or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

        In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the common shares to certain institutions or accredited persons in the following countries:

Australia	This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the common stock under this prospectus is only made to persons to whom it is lawful to offer the common stock without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the common stock sold to the offeree within 12 months after its transfer to the offeree under this prospectus.
China

The information in this document does not constitute a public offer of the common stock, whether by way of sale or subscription, in the People's Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The common stock may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to "qualified domestic institutional investors."

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of common stock will be made pursuant to an exemption under the Directive 2003/71/EC ("Prospectus Directive"), as implemented in Member States of the European Economic Area (each, a "Relevant Member State"), from the requirement to produce a prospectus for offers of securities.

An offer to the public of common stock has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

	(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)

to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c)

to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d)

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers ("AMF"). The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the common stock have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to be distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d'investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the common stock cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the "Prospectus Regulations"). The common stock have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The common stock offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such common stock been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock being offered. Any resale in Israel, directly or indirectly, to the public of the common stock offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the common stock in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, "CONSOB" pursuant to the Italian securities legislation and, accordingly, no offering material relating to the common stock may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 ("Decree No. 58"), other than:

•       to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 ("Regulation no. 1197l") as amended ("Qualified Investors"); and

• in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the common stock or distribution of any offer document relating to the common stock in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•       made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

• in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the common stock in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such common stock being declared null and void and in the liability of the entity transferring the common stock for any damages suffered by the investors.

Japan

The common stock have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the "FIEL") pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the common stock may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires common stock may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of common stock is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the common stock have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of common stock in Portugal are limited to persons who are "qualified investors" (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the common stock be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of common stock in Sweden is limited to persons who are "qualified investors" (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.
United Arab Emirates

Neither this document nor the common stock have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the common stock within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the common stock, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for common stock is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended ("FSMA")) has been published or is intended to be published in respect of the common stock. This document is issued on a confidential basis to "qualified investors" (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the common stock may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the common stock has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 ("FPO"), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together "relevant persons"). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

MATERIAL U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following discussion summarizes certain material U.S. federal income and estate tax considerations relating to the acquisition, ownership and disposition of our common stock purchased in this offering by a non-U.S. holder (as defined below). This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended, final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences to non-U.S. holders described in this prospectus.

        There can be no assurance that the IRS will not take a contrary position to the tax consequences described herein or that such position will not be sustained by a court. No ruling from the IRS has been obtained with respect to the U.S. federal income or estate tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our common stock.

        This discussion assumes that a prospective non-U.S. holder will hold shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances. In addition, this discussion does not address any aspect of U.S. federal alternative minimum, U.S. state or U.S. local or non-U.S. taxes, or the special tax rules applicable to particular non-U.S. holders, such as:

  •
  insurance companies and financial institutions;

  •
  tax-exempt organizations;

  •
  persons who hold a beneficial interest through pass-through or transparent entities;

  •
  regulated investment companies or real estate investment trusts;

  •
  controlled foreign corporations;

  •
  passive foreign investment companies;

  •
  pension plans;

  •
  persons who received our common stock as compensation;

  •
  brokers and dealers in securities;

  •
  owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

  •
  former citizens or residents of the United States subject to tax as expatriates.

        This discussion is for general information only and is not tax advice. All prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock. You may not rely upon this discussion for the purpose of avoiding federal tax penalties.

        As used in this discussion, the term "non-U.S. holder" means a beneficial owner of our common stock that is not any of the following for U.S. federal income tax purposes:

  •
  an individual who is a citizen or a resident of the United States determined without regard to the "tie-breaker" rules of an income tax treaty;

  •
  a corporation or other business entity that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source;

  •
  a trust (a) if a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all of the trust's substantial decisions or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

  •
  an entity that is disregarded as separate from its owner for U.S. federal income tax purposes if all of its interests are owned by a single person described above.

        An individual may be treated, for U.S. federal income tax purposes, as a resident of the United States in any calendar year by being present in the United States for at least 183 days during the taxable year. If the individual is present in the United States fewer than 183 days, the individual may still be treated as a resident of the United States if such individual is present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year, and such individual has a closer connection to the United States than to any foreign country. The 183-day test is determined by counting all of the days the individual is treated as being present in the current year, one-third of such days in the immediately preceding year and one-sixth of such days in the second preceding year. Residents are subject to U.S. federal income tax as if they were U.S. citizens.

        If a partnership or other entity treated as a partnership for U.S. federal income tax purposes is an owner of our common stock, the treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. We urge any owner of our common stock that is a partnership and partners in that partnership to consult their tax advisors regarding the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock.

Distributions on Our Common Stock

        Any distribution on our common stock paid to non-U.S. holders will generally constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will generally constitute a return of capital to the extent of the non-U.S. holder's adjusted tax basis in our common stock, and will be applied against and reduce the non-U.S. holder's adjusted tax basis but not below zero. Any remaining excess will likely be treated as capital gain, subject to the tax treatment described below in "Gain on Sale, Exchange or Other Disposition of Our Common Stock."

        Dividends paid to a non-U.S. holder that are not treated as effectively connected with the non-U.S. holder's conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% on the gross amount paid, unless the non-U.S. holder is entitled to an exemption from or reduced rate of withholding under an applicable income tax treaty. In order to claim the benefit of a tax treaty, a non-U.S. holder must provide a properly executed IRS Form W-8BEN (or successor form) including a United States taxpayer identification number prior to the payment of dividends. A non-U.S. holder eligible for a reduced rate of withholding pursuant to an income tax treaty may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

        Dividends paid to a non-U.S. holder that are treated as effectively connected with a trade or business conducted by the non-U.S. holder within the United States (and, if an applicable income tax treaty so provides, are also attributable to a permanent establishment or a fixed base maintained within the United States by the non-U.S. holder) are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. To obtain the exemption, a non-U.S. holder must provide us with a properly executed IRS Form W-8ECI (or successor form)

prior to the payment of the dividend. Dividends received by a non-U.S. holder that are treated as effectively connected with a U.S. trade or business generally are subject to U.S. federal income tax at rates applicable to U.S. persons. A non-U.S. holder that is a corporation may, under certain circumstances, be subject to an additional "branch profits tax" imposed at a rate of 30%, or such lower rate as specified by an applicable income tax treaty between the United States and such holder's country of residence on dividends treated as effectively connected with a U.S. trade or business.

        A non-U.S. holder who provides us with an IRS Form W-8BEN, Form W-8ECI or other form must update the form or submit a new form, as applicable, if there is a change in circumstances that makes any information on such form incorrect, and at least once every three years.

Gain On Sale, Exchange or Other Disposition of Our Common Stock

        In general, a non-U.S. holder will not be subject to any U.S. federal income or withholding tax on any gain realized from the non-U.S. holder's sale, exchange or other disposition of shares of our common stock unless:

  •
  the gain is effectively connected with a U.S. trade or business (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base maintained within the United States by the non-U.S. holder), in which case the gain will be taxed on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. person, and, if the non-U.S. holder is a corporation, the additional branch profits tax described above in "—Distributions on Our Common Stock" may also apply;

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the non-U.S. holder, if any; or

  •
  we are, or have been at any time during the five-year period preceding such disposition (or the non-U.S. holder's holding period, if shorter), a "United States real property holding corporation."

        Generally, we will be a "United States real property holding corporation" if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable U.S. Treasury regulations. We believe that we have not been and are not currently, and do not anticipate becoming in the future, a "United States real property holding corporation" for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

        We must report annually to the IRS and to each non-U.S. holder the amount of distributions paid to such holder and the amount of tax withheld, if any. These informational reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder's conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns filed with the IRS to report the distributions and withholding may also be made available to the tax authorities in a country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

        The United States imposes a backup withholding tax on the gross amount of dividends and certain other types of payments. Dividends paid to a non-U.S. holder will not be subject to backup withholding if proper certification of foreign status (usually on IRS Form W-8BEN) is provided, and we do not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person. In addition, no backup withholding or information reporting will be required regarding the proceeds of a disposition of our common stock made by a non-U.S. holder within the United States or conducted through certain U.S. financial intermediaries if the payor receives the certification of foreign status described in the preceding sentence and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person or the non-U.S. holder otherwise establishes an exemption. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

        Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner.

U.S. Federal Estate Tax

        An individual non-U.S. holder who is treated as the owner, or who has made certain lifetime transfers (for example, to a trust with respect to which the individual has retained certain interests or powers), of an interest in our common stock will be, absent an applicable treaty, required to include the value of the common stock in his or her gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax as our common stock will be treated as United States situs property, unless an applicable estate tax treaty provides otherwise or no U.S. federal estate tax is in effect.

Recently-Enacted Legislation Relating to Foreign Accounts

        Legislation has been recently enacted that imposes significant certification, information reporting and other requirements on "foreign financial institutions" and certain other non-U.S. entities. The legislation is generally effective for certain U.S.-source payments made after December 31, 2012. The failure to comply with the certification, information reporting and other specified requirements in the legislation would result in withholding tax of 30% being imposed on payments of dividends and sales proceeds on our common stock to foreign financial institutions and certain other non-U.S. holders. Non-U.S. holders should consult their own tax advisors regarding the application of this legislation to them.

 LEGAL MATTERS

        The validity of the common stock and certain other legal matters will be passed upon for us by Kutak Rock LLP, Little Rock, Arkansas, and for the underwriters by Greenberg Traurig LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Mountain Valley Spring Company (as successor in interest to Mountain Valley Spring Company, LLC) at December 31, 2009 and 2010, and for each of the two years in the period ended December 31, 2010, appearing in this prospectus and registration statement have been audited by Frost, PLLC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

        As a result of the offering, we will become subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain an Internet website at www.mountainvalley.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2009 and 2010 and (Unaudited) September 30, 2011 (Restated)	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2009 and 2010 and the Nine Months Ended (Unaudited) September 30, 2010 and 2011 (Restated)	F-4
Consolidated Statements of Members' Equity (Deficit) for the Years Ended December 31, 2009 and 2010 and the Nine Months Ended (Unaudited) September 30, 2011 (Restated)	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2009 and 2010 and the Nine Months Ended (Unaudited) September 30, 2010 and 2011 (Restated)	F-6
Notes to Consolidated Financial Statements	F-7 - F-22
Unaudited Pro Forma Condensed Consolidated Financial Statements	F-23 - F-26
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2011	F-24
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 30, 2010	F-25
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Period Ended September 30, 2011	F-26
Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements	F-27

Report of Independent Registered Public Accounting Firm

Board of Directors
Mountain Valley Spring Company, LLC
    and Subsidiaries
Hot Springs, Arkansas

        We have audited the accompanying consolidated balance sheets of Mountain Valley Spring Company, LLC and Subsidiaries as of December 31, 2009 and 2010, and the related consolidated statements of operations, members' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2010. The Company's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mountain Valley Spring Company, LLC and Subsidiaries as of December 31, 2009 and 2010, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/ Frost, PLLC
Certified Public Accountants

Little Rock, Arkansas
December 2, 2011, except for Notes 2, 3, 6 and 7,
    as to which the date is January 25, 2012

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2009	December 31, 2010	September 30, 2011 (Restated)
			Unaudited
Assets
Current assets
Cash and cash equivalents	$932,355	$623,253	$802,766
Accounts receivable, net	2,761,073	2,321,826	3,403,129
Inventories	3,684,017	3,498,690	3,313,628
Other current assets	537,735	652,143	604,179

Total current assets	7,915,180	7,095,912	8,123,702

Property, plant and equipment
Land and natural springs	6,298,816	6,298,816	6,298,816
Buildings	3,765,352	3,765,352	3,765,352
Equipment	25,856,999	26,058,934	26,138,460
Bottles, crates and racks	3,512,033	3,563,535	4,015,976
Leasehold improvements	338,082	399,063	400,904
Construction in progress	54,177	—	—

	39,825,459	40,085,700	40,619,508
Accumulated depreciation	(17,969,949)	(21,921,255)	(23,999,422)

Net property, plant and equipment	21,855,510	18,164,445	16,620,086

Other assets	53,480	46,352	238,309

Total assets	$29,824,170	$25,306,709	$24,982,097

Liabilities and Members' Equity (Deficit)
Current liabilities
Note payable	$—	$43,231	$600,251
Accounts payable	2,943,475	2,883,442	3,463,582
Distributor deposits	1,863,715	1,800,000	1,800,000
Accrued interest on subordinated debt	4,923,097	6,639,004	—
Other current liabilities	1,338,055	1,255,628	714,849
Current maturities of long-term debt	600,000	6,098,619	100,000

Total current liabilities	11,668,342	18,719,924	6,678,682

Long-term debt, less current maturities	29,738,619	23,640,000	5,548,619

Commitments and contingencies (See Note 9)
Members' equity (deficit)
Common units	—	—	—
Class A preferred units	1,850,000	1,850,000	—
Class A member units	—	—	1,850,000
Class B member units	—	—	—
Class C member units	—	—	22,641,000
Members' deficit	(12,535,081)	(17,799,123)	(11,736,204)
Noncontrolling interest	(897,710)	(1,104,092)	—

Total members' equity (deficit)	(11,582,791)	(17,053,215)	12,754,796

Total liabilities and members' equity (deficit)	$29,824,170	$25,306,709	$24,982,097

The accompanying notes are an integral part of these consolidated financial statements.

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Consolidated Statements of Operations

	Years Ended		Nine Months Ended
	December 31, 2009	December 31, 2010	September 30, 2010	September 30, 2011
				(Restated)
			(Unaudited)
Net sales	$22,240,374	$24,217,023	$18,817,354	$19,948,811
Cost of sales	19,449,017	21,859,859	16,854,320	17,132,974

Gross profit	2,791,357	2,357,164	1,963,034	2,815,837

Operating expenses
Selling expenses	2,723,072	2,765,479	1,933,776	2,113,468
Administrative expenses	4,189,212	2,598,548	2,136,688	1,709,655

Total operating expenses	6,912,284	5,364,027	4,070,464	3,823,123

Loss from operations	(4,120,927)	(3,006,863)	(2,107,430)	(1,007,286)

Other income (expense)
Interest expense and loan fees	(2,289,608)	(2,234,232)	(1,654,721)	(239,644)
Gain on conversion of debt to equity	—	—	—	7,647,000
Other income (expense)	(87,563)	(44,534)	18,034	37,814

Total other income (expense)	(2,377,171)	(2,278,766)	(1,636,687)	7,445,170

Income (loss) before noncontrolling interest in loss of consolidated entity	(6,498,098)	(5,285,629)	(3,744,117)	6,437,884
Less noncontrolling interest in loss of consolidated entity	228,974	206,382	154,256	—

Net income (loss)	(6,269,124)	(5,079,247)	(3,589,861)	6,437,884
Preferred A unit dividends	(184,795)	(184,795)	(138,623)	(127,047)

Net income (loss) applicable to Class B and Class C members	$(6,453,919)	$(5,264,042)	$(3,728,484)	$6,310,837

Net income (loss) per members' units—basic and diluted	$(66.67)	$(54.38)	$(38.52)	$6.86
Weighted-average members' units outstanding—basic and diluted	96,800	96,800	96,800	920,529

The accompanying notes are an integral part of these consolidated financial statements.

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES
Consolidated Statements of Members' Equity (Deficit)

	Common Units		Class A Preferred Units		Class A		Class B		Class C			Noncontrolling Interest (Loss) in Consolidated Entity
											Members' Equity (Deficit)
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount			Total
Balance—January 1, 2009	96,800	$—	9.25	$1,850,000	—	$—	—	$—	—	$—	$(6,081,162)	$(668,736)	$(4,899,898)
Net loss	—	—	—	—	—	—	—	—	—	—	(6,269,124)	—	(6,269,124)
Distributions to preferred member interest holders	—	—	—	—	—	—	—	—	—	—	(184,795)	—	(184,795)
Noncontrolling interest in loss of consolidated entity	—	—	—	—	—	—	—	—	—	—	—	(228,974)	(228,974)

Balance—December 31, 2009	96,800	—	9.25	1,850,000	—	—	—	—	—	—	(12,535,081)	(897,710)	(11,582,791)
Net loss	—	—	—	—	—	—	—	—	—	—	(5,079,247)	—	(5,079,247)
Distributions to preferred member interest holders	—	—	—	—	—	—	—	—	—	—	(184,795)	—	(184,795)
Noncontrolling interest in loss of consolidated entity	—	—	—	—	—	—	—	—	—	—	—	(206,382)	(206,382)

Balance—December 31, 2010	96,800	—	9.25	1,850,000	—	—	—	—	—	—	(17,799,123)	(1,104,092)	(17,053,215)
Conversion of subordinated debt to equity and recapitalization (Restated)	(96,800)	—	(9.25)	(1,850,000)	47,471	1,850,000	96,800	—	823,729	22,641,000	(1,109,193)	1,104,092	22,635,899
Net income (Restated)	—	—	—	—	—	—	—	—	—	—	6,437,884	—	6,437,884
Capital contributed by member	—	—	—	—	—	—	—	—	—	—	861,275	—	861,275
Distributions to preferred member interest holders	—	—	—	—	—	—	—	—	—	—	(127,047)	—	(127,047)

Balance—September 30, 2011 (Unaudited) (Restated)	—	$—	—	$—	47,471	$1,850,000	96,800	$—	823,729	$22,641,000	$(11,736,204)	$—	$12,754,796

The accompanying notes are an integral part of these consolidated financial statements.

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended		Nine Months Ended
	December 31, 2009	December 31, 2010	September 30, 2010	September 30, 2011
				(Restated)
			(Unaudited)
Cash flows from operating activities
Net income (loss)	$(6,269,124)	$(5,079,247)	$(3,589,861)	$6,437,884
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities
Depreciation	3,702,208	4,189,463	3,723,355	2,095,764
(Gain) loss on disposal of property, plant and equipment	(7,892)	443,188	(31,567)	(2,997)
Noncontrolling interest in loss of consolidated entity	(228,974)	(206,382)	(154,256)	—
Gain on conversion of debt to equity	—	—	—	(7,647,000)
Changes in operating assets and liabilities
Accounts receivable, net	485,982	439,247	(426,814)	(1,081,303)
Inventories	271,273	(579,068)	(296,697)	185,062
Other current assets	176,696	(114,408)	(97,337)	47,964
Other assets	206	7,128	37,608	(191,957)
Accounts payable	922,579	(60,033)	442,390	580,140
Distributor deposits	(139,910)	(63,715)	(63,715)	—
Accrued interest on subordinated debt	1,654,737	1,715,907	1,271,965	3,895
Other current liabilities	724,387	(82,427)	171,289	(540,779)

Net cash provided (used) by operating activities	1,292,168	609,653	986,360	(113,327)

Cash flows from investing activities
Purchases of property, plant and equipment	(261,408)	(212,310)	(310,064)	(551,405)
Proceeds from disposal of property, plant and equipment	7,892	35,119	35,522	2,997

Net cash used by investing activities	(253,516)	(177,191)	(274,542)	(548,408)

Cash flows from financing activities
Net proceeds from note payable	—	43,231	—	557,020
Repayments of long-term debt	(1,838,080)	(600,000)	(450,000)	(450,000)
Capital contributed by member	—	—	—	861,275
Distributions to preferred member interest holders	(184,795)	(184,795)	(138,623)	(127,047)

Net cash provided (used) by financing activities	(2,022,875)	(741,564)	(588,623)	841,248

Net increase (decrease) in cash and cash equivalents	(984,223)	(309,102)	123,195	179,513
Cash and cash equivalents—beginning of period	1,916,578	932,355	932,355	623,253

Cash and cash equivalents—end of period	$932,355	$623,253	$1,055,550	$802,766

Supplementary disclosure of cash flow information
Cash paid during the period for interest	$634,861	$518,325	$382,756	$235,749
Supplementary disclosures of noncash transactions
Conversion of accrued interest on subordinated debt into members' equity (Note 8)	$—	$—	$—	$6,642,899
Conversion of subordinated debt into members' equity (Note 8)	—	—	—	23,640,000

The accompanying notes are an integral part of these consolidated financial statements.

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Information as of September 30, 2011 and for the
Nine Months Ended September 30, 2010 and 2011 is Unaudited)

1.      Nature of Business

        Mountain Valley Spring Company, LLC and Subsidiaries (the "Company") operates primarily as a wholesale and retail distributor of bottled water and as a manufacturer of preforms and finished containers from polyethylene terephthalate resin (commonly referred to as "P.E.T."). The Company's bottling facility is located in Hot Springs, Arkansas. The Company also has P.E.T. manufacturing facilities in Little Rock and Hot Springs, Arkansas. The Company sells its products primarily to customers located throughout the continental United States.

2.      Summary of Significant Accounting Policies

  a.
  Principles of consolidation—The consolidated financial statements include the accounts of Mountain Valley Spring Company, LLC ("MVSC"), its wholly-owned subsidiaries, Mountain Valley Logistics, LLC ("MVL") and Veriplas Containers II, LLC ("V II"). In consolidation, all material intercompany accounts and transactions have been eliminated. Prior to January 1, 2011, the Company owned 62.67% of V II, with the remainder considered to be a noncontrolling interest. In conjunction with the debt recapitalization that occurred on January 1, 2011, the minority ownership in V II was forfeited in exchange for the release of the minority ownership's debt guarantee and V II is now a wholly-owned subsidiary of the Company. See Notes 2.c. and 8.

  b.
  Unaudited interim financial information—The accompanying unaudited consolidated balance sheets as of September 30, 2011, consolidated statements of operations and cash flows for the nine months ended September 30, 2010 and 2011, and the consolidated statements of members' equity (deficit) for the nine months ended September 30, 2011, and the related interim information contained within the notes to the consolidated financial statements, have been prepared in accordance with the rules and regulations of Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America ("GAAP") for complete consolidated financial statements. In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments, consisting of normal and recurring adjustments, necessary for the fair presentation of the Company's financial position at September 30, 2011 and the results of its operations and its cash flows for the nine months ended September 30, 2010 and 2011. The results for the nine-month period ended September 30, 2011 may not be indicative of future results.

  c.
  Debt recapitalization—Effective January 1, 2011, the Company underwent a recapitalization. Pursuant to the recapitalization, (1) creditors holding approximately $30.3 million in notes payable and accrued interest from the Company and related warrants to purchase units of the Company agreed to convert the indebtedness into new Class C member units and surrender the warrants; (2) the former holders of Series A preferred units and related warrants to purchase additional units of the Company agreed to convert their units to new Class A member units and surrender their warrants and (3) the former common member unit holders agreed to convert their units to new Class B member units. In connection with the recapitalization, the members' amended and restated the Company's operating agreement. As

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Information as of September 30, 2011 and for the
Nine Months Ended September 30, 2010 and 2011 is Unaudited)

2.      Summary of Significant Accounting Policies (Continued)

    a result of the recapitalization, the Company recorded a gain in the amount of $7,647,000 during the nine months ended September 30, 2011.

  d.
  Subsequent events—The Company accounts for subsequent events in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") 2010-09, "Amendments to Certain Recognition and Disclosure Requirements," which amended Accounting Standards Codification ("ASC") 855, "Subsequent Events." These consolidated financial statements considered subsequent events through January 25, 2012, the date the consolidated financial statements were available to be issued.

            On December 29, 2011, the Company extended its real estate term loan, in the amount of $5,548,619, through December 31, 2016. Terms of the extension include monthly, interest only payments for the first 24 months (followed by principal payments of $50,000 per month thereafter) and carry an interest rate that approximates 30-day London Interbank Offered Rate ("LIBOR") plus 2.5%. Additionally, on December 29, 2011, the Company extended its $2.5 million revolving line of credit through December 31, 2014. Terms of the extension include monthly, interest only payments and carry an interest rate that approximates 30-day LIBOR plus 2.5%. As of December 31, 2011, the Company had $800,500 in borrowings outstanding on the line of credit. As a result of the extension, both the real estate term loan and the revolving line of credit are guaranteed by an affiliate of the Company's largest shareholder. The renewed loans carry no covenants, but do include provisions for covenants upon the successful completion of an initial public offering ("IPO") or other financing and the release of the guarantee noted above. No stock or other consideration was provided to the shareholder in exchange for this guarantee.

            On December 30, 2011, the Company announced that it will be closing its Little Rock plastics facility and consolidating those operations into its Hot Springs plastic facility. The Company expects to incur costs of approximately $894,000, consisting primarily of losses on equipment that cannot be redeployed, severance pay, rent during the shut-down period and final cleaning costs. These costs will be accrued in December 2011.

            The Company is in the process of filing an IPO, the proceeds of which will be used for the following: (i) to expand the Company's marketing efforts, including the hiring of additional personnel, (ii) to acquire additional equipment and to enhance optimization of the Company's bottling facility, (iii) to merge the Company's Hot Springs and Little Rock P.E.T. manufacturing facilities into a single facility in Hot Springs and to acquire additional P.E.T. manufacturing equipment, and (iv) for working capital and general corporate purposes. We are not currently a party to any agreements or commitments for any such transactions, and we have no current understandings with respect to any such transactions. There were no other material subsequent events during this time period.

  e.
  Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Information as of September 30, 2011 and for the
Nine Months Ended September 30, 2010 and 2011 is Unaudited)

2.      Summary of Significant Accounting Policies (Continued)

    and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  f.
  Contingencies—Certain conditions may exist as of the date the consolidated financial statements are issued that may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company's management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a material loss has occurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

  g.
  Seasonality—The Company's sales are seasonal and the Company may experience fluctuations in quarterly results. The Company has historically generated a greater percentage of sales during the warm weather months of April through September. Timing of customer purchases will vary each year and sales can be expected to shift from one quarter to the next. As a result, management believes the period to period comparisons of results of operations are not necessarily meaningful and should not be relied upon as any indication of future performances or results for the fiscal year.

  h.
  Revenue recognition—The Company recognizes revenue when the following criteria are met: persuasive evidence of an agreement exists; delivery has occurred or services have been rendered; the Company's price to the buyer is fixed and determinable; and collectibility is reasonably assured. All sales to distributors and customers are final; however, in limited instances, due to product quality issues or distributor terminations the Company may accept returned product. Sales returns were not material to the Company's results of operations for all periods presented.

  i.
  Fair value of financial instruments—The carrying amounts reported in the consolidated balance sheets for cash equivalents, accounts receivable and accounts payable approximate fair value based on the short-term maturity of these instruments. The carrying value of senior debt approximates its fair value based on its short-term maturity and since it is subject to variable market interest rates. As of December 31, 2009 and 2010, the carrying value of the Company's subordinated debt was $23,640,000 and $23,640,000, respectively, and the fair value approximated $19,780,000 and $22,641,000, respectively. The fair value for subordinated debt is based on quoted market prices and discounted cash flows.

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Information as of September 30, 2011 and for the
Nine Months Ended September 30, 2010 and 2011 is Unaudited)

2.      Summary of Significant Accounting Policies (Continued)

  j.
  Cash and cash equivalents—The Company considers all highly liquid cash investments with an original maturity of three months or less to be cash equivalents.

            As a result of the Company's cash management system, checks issued, but not presented to the banks for payment, may create a negative cash balance. Checks outstanding in excess of related cash balances of approximately $240,000, $501,000 and $601,000 are included in accounts payable at December 31, 2009, December 31, 2010 and September 30, 2011, respectively.

  k.
  Accounts receivable—The Company reviews its customer accounts on a periodic basis and records a reserve for specific amounts that management feels may not be collected. In addition, the Company has established a general reserve for potential uncollectible accounts based on historical bad debts. Past due status is determined based upon contractual terms. Amounts are written off at the point when collection attempts on the accounts have been exhausted. Management uses significant judgment in estimating uncollectible amounts. In estimating uncollectible amounts, management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance and anticipated customer performance. While management believes the Company's processes effectively address its exposure to doubtful accounts, changes in economic, industry or specific customer conditions may require adjustments to the allowance recorded by the Company. The allowance for doubtful accounts was $547,776, $603,939 and $495,075 at December 31, 2009, December 31, 2010 and September 30, 2011, respectively.

  l.
  Inventories—The Company's inventories are valued at the lower of cost (first-in, first-out) or market. Nonrefundable bottles are classified as inventories in the consolidated balance sheets.

  m.
  Other current assets—Other current assets consist of prepaid insurance, prepaid rent and external costs associated with the common stock offering, which are expected to be realized in the next 12 months.

  n.
  Property, plant and equipment—Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided primarily by the straight-line method based upon the estimated useful lives of the related assets. The costs of repairs and maintenance that do not improve or extend asset lives are expensed as incurred. Returnable glass and P.E.T. bottles are long-term in nature and, therefore, are recorded as a component of property, plant and equipment.

            Estimated useful lives are as follows:

Buildings	40 years
Equipment	3 – 10 years
Bottles, crates and racks	3 – 10 years
Leasehold improvements	3 – 10 years

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Information as of September 30, 2011 and for the
Nine Months Ended September 30, 2010 and 2011 is Unaudited)

2.      Summary of Significant Accounting Policies (Continued)

  o.
  Long-lived assets—The Company reviews the carrying value of long-lived assets for impairment whenever triggering events or changes in circumstances indicate that the carrying amounts of any such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the excess of the carrying amount over the fair value of the assets. Based on management's assessment, there were no indications that an impairment loss should be recognized at December 31, 2009 or 2010 and September 30, 2010 or 2011.

  p.
  Distributor deposits—The Company charges a deposit for five gallon and three gallon returnable glass and P.E.T. bottles. In addition, distributors pay deposits on racks and crates used during shipping. The Company has recorded an estimated liability for these deposits based on historical experience which takes into consideration certain amounts that will not be returned or that will be returned damaged.

  q.
  Income taxes—The Company files its income tax returns as a limited liability company. All income or loss flows directly to the members and is therefore taxed on the individual level. Due to the nature of the limited liability company as described, there are no provisions for income taxes in these consolidated financial statements.

            The Company's policy with respect to evaluating certain tax positions is based upon whether management believes the uncertain tax position is more likely than not to be sustained upon review by the taxing authorities, then the Company shall initially and subsequently measure the uncertain tax position as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The tax positions must meet the more-likely-than-not recognition threshold with consideration given to the amounts and probabilities of the outcomes that could be realized upon settlement using the facts, circumstances, and information at the reporting date. The Company will reflect only the portion of the tax benefit that will be sustained upon resolution of the position and applicable interest on the portion of the tax benefit not recognized. Based upon management's assessment, there are no uncertain tax positions expected to have a material impact on the Company's consolidated financial statements.

            The Company is no longer subject to U.S federal and state tax examinations by tax authorities for years before 2006. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. During the years ended December 31, 2009 and 2010, and the nine months ended September 30, 2010 and 2011, the Company did not recognize any interest or penalties. The Company did not have any interest of penalties accrued at December 31, 2009, December 31, 2010 or September 30, 2011.

            Subject to the Company's recapitalization and reorganization, the Company will file an election to convert from an LLC to a C corporation and, as a result, will be subject to

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Information as of September 30, 2011 and for the
Nine Months Ended September 30, 2010 and 2011 is Unaudited)

2.      Summary of Significant Accounting Policies (Continued)

    corporate federal and state income taxes. At the date the Company becomes a taxable enterprise, the Company will recognize an estimated deferred tax liability. Management has estimated a liability of $1,064,000 at September 30, 2011. The effect of recognizing the deferred tax liability shall be included in income from continuing operations.

  r.
  Advertising—The Company expenses the cost of advertising as incurred. Advertising expense was approximately $50,000, $110,000, $76,000 and $26,000 for the years ended December 31, 2009 and 2010, and the nine months ended September 30, 2010 and 2011, respectively.

  s.
  Shipping and handling costs—All shipping and handling costs are included in cost of sales in the consolidated statements of operations.

  t.
  Recent accounting pronouncements—In May 2011, the FASB issued ASU 2011-04, "Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRS." ASU 2011-04 amends ASC 820, "Fair Value Measurements and Disclosures," providing a consistent definition and measurement of fair value, as well as similar disclosure requirements between U.S. GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles, clarifies the application of existing fair value measurement and expands ASC 820 disclosure requirements, particularly for the Level 3 fair value measurement. ASU 2011-04 will be effective for the Company's first quarter of fiscal 2012. The adoption of ASU 2011-04 is not expected to have a material effect on the Company's consolidated financial statements, but may require certain additional disclosures. The amendments in ASU 2011-04 are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011.

            In June 2011, the FASB issued ASU 2011-05, "Presentation of Comprehensive Income." ASU 2011-05 requires the presentation of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. ASU 2011-05 will be effective for the Company's first quarter of fiscal 2012. The adoption of ASU 2011-05 is not expected to have a material effect on the Company's consolidated financial statements. The amendments in ASU 2011-05 will be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company does not anticipate that adoption would have a material impact on the consolidated financial statements since there are not any comprehensive income items to report.

3.      Restatement

        The Company has restated its previously issued interim consolidated statements of operations for the nine months ended September 30, 2011 to correct for an error in the accounting for special project costs and maintenance fees, as well as an error in the reporting of the conversion of subordinated debt to equity as previously reported in the consolidated statements of members' equity (deficit). The special project costs and maintenance fees should have been expensed and not capitalized. The resulting

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Information as of September 30, 2011 and for the
Nine Months Ended September 30, 2010 and 2011 is Unaudited)

3.      Restatement (Continued)

correction increased cost of sales, selling expenses and administrative expenses by a total of $257,360. In addition, prepaid resin purchases of $250,000 have been reclassified to inventories from other current assets for the period ending September 30, 2011, which had no impact on net losses for the nine-month period ended September 30, 2011.

        The following tables summarize the corrections on each of the affected financial statement line items for each period presented (in thousands).

	As Previously Reported	Restatement Adjustment	As Restated
	(Unaudited)
For the period ending September 30, 2011
Inventories	$3,063,628	$250,000	$3,313,628
Other current assets	1,111,539	(507,360)	604,179
Class C units	23,640,000	(999,000)	22,641,000
Members' equity (deficit)	(2,108,193)	999,000	(1,109,193)
Cost of sales	17,049,021	83,953	17,132,974
Selling expenses	2,091,171	22,297	2,113,468
Administrative expenses	1,558,545	151,110	1,709,655

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Information as of September 30, 2011 and for the
Nine Months Ended September 30, 2010 and 2011 is Unaudited)

4.     Accounts Receivable

        A summary of activity in the allowance for doubtful accounts is as follows:

	December 31, 2009	December 31, 2010	September 30, 2011
			(Unaudited)
Balance—beginning of period	$304,491	$547,776	$603,939
Charged to cost and expenses	295,766	256,036	67,190
Customer accounts written off, net of recoveries	(52,481)	(199,873)	(176,054)

Balance—end of period	$547,776	$603,939	$495,075

5.     Inventories

        Inventories consist of the following:

	December 31, 2009	December 31, 2010	September 30, 2011
			Unaudited (Restated)
Bottled water and bottle inventories	$1,585,334	$1,411,268	$1,142,452
Raw materials	1,738,520	1,570,717	1,536,423
Other	360,163	516,705	634,753

	$3,684,017	$3,498,690	$3,313,628

6.     Note Payable

        The Company maintains a revolving line of credit that matured October 31, 2011. Advances of $43,231 and $600,251 were outstanding under the line of credit at December 31, 2010 and September 30, 2011, respectively. There were no outstanding advances at December 31, 2009. Amounts available under the line of credit are based upon a monthly borrowing base calculation. Maximum borrowings under the credit facility were $2,500,000 at September 30, 2011. The Company's credit agreement contains covenants to maintain certain financial tests and ratios, including maintaining certain limits for senior debt leverage ratio, total leverage ratio and fixed charge coverage ratio. The covenants also impose restrictions as to indebtedness, liens, consolidating mergers, disposition of assets, investments, sale lease-back transactions, ownership, dividends and other distributions. As of September 30, 2011, the Company was in compliance with these covenants except for those identified in Section 5.03(c) of the revolving line of credit agreement.

        As a result of certain events of default related to the agreement's restrictive covenants, the Company entered into a forbearance agreement on October 31, 2011. Under the terms of the agreement, the lender has agreed to forbear from enforcing remedies against the Company, including forbearing its right to charge a default rate through December 31, 2011, and reserves the right to refuse any additional advances if there are additional instances of default. As noted at Note 2.d., the Company subsequently entered into an amended and restated credit agreement and the forbearance agreement is no longer in place.

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Information as of September 30, 2011 and for the
Nine Months Ended September 30, 2010 and 2011 is Unaudited)

6.     Note Payable (Continued)

        The weighted-average interest rates on short-term borrowings, including senior subordinated notes payable for the periods ended December 31, 2009, December 31, 2010 and September 30, 2011 were 7.28%, 7.40% and 5.16%, respectively. Interest is computed on the average daily balance outstanding, as determined by the lender.

7.     Long-Term Debt

        Long-term debt consists of the following:

	December 31, 2009	December 31, 2010	September 30, 2011
			Unaudited
Senior subordinated notes payable	$23,640,000	$23,640,000	$—
Credit agreement	6,698,619	6,098,619	5,648,619

	30,338,619	29,738,619	5,648,619
Less current maturities	600,000	6,098,619	100,000

Long-term debt, less current maturities	$29,738,619	$23,640,000	$5,548,619

        Aggregate maturities of long-term debt during the next 12 months and subsequent annual periods are as follows:

October 1, 2011—September 30, 2012	$100,000
October 1, 2012—September 30, 2013	—
October 1, 2013—September 30, 2014	450,000
October 1, 2014—September 30, 2015	600,000
October 1, 2015—September 30, 2016	600,000
Thereafter	3,898,619

$5,648,619

  Senior Subordinated Notes Payable

        The senior subordinated notes payable represent four note agreements. These notes were issued over a period from 2002 to 2004. The maturities of these notes were subsequently extended on various dates. In conjunction with the original issuance of these notes, the Company issued warrants for member units. Accrued interest of approximately $4.9 and $6.6 million as of December 31, 2009 and 2010, respectively, was recorded in accrued liabilities. On January, 1, 2011, the Company completed a debt recapitalization whereby the senior subordinated notes payable were extinguished along with accrued interest of $6.6 million in exchange for Class C member units. In addition, all warrants were cancelled. The Company accounted for this transaction in accordance with ASC 470-10-60, "Troubled Debt Restructurings by Debtors." This resulted in the recognition of a gain on the extinguishment of debt in the amount of $7,647,000.

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Information as of September 30, 2011 and for the
Nine Months Ended September 30, 2010 and 2011 is Unaudited)

7.     Long-Term Debt (Continued)

  Credit Agreement

        The Company has a credit agreement with a national banking association having an original amount of $9,000,000. This agreement has a variable interest rate based on the prime rate plus 1.50%. The rate was 4.75% at September 30, 2011. Principal is due in monthly installments of $50,000 through December 16, 2011, when the remaining balance becomes due. This credit agreement is secured by essentially all assets of the Company. As noted in Note 2.d., the Company subsequently entered into an amended and restated credit agreement extending the maturity to December 31, 2016.

  Accrued Interest

        Accrued interest associated with the Company's senior subordinated notes payable amounted to $4,923,097 and $6,639,004 at December 31, 2009 and 2010, respectively. As described in Note 8, the accrued interest was converted into Class C member units, effective January 1, 2011.

8.     Members' Equity

        Effective January 1, 2011, the Company underwent a recapitalization. Pursuant to the recapitalization, (1) creditors holding approximately $30.3 million in notes payable and accrued interest from the Company and related warrants to purchase units of the Company agreed to convert the indebtedness into new Class C member units and surrender the warrants; (2) the former holders of Series A preferred units and related warrants to purchase additional units of the Company agreed to convert their units to new Class A member units and surrender their warrants and (3) the former common member unit holders agreed to convert their units to new Class B member units. In connection with the recapitalization, the members amended and restated the Company's operating agreement. This transaction resulted in the Company recognizing a gain in the amount of $7,647,000.

        Pursuant to the Amended and Restated Operating Agreement, the Company is authorized to issue three classes of member units consisting of 100,000 Class A member units; 100,000 Class B member units and 1,300,000 Class C member units.

  Class A member units—The Class A member units receive a preferred distribution of 9% based on their initial contribution of $1,850,000. At September 30, 2011, there were 100,000 Class A member units authorized with 47,471 issued and outstanding.

  Class B member units—All Class B member units carry a single vote per unit. At September 30, 2011, there were 100,000 Class B member units authorized with 96,800 issued and outstanding.

  Class C member units—All Class C member units were reserved to debt holders in conjunction with the conversion of debt to equity. All Class C member units carry a single vote per unit. At September 30, 2011, there were 1,300,000 Class C member units authorized with 823,729 issued and outstanding.

        Prior to January 1, 2011, the Company was authorized to issue 1,100,000 units, of which 1,000,000 were designated as common units and 100,000 were designated as Class A preferred units. At December 31, 2009 and 2010, there were 96,800 and 9.25 common and preferred units, respectively,

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Information as of September 30, 2011 and for the
Nine Months Ended September 30, 2010 and 2011 is Unaudited)

8.     Members' Equity (Continued)

issued and outstanding. The Company had 9.25 Class A preferred units issued and outstanding at December 31, 2009 and 2010, which were redeemed for 47,471 Class A units. Additionally, the Company had 96,800 common units at December 31, 2009 and 2010 that were redeemed for 96,800 Class B units.

        In conjunction with notes payable discussed in Note 6, which were issued between 2002 and 2004, as well as issuance of the original Class A Preferred Units, the Company issued detachable warrants that could be converted into ownership at approximately $.01 per unit. All of the warrants were cancelled as a result of the recapitalization transaction. No warrants were issued during the years ended December 31, 2009 and 2010, or the nine-month period ended September 30, 2011. Prior to January 1, 2011, the equivalent member units that would have been issuable if these warrants were exercised were 135,289.

  Participation Rights of Member Units

        Each of the following classes of unit holders are entitled to certain preferential rights as granted under the Company's Amended and Restated Operating Agreement, effective January 1, 2011.

  Class A Unit Holders

        Class A unit holders receive a 9% per annum, compounded and payable monthly, cumulative return on their capital contribution.

  Class A and Class C Unit Holders

        Class A and Class C unit holders have a distribution preference equal to 90% of their capital contributions, as well as any additional contributions related to the outcome of a legal dispute as more fully discussed in Note 11.

  Class B Unit Holders

        Class B unit holders would be entitled to additional shares of the Company ranging from an additional 5%-8% of the Company's outstanding shares, if the following conditions are met:

  a.
  The Company enters into a capital transaction (i.e. IPO, merger, sale) prior to April 1, 2014, and;

  b.
  The valuation (from a stock registration or merger) or distributions (from a sale of the Company or assets of the Company) exceeds certain predetermined amounts.

        If the B unit holders receive additional shares, the ownership interests of all A and C unit holders would be reduced proportionally.

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Information as of September 30, 2011 and for the
Nine Months Ended September 30, 2010 and 2011 is Unaudited)

9.     Commitments and Contingencies

  a.
  401(k) plan—MVSC has a 401(k) plan under which employees are eligible to participate after they have met certain requirements. Contributions made by MVSC of approximately $50,000, $43,000, $32,000 and $30,000 are included in administrative expenses for the years ended December 31, 2009 and 2010, and the nine months ended September 30, 2010 and 2011, respectively.

  b.
  Operating leases—The Company leases warehouse space and certain equipment under operating leases that have initial or remaining noncancelable lease terms in excess of one year. Future minimum rental commitments are approximately:

October 2011—September 2012	$345,000

        Rent expense of approximately $505,000, $494,000, $336,000 and $376,000 are recorded in cost of sales for the years ended December 31, 2009 and 2010, and the nine months ended September 30, 2010 and 2011, respectively.

10.     Concentrations of Credit Risk

        The Company grants credit to its customers who are primarily in the continental United States. The Company generally does not require collateral from their customers. The Company reviews a customer's credit history before extending credit and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of a specific customer, historical trends, number of days outstanding and other information.

        The Company had sales to one significant customer that represented approximately 15%, 13%, 13% and 14% of total sales for the years ended December 31, 2009 and 2010, and the nine months ended September 30, 2010 and 2011, respectively. Amounts due from this customer of approximately $154,000, $160,000 and $393,000 at December 31, 2009, December 31, 2010 and September 30, 2011, respectively, are included in accounts receivable in the accompanying consolidated balance sheets.

        At December 31, 2009, December 31, 2010 and September 30, 2011 and at various times throughout these periods, the Company maintained cash balances with a financial institution in excess of federally insured levels. This risk is mitigated by maintaining all deposits in sound financial institutions. All of the Company's borrowings are with one lender. The liquidity position of the lender could impact the Company.

11.     Major Supplier

        The Company had purchases of raw materials from two vendors that represented approximately 22%, 32%, 23% and 27% of total cost of sales for the years ended December 31, 2009 and 2010, and the nine months ended September 30, 2010 and 2011, respectively. Amounts owed to these vendors of approximately $599,000, $967,000 and $1,382,000 at December 31, 2009, December 31, 2010 and September 30, 2011, respectively, are included in accounts payable in the accompanying consolidated balance sheets.

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Information as of September 30, 2011 and for the
Nine Months Ended September 30, 2010 and 2011 is Unaudited)

12.     Legal

        In October 2009, the Company (the "Defendant") was a party to a lawsuit initiated by a former distributor (the "Plaintiff"). The lawsuit was tried before a jury resulting in judgments being obtained by both the Plaintiff and Defendant. These judgments were then subsequently appealed by both parties and a series of motions were filed. On July 19, 2011, the Eighth Circuit Court of Appeals ruled in favor of the Plaintiff in the amount of $861,275 and in favor of the Defendant in the amount of $183,341. The liability associated with the ruling of $861,275 was accrued and included in other current liabilities at December 31, 2010. This liability was satisfied by a shareholder through a capital contribution of $861,275 during 2011.

        Both the Plaintiff and Defendant have filed motions seeking recovery of legal fees related to the lawsuit of approximately $2.8 million and $1.3 million, respectively. This matter is pending before the United States District Court for the Western District of Arkansas. Management, with the advice of legal counsel, is unable to estimate the ultimate outcome of this matter. A shareholder of the Company, owning substantially the entire Class C member units, has agreed to contribute capital to the Company in the event the outcome of the dispute over legal fees is unfavorable to the Company. The shareholder will receive no additional equity for this contribution. The Company has expensed all legal fees that have been incurred to date on this matter and to the extent an unfavorable judgment is received and the Company is required to reimburse Plaintiff legal fees the Company will record additional legal expense.

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Information as of September 30, 2011 and for the
Nine Months Ended September 30, 2010 and 2011 is Unaudited)

13.     Net Income (Loss) Per Unit

        Net income (loss) per unit is presented by combining Class B and C member units. The Class A preferred units are excluded from this calculation. Basic net income (loss) per unit attributable to Class B and Class C member units is computed by dividing the net income (loss) attributable to members by the weighted-average number of member units outstanding during the period. In conjunction with the recapitalization, all existing warrants were surrendered. At September 30, 2011, there were no warrants options or other potentially dilutive shares outstanding.

        Prior to the recapitalization that occurred on January 1, 2011, any outstanding warrants, if exercised, would have been anti-dilutive in the calculation of net loss per member units.

        All Class A, Class B and Class C member units will automatically convert into shares of common stock upon an IPO.

	December 31, 2009	December 31, 2010	September 30, 2010	September 30, 2011
			Unaudited
Net income (loss) applicable to Class B and Class C members	$(6,453,919)	$(5,264,042)	$(3,728,484)	$6,310,837

Net income (loss) per members' units—basic	$(66.67)	$(54.38)	$(38.52)	$6.86
Net income (loss) per members' units—diluted	$(66.67)	$(54.38)	$(38.52)	$6.86
Weighted-average members' units outstanding—basic and diluted	96,800	96,800	96,800	920,529

14.     Segment Reporting

        The Company operates two segments: Bottled Water and P.E.T. Bottle and Preform. The Company measures segment profit as operating income (loss).

    a.
    Bottled Water—Bottled Water operations include the bottling of water for sale to wholesale and retail distributors.

    b.
    P.E.T. Bottle and Preform—P.E.T. Bottle and Preform includes the manufacturing of preforms and containers. While these products may be used in the Company's Bottled Water segment, products are also sold to external customers consisting of bottled water producers and distributors. Intersegment sales were $1,583,760, $2,019,395, $1,669,627 and $1,628,586 for the years ended December 31, 2009 and 2010, and the nine months ended September 30, 2010 and 2011, respectively.

  Segment Results

        The following tables' present information about the results of operations and the assets of the Company's reportable segments for the periods presented. The information contains certain allocations of expenses the Company deems reasonable and appropriate for evaluating operating results. Total Bottled Water Segment expenditures for additions to long-lived assets was $219,157, $46,679, $122,047 and $477,039 for the years ended December 31, 2009 and 2010, and the nine months ended

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Information as of September 30, 2011 and for the
Nine Months Ended September 30, 2010 and 2011 is Unaudited)

14.     Segment Reporting (Continued)

September 30, 2010 and 2011, respectively. Total P.E.T. Bottle and Preform Segment expenditures for additions to long-lived assets was $42,251, $165,631, $188,017 and $74,366 for the years ended December 31, 2009 and 2010, and the nine months ended September 30, 2010 and 2011, respectively.

	Years Ended		Nine Months Ended
	December 31, 2009	December 31, 2010	September 30, 2010	September 30, 2011
			Unaudited
Bottled Water Segment
Net sales	$13,318,659	$14,371,706	$10,899,727	$11,126,090
Cost of sales	10,648,290	12,740,562	9,740,012	8,271,836

Gross profit	$2,670,369	$1,631,144	$1,159,715	$2,854,254

Gross margin	20.05%	11.35%	10.64%	25.65%
Operating loss	$(3,674,271)	$(2,949,586)	$(2,313,927)	$(547,403)
Depreciation expense	1,837,067	2,478,056	2,267,374	1,028,153
Interest expense and financing charges	2,076,575	2,023,914	1,497,214	239,572

	Years Ended		Nine Months Ended
	December 31, 2009	December 31, 2010	September 30, 2010	September 30, 2011
			Unaudited
P.E.T. Bottle and Preform Segment
Net sales	$8,921,715	$9,845,317	$7,917,627	$8,822,721
Cost of sales	8,800,727	9,119,297	7,114,308	8,861,138

Gross profit	$120,988	$726,020	$803,319	$(38,417)

Gross margin	1.36%	7.37%	10.15%	-0.44%
Operating income (loss)	$(446,656)	$(57,277)	$206,497	$(459,883)
Depreciation expense	1,865,141	1,711,407	1,455,981	1,067,611
Interest expense	213,033	210,318	157,507	72
Total Consolidated
Net sales	$22,240,374	$24,217,023	$18,817,354	$19,948,811
Cost of sales	19,449,017	21,859,859	16,854,320	17,132,974

Gross profit	$2,791,357	$2,357,164	$1,963,034	$2,815,837

Gross margin	12.55%	9.73%	10.43%	14.12%
Operating loss	$(4,120,927)	$(3,006,863)	$(2,107,430)	$(1,007,286)
Depreciation expense	3,702,208	4,189,463	3,723,355	2,095,764
Interest expense and financing charges	2,289,608	2,234,232	1,654,721	239,644

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(Information as of September 30, 2011 and for the
Nine Months Ended September 30, 2010 and 2011 is Unaudited)

14.     Segment Reporting (Continued)

	Years Ended		Nine Months Ended
	December 31, 2009	December 31, 2010	September 30, 2010	September 30, 2011
			Unaudited
Net income (loss)
Bottled Water	$(5,838,418)	$(5,015,689)	$(3,793,107)	$6,892,680
P.E.T. Bottle and Preform	(430,706)	(63,558)	203,246	(454,796)

Total net income (loss)	$(6,269,124)	$(5,079,247)	$(3,589,861)	$6,437,884

Total assets
Bottled Water	$18,612,439	$15,686,743	$17,408,275	$15,963,616
P.E.T. Bottle and Preform	11,211,731	9,619,966	9,905,084	9,018,481

Total assets	$29,824,170	$25,306,709	$27,313,359	$24,982,097

15.     Related Parties

        On June 26, 2011, the Company entered into an agreement with an entity that is partially owned by one of its members to provide transportation and logistical support. Payments totaling $303,236 were paid to this entity during the nine months ended September 30, 2011. The Company owed this entity approximately $156,000 at September 30, 2011.

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Financial Statements

        The following unaudited pro forma condensed consolidated financial statements, which consist of unaudited pro forma condensed consolidated balance sheet as of September 30, 2011, and the pro forma condensed consolidated statements of operations for the year ended December 31, 2010 and the nine months ended September 30, 2011, give effect to:

  •
  the Company's conversion to a subchapter C corporation prior to the effectiveness of this registration statement in connection with the reorganization transaction described elsewhere in this prospectus;

  •
  The debt recapitalization, reorganization and acquisition of noncontrolling interest that was effective January 1, 2011;

        for the purposes of presenting the unaudited pro forma condensed consolidated balance sheet, the transactions are assumed to have occurred on September 30, 2011, and for the purposes of the unaudited pro forma condensed consolidated statement of operations, as if those transactions occurred on December 31, 2009.

        The unaudited pro forma condensed consolidated financial statements set out below should be read in conjunction with the sections of this prospectus entitled "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's audited consolidated financial statements and the corresponding notes as of and for the year ended December 31, 2010 and the Company's unaudited consolidated financial statements and the corresponding notes as of and for the nine months ended September 30, 2011, included elsewhere in this prospectus.

        The unaudited pro forma condensed consolidated financial statements set out below have been derived from the Company's historical consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial statements appearing below are based upon a number of assumptions and estimates and are subject to uncertainties, and do not purport to be indicative of the actual results of operations or financial condition that would have occurred had the transactions described above in fact occurred on the dates indicated, nor do they purport to be indicative of future results of operations or financial condition that we may achieve in the future. The assumptions and estimates used and pro forma adjustments derived from such assumptions are based on currently available information, and we believe such assumptions are reasonable under the circumstances.

        The unaudited pro forma condensed consolidated statements of operations do not adjust for the following:

        Common stock issued in conjunction with the IPO and any estimated net proceeds.

        The operating expenses that we will incur as a result of the Company becoming a public reporting company upon consummation of this offering, which we estimate to be approximately $1 million per year.

        The payments of $83,250 to existing Class A members in conjunction with the reorganization to a subchapter C corporation.

        The expenses associated with the planned closure of the Little Rock plastics facility, which was announced on December 30, 2011.

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	September 30, 2011
	Historical	Common Stock Offering and Reorganization Transaction		Pro Forma
Assets
Current assets
Cash and cash equivalents	$802,766	—		$802,766
Accounts receivable, net	3,403,129	—		3,403,129
Inventories	3,313,628	—		3,313,628
Other current assets	604,179	—		604,179

Total current assets	8,123,702	—		8,123,702

Net property, plant and equipment	16,620,086	—		16,620,086
Other assets	238,309	—		238,309

Total assets	$24,982,097	$—		$24,982,097

Liabilities and Equity
Current liabilities
Note payable	$600,251	$—		$600,251
Accounts payable	3,463,582	—		3,463,582
Distributor deposits	1,800,000	—		1,800,000
Other current liabilities	714,849	—		714,849
Current maturities of long-term debt	100,000	—		100,000

Total current liabilities	6,678,682	—		6,678,682

Long-term debt, less current maturities	5,548,619	—		5,548,619

Members' equity (deficit)
Class A member units, 100,000 units authorized, 47,471 issued and outstanding	1,850,000	(1,850,000	)(a)	—
Class B member units, 100,000 units authorized, 96,800 issued and outstanding	—	—		—
Class A member units, 1,300,000 units authorized, 823,729 issued and outstanding	22,641,000	(22,641,000	)(a)	—
Members' equity (deficit)	(11,736,204)	11,736,204	(a)	—

Total members' equity (deficit)	12,754,796	(12,754,796	)(a)	—

Shareholders' equity
Common stock, $0.01 par value; 1,500,000 shares authorized, 968,000 issued and outstanding	—	9,680	(a)	9,680
Additional paid-in capital	—	24,481,320	(a)	24,481,320
Retained deficit	—	(11,736,204	)(a)	(11,736,204)

Total shareholders' equity	—	12,754,796	(a)	12,754,796

Total liabilities and equity	$24,982,097	$—		$24,982,097

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Statement of Operations

	For the Year Ended December 31, 2010
	Historical		Pro Forma For January 1, 2011 Recapitalization Transaction		Common Stock Offering and Reorganization Transaction	Pro Forma
Net sales	$24,217,023		$—		$—	$24,217,023
Cost of sales	21,859,859		—		—	21,859,859

Gross profit	2,357,164		—		—	2,357,164

Operating expenses
Selling expense	2,765,479		—		—	2,765,479
Administrative expense	2,598,548		—		—	2,598,548

Total operating expenses	5,364,027		—		—	5,364,027

Loss from operations	(3,006,863)		—		—	(3,006,863)

Other income (expense)
Interest expense and loan fees	(2,234,232	)(b)	1,905,828		—	(328,404)
Gain on conversion of debt to equity	—		—		—	—
Other expense	(44,534)		—		—	(44,534)

Total other income (expense)	(2,278,766)		1,905,828		—	(372,938)

Income (loss) from continuing operations before income taxes (benefit)	(5,285,629)		1,905,828		—	(3,379,801)
Income taxes benefit	—		—	(e)	—	—

Income (loss) before noncontrolling interest in loss of consolidated entity	(5,285,629)		1,905,828		—	(3,379,801)
Less noncontrolling interest in loss of consolidated entity	206,382	(c)	(206,382)		—	—

Net income (loss)	(5,079,247)		1,699,446		—	(3,379,801)
Preferred A unit dividends	(184,795)		—	(d)	184,795	—

Net income (loss) applicable to Class B and Class C members	$(5,264,042)		$1,699,446		$184,795	$(3,379,801)

Net loss per members' units/shares of common stock basic and fully diluted	$(54.38)					$(3.49)
Weighted-average members' units/common shares outstanding basic and fully diluted	96,800					968,000

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Statement of Operations (Continued)

	For the Period Ended September 30, 2011
	Historical	Pro Forma For January 1, 2011 Recapitalization Transaction	Common Stock Offering and Reorganization Transaction	Pro Forma
Net sales	$19,948,811	$—	$—	$19,948,811
Cost of sales	17,132,974	—	—	17,132,974

Gross profit	2,815,837	—	—	2,815,837

Operating expenses
Selling expense	2,113,468	—	—	2,113,468
Administrative expense	1,709,655	—	—	1,709,655

Total operating expenses	3,823,123	—	—	3,823,123

Loss from operations	(1,007,286)	—	—	(1,007,286)

Other income (expense)
Interest expense and loan fees	(239,644)	—	—	(239,644)
Gain on conversion of debt to equity	7,647,000 (b)	(7,647,000)	—	—
Other income	37,814	—	—	37,814

Total other income (expense)	7,445,170	(7,647,000)	—	(201,830)

Income (loss) from continuing operations before income taxes (benefit)	6,437,884	(7,647,000)	—	(1,209,116)
Income taxes benefit	—	— (e)	—	—

Income (loss) before noncontrolling interest in loss of consolidated entity	6,437,884	(7,647,000)	—	(1,209,116)
Less noncontrolling interest in loss of consolidated entity	—	—	—	—

Net income (loss)	6,437,884	(7,647,000)	—	(1,209,116)
Preferred A unit dividends	(127,047)	— (d)	127,047	—

Net income (loss) applicable to Class B and Class C members	$6,310,837	$(7,647,000)	$127,047	$(1,209,116)

Net loss per members' units/shares of common stock basic and fully diluted	$6.86			$(1.25)
Weighted-average members' units/common shares outstanding basic and fully diluted	920,529			968,000

MOUNTAIN VALLEY SPRING COMPANY, LLC
AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

a.
This adjustment reflects the conversion of all members' units to common stock.

b.
This adjustment reflects the reduction of interest expense as a result of the debt recapitalization whereby approximately $30,288,000 of debt and accrued interest was converted to equity. This transaction also resulted in the recognition of a gain on the debt extinguishment in the amount of $7,647,000, which is the removed from the September 30, 2011 operating results.

c.
This adjustment reflects the elimination of the noncontrolling interest as a result of the recapitalization.

d.
This adjustment reflects the elimination of preferred A unit dividends as if these units were converted to common shares.

e.
The income tax benefit has not been recognized due to the Company's history of operating losses and the likelihood it may not be realized.

Pro Forma Weighted-Average Members' Units For the Year Ended December 31, 2010
	Historical		Pro Forma For January 1, 2011 Recapitalization Transaction		Reorganization Transaction	Pro Forma
Weighted-Average Units Outstanding
Common Units	96,800	(f)	(96,800)		—	—
Class A Member Units	—		—	(g)	47,471	47,471
Class B Member Units	—	(f)	96,800		—	96,800
Class C Member Units	—	(f)	823,729		—	823,729

Total weighted-average basic and diluted units outstanding	96,800		823,729		47,471	968,000

Pro Forma Weighted-Average Members' Units For the Nine Months Ended September 30, 2011
	Historical	Pro Forma For January 1, 2011 Recapitalization Transaction		Reorganization Transaction	Pro Forma
Weighted-Average Units Outstanding
Common Units	—	—		—	—
Class A Member Units	—	—	(g)	47,471	47,471
Class B Member Units	96,800	—		—	96,800
Class C Member Units	823,729	—		—	823,729

Total weighted-average basic and diluted units outstanding	920,529	—		47,471	968,000

f.
This adjustment reflects the recapitalization transaction and assumed conversion at a ratio of 1:1.

g.
This adjustment reflects the conversion of the Class A member units into common shares at a ratio of 1:1.

First bottled by pharmacist Dr. Peter Greene in 1871, Mountain Valley Spring Water quickly gained fame for its award-winning taste and unique mineral content. Still bottled and sealed from the same protected spring source near Hot Springs National Park, Arkansas, Mountain Valley remains the choice of presidents, kings, champion athletes and discerning consumers.
Mountain Valley Spring Water
Mountain Valley Sparkling Water
America's Premium Water™
Since 1871
TWO TIME
GOLD MEDAL
WINNER
"The Best Water in the World"
Spring Water
2003 Berkeley Springs
Gold Medal Winner
International Water Tasting
SILVER MEDAL
WINNER
Sparkling Water
21st Berkeley Springs
2011
Silver Medal Winner
International Water Tasting
Mountain Valley Spring Water
Mountain Valley Sparkling Water

Mountain Valley Spring Company

[    •    ] Shares of Common Stock

PROSPECTUS
[    •    ][    •    ], 2012

Rodman & Renshaw, LLC

Until [    •    ] [    •    ], 2012, (25 days after the date of this prospectus) all dealers that buy, sell, or trade the common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth all costs and expenses, other than the underwriting discount payable by us, in connection with the offer and sale of securities being registered. All amounts shown are estimates except the SEC registration fee, the Financial Industry Regulatory Authority, Inc. filing fee and the NASDAQ Capital Market listing fee.

Type of Expense	Amount
SEC registration fee	$	[•	]
FINRA Fee		[•	]
Nasdaq Capital Market Listing Fee		[•	]
Legal fees and expenses		[•	]
Accounting fees and expenses		[•	]
Printing fees and expenses		[•	]
Mailing and other miscellaneous expenses		[•	]
Total Expenses	$	[•	]

Item 14.    Indemnification of Directors and Officers.

        The Delaware General Corporation Law (the "DGCL") grants a Delaware corporation the power to indemnify directors, officers, employees, and agents under some circumstances, and mandates indemnification under certain limited circumstances. The DGCL permits a corporation to indemnify a director, officer, employee or agent for expenses actually and reasonably incurred, as well as fines, judgments and amounts paid in settlement in the context of actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions) threatened, pending or completed against such person by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification against expenses incurred by a director or officer of a corporation in connection with his or her defense in a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits.

        The DGCL also permits a corporation to indemnify a director, officer, employee or agent for expenses actually and reasonably incurred in a derivative action if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. If, however, the director, officer, employee or agent is determined to be liable to the corporation in such derivative suit, indemnification for expenses is not allowable, subject to limited exceptions where a court deems the award of expenses appropriate.

        Under the DGCL, a Delaware corporation is permitted to purchase liability insurance for its directors, officers, employees and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. The Company intends to maintain liability insurance policies covering its officers and directors against some liabilities, including certain liabilities under the Securities Act of 1933, as amended, that may be incurred by them. Advancement of expenses is also permitted by the DGCL for such persons, but a person receiving such advances must repay those expenses if it is ultimately determined that he or she is not entitled to indemnification.

        The Certificate of Incorporation (the "Certificate") of Mountain Valley Spring Company provides for indemnification to the fullest extent permitted by the DGCL, as amended from time to time. Under the Certificate, any expansion of the protections afforded directors and officers by the DGCL will automatically extend to the Company's directors and officers, as the case may be. The Certificate also provides that the Company may, by action of the board of directors, provide indemnification to employees and agents of the Company with the same or lesser scope and effect as the permitted indemnification of directors and officers.

        Article VIII of the Certificate provides for the indemnification of directors, officers, agents and employees for expenses incurred by them and judgments rendered against them in any actions, suits or proceedings in relation to certain matters which such director, officer, agent or employee was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness). The Company is required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the Company's Board of Directors. The Certificate also requires the Company, to the fullest extent expressly authorized by the DGCL, to advance expenses incurred by a director or officer in a legal proceeding prior to final disposition of the proceeding.

        Under the DGCL, a corporation may provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Article VII of the Certificate provides for such limitation of liability.

        The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of directors and officers of the Company by the underwriters against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities.

        In the three years preceding the filing of this registration statement, we issued the securities indicated below that were not registered under the Securities Act.

        Effective January 1, 2011, the Operating Company underwent a recapitalization. Pursuant to the recapitalization, (1) creditors holding approximately $30 million in notes payable from the Operating Company and related warrants to purchase units of the Operating Company agreed to convert the indebtedness into new Class C membership units and surrender the warrants; (2) the former holders of Series A Preferred Units and related warrants to purchase additional units of the Operating Company agreed to convert their units to new Class A membership units and surrender their warrants and (3) the former common membership unit holders agreed to convert their units to new Class B membership units. In connection with the recapitalization, the members amended and restated the Operating Company's operating agreement.

        On the effective date of this offering, the Company will effect the Reorganization, which is described above under the section "Description of Capital Stock—Reorganization."

        The issuance of membership interests in connection with the recapitalization was deemed to be exempt from registration under Section 4(2) of the Securities Act. The issuance of shares of common stock in connection with the Reorganization will be deemed to be exempt from registration under Regulation D of the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The recipients of securities in the above-described transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and instruments issued in such transactions.

Item 16.    Exhibits and Financial Statement Schedules.

        See Exhibit Index following the signature page.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

        (1)   For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registration pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (4)   For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registrant's Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hot Springs, State of Arkansas, on January 25, 2012.

MOUNTAIN VALLEY SPRING COMPANY
By:	/s/ JAMES B. SPEED III
Name:	James B. Speed III
Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registrant's Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ JAMES B. SPEED III James B. Speed III	President, Chief Executive Officer and Director (Principal Executive Officer)	January 25, 2012
/s/ BRADLEY K. FRIEBERG Bradley K. Frieberg	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 25, 2012
/s/ JAMES K. THOMPSON James K. Thompson	Director	January 25, 2012
/s/ ROSS M. WHIPPLE Ross M. Whipple	Director	January 25, 2012
/s/ PORTER R. RODGERS, JR. Porter R. Rodgers, Jr.	Director	January 25, 2012
/s/ BILL HARDIN Bill Hardin	Director	January 25, 2012

EXHIBIT LIST

Exhibit Number		Description
1.1	*	Underwriting Agreement
2.1	*	Agreement and Plan of Merger by and between Mountain Valley Spring Company, LLC, the Registrant and Sage Merger Sub, LLC, dated [•], 2012
2.2		Conversion and Exchange Agreement by and between Mountain Valley Spring Company, LLC, J.B. Hunt, LLC, M2 Capital, Roher Investments, Ltd., and the Investors Named Therein, dated January 1, 2011
3.1		Form of Amended and Restated Certificate of Incorporation of the Registrant
3.2		Bylaws of the Registrant
3.3		Form of Second Amended and Restated Operating Agreement of Mountain Valley Spring Company, LLC
4.1	*	Form of Common Stock Certificate
5.1	*	Opinion of Kutak Rock, LLP
10.1	*	2011 Omnibus Incentive Plan
10.2		Amended and Restated Credit Agreement by and between Mountain Valley Spring Company, LLC and JPMorgan Chase Bank, N.A. dated December 29, 2011
10.3		Pledge and Security Agreement by and between Mountain Valley Spring Company, LLC and JPMorgan Chase Bank, N.A. dated March 28, 2006
10.4		Trademark Security Agreement by and between Mountain Valley Spring Company, LLC and JPMorgan Chase Bank, N.A. dated March 28, 2006
21.1		List of Subsidiaries of the Registrant
23.1		Consent of Frost PLLC
23.2	*	Consent of Kutak Rock, LLP (contained in Exhibit 5.1)

*
To be filed by amendment.